                                                FILED PURSUANT TO RULE 424(B)(1)
                                                      REGISTRATION NO. 333-50227

    [LOGO]                                                                                                        [LOGO]

                   OFFER TO EXCHANGE AND CONSENT SOLICITATION

                U S WEST FINANCING I                                   U S WEST FINANCING II
   7.96% TRUST ORIGINATED PREFERRED SECURITIES-SM-       8 1/4% TRUST ORIGINATED PREFERRED SECURITIES-SM-
                   ("TOPRS-SM- ")                                         ("TOPRS-SM- ")
        (LIQUIDATION AMOUNT $25 PER SECURITY)                  (LIQUIDATION AMOUNT $25 PER SECURITY)
                  (CUSIP 90338D204)                                      (CUSIP 90338M204)
                         FOR                                                    FOR
              MEDIAONE FINANCE TRUST I                               MEDIAONE FINANCE TRUST II
   9.30% TRUST ORIGINATED PREFERRED SECURITIES-SM-       9 1/2% TRUST ORIGINATED PREFERRED SECURITIES-SM-
                   ("TOPRS-SM- ")                                         ("TOPRS-SM- ")
        (LIQUIDATION AMOUNT $25 PER SECURITY)                  (LIQUIDATION AMOUNT $25 PER SECURITY)
                  OR $25.75 IN CASH                                      OR $26.30 IN CASH

        EACH OF THE OFFERS AND RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT
   5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 9, 1998, UNLESS EXTENDED.

    U S WEST Capital Funding, Inc. ("Capital Funding") hereby offers holders of 7.96% Trust Originated Preferred Securities (the "Old Series I Preferred Securities") of U S WEST Financing I (the "Old Series I Trust") the right to exchange their securities for either (i) an equal amount of 9.30% Trust Originated Preferred Securities (the "New Series I Preferred Securities") of MediaOne Finance Trust I (the "New Series I Trust") or (ii) $25.75 in cash per Old Series I Preferred Security. Capital Funding also hereby offers holders of 8 1/4% Trust Originated Preferred Securities (the "Old Series II Preferred Securities" and, together with the Old Series I Preferred Securities, the "Old Preferred Securities") of U S WEST Financing II (the "Old Series II Trust") the right to exchange their securities for either (i) an equal amount of 9 1/2% Trust Originated Preferred Securities (the "New Series II Preferred Securities" and, together with the New Series I Preferred Securities, the "New Preferred Securities") of MediaOne Finance Trust II (the "New Series II Trust") or (ii) $26.30 in cash per Old Series II Preferred Security. Each of the offers is referred to herein individually as an "Offer" and collectively as the "Offers."

    The Offers are being made in connection with the separation of U S WEST, Inc. ("U S WEST") into two independent companies (the "Separation"). In the Separation, U S WEST will distribute to its stockholders all of the capital stock of a subsidiary holding the businesses of the U S WEST Communications Group and the domestic directories business of the U S WEST Media Group known as "Dex" (such subsidiary will be renamed "U S WEST, Inc." and is referred to herein as "New U S WEST"). Following such distribution, U S WEST will be renamed "MediaOne Group, Inc." and will continue to conduct the businesses of the U S WEST Media Group other than Dex (U S WEST after the Separation is sometimes referred to herein as "MediaOne").

    The Old Preferred Securities are currently guaranteed to the extent set forth in this Prospectus by U S WEST. After the Separation, the New Preferred Securities will be guaranteed to the extent set forth in this Prospectus solely by MediaOne, and New U S WEST will have no liability or obligation with respect to the New Preferred Securities. In addition, after the Separation, Old Preferred Securities which are not tendered in the Offers will be guaranteed solely by MediaOne to the extent set forth in this Prospectus and New U S WEST will have no liability or obligation with respect to such Old Preferred Securities. In connection with the Offers, U S WEST is asking the holders of record of Old Preferred Securities as of May 6, 1998 (the "Record Date") to consent to certain amendments to the terms of the Old Preferred Securities (the "Consents") to specifically permit the Separation without complying with certain covenants that might otherwise apply to the Separation, although U S WEST does not believe that such covenants would require such compliance as a result of the Separation. The proper tender of Old Preferred Securities by such holders will constitute the giving of a Consent by such holders with respect to such Old Preferred Securities. No separate payments will be made for such Consents. The Offers and the Separation are not conditioned upon the receipt by U S WEST of the requisite Consents. U S WEST plans to proceed with the Offers and the Separation whether or not the requisite Consents are received.

    Consummation of each Offer is subject to certain conditions, including, among other things, the satisfaction of certain conditions to the Separation, including the approval of the Separation by U S WEST's stockholders. See Chapter 3: "The Offers and Consent Solicitation--The Offers--Conditions to the Offers."

    U S WEST will pay to a Soliciting Dealer a solicitation fee for each Old Preferred Security tendered, accepted for payment and paid for pursuant to the Offers, subject to certain conditions. See "Chapter 8: Certain Other Matters-- Dealer Managers; Soliciting Dealers."

    This Prospectus provides you with detailed information about the Separation and the terms of the Offers and the New Preferred Securities. We urge you to read this Prospectus carefully.

    SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR INFORMATION THAT SHOULD BE CONSIDERED BY YOU IN EVALUATING THE OFFERS AND THE NEW PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE NEW PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE NEW PREFERRED SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE SEPARATION OR THE OFFERS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE JOINT DEALER MANAGERS FOR THE OFFERS ARE:
MERRILL LYNCH & CO.                                              LEHMAN BROTHERS

MAY 8, 1998

-SM- "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
CHAPTER 1: INTRODUCTION....................................................................................           1

CHAPTER 2: RISK FACTORS....................................................................................          14
  Risk Factors Related to MediaOne.........................................................................          14
  Risk Factors Related to the Preferred Securities.........................................................          16

CHAPTER 3: THE OFFERS AND CONSENT SOLICITATION.............................................................          22
  The Offers...............................................................................................          22
  The Consent Solicitation.................................................................................          30
  Listing and Trading of New Preferred Securities and Old Preferred Securities.............................          33

CHAPTER 4: THE SEPARATION..................................................................................          34
  The Separation...........................................................................................          34
  The Refinancing..........................................................................................          37
  Treatment of Preferred Stock.............................................................................          39

CHAPTER 5: INFORMATION ABOUT MEDIAONE......................................................................          40
  Business of MediaOne.....................................................................................          40
  Management of MediaOne...................................................................................          47
  MediaOne Unaudited Pro Forma Condensed Combined Financial Statements.....................................          50

CHAPTER 6: THE NEW PREFERRED SECURITIES....................................................................          58
  The New Trusts...........................................................................................          58
  The New Preferred Securities.............................................................................          59
  Description of the New Debt Securities and the New Debt Guarantees.......................................          71
  Description of the New Preferred Securities Guarantees...................................................          81
  Effect of Obligations Under the New Debt Securities, the New Debt Guarantees and the New Preferred
    Securities Guarantees..................................................................................          84
  Comparison of Rights of Securityholders..................................................................          85

CHAPTER 7: CERTAIN FEDERAL INCOME TAX CONSEQUENCES.........................................................          88
  Federal Income Tax Consequences of the Offers and the MediaOne Debt Assumption...........................          88
  Federal Income Tax Consequences of Owning and Disposing of New Preferred Securities......................          90
  Federal Income Tax Consequences of Owning and Disposing of Old Preferred Securities After the MediaOne
    Debt Assumption........................................................................................          92

CHAPTER 8: CERTAIN OTHER MATTERS...........................................................................          93
  Transactions and Arrangements Concerning the Offers......................................................          93
  Fees and Expenses; Transfer Taxes........................................................................          93
  Dealer Managers; Soliciting Dealers......................................................................          93
  Exchange Agent and Information Agent.....................................................................          94
  Market Price Data........................................................................................          95
  Legal Matters............................................................................................          96
  Experts..................................................................................................          96
  Where You Can Find More Information......................................................................          96

ANNEXES....................................................................................................         A-1
  Annex A--Proposed Amendments.............................................................................         A-1

GLOSSARY

    Set forth below is a list of certain defined terms used in this Prospectus and the page on which such terms are defined.

TERM                                                PAGE
------------------------------------------------  ---------
1940 Act........................................         62
1992 Cable Act..................................         46
1995 Recapitalization...........................         12
Additional Interest.............................         76
Agent's Message.................................         27
AirTouch........................................          6
AirTouch Funds..................................          8
AirTouch Merger Agreement.......................         45
AirTouch Transaction............................          6
AirTouch Transaction Adjustments................         50
A/N.............................................         42
Annual Meeting..................................         34
Assumed Public Indebtedness.....................         37
ATOP............................................         27
Bellcore........................................         11
Beneficial Owner................................         69
Book-Entry Confirmation.........................         27
Broker non-vote.................................         31
Capital Funding.................................      cover
Cash Tender Offers..............................          9
Change in 1940 Act Law..........................         62
Charter.........................................         41
Charter Amendments..............................         35
Chofu...........................................         43
Commission......................................         24
Common Securities...............................          5
Communications Group............................          6
Communications Group Region.....................          6
Communications Indebtedness.....................          8
Communications Redemption.......................         34
Communications Stock............................          6
Consents........................................      cover
Consent Solicitation............................         30
Consent Supplemental Indenture..................         29
Continental.....................................          8
Continental Acquisition.........................         11
Continental Indebtedness........................          8
DBS.............................................         15
Dealer Managers.................................         10
Debt Trustee....................................         71
Declaration.....................................         58
Declaration Event of Default....................         65
Delivery Date...................................          1
Dex.............................................      cover
Dex Alignment...................................          7
Dex Dividend....................................         34
Dex Dividend Number.............................         35
Dex Equity Value................................         35
Dex Indebtedness................................          7
Dex Value.......................................         35
DGCL............................................         24
Direct Action...................................         17
Direct Participants.............................         69
Discontinued Operations Adjustments.............         50
Distributions...................................         59
DTC.............................................          2
DTC Participants................................         27
Eligible Institution............................         28
Exchange Act....................................         23

TERM                                                PAGE
------------------------------------------------  ---------
Exchange Agent..................................         10
Expiration Date.................................          1
Expiration Dates................................          1
Extension Period................................         18
FCC.............................................         46
Financial Services..............................          8
General Cable...................................         43
Global Notes....................................         28
GSM.............................................         43
Guarantee Payments..............................         82
HFC.............................................         40
Holder..........................................         22
Home Box Office.................................         44
Indenture Event of Default......................         65
Indirect Participants...........................         69
Information Agent...............................         10
Investment Company Event........................         62
ISPs............................................         15
IXCs............................................         15
LECs............................................         15
Liquidation Distribution........................         64
LMDS............................................         15
Media Group.....................................          6
Media Stock.....................................          6
MediaOne........................................      cover
MediaOne Common Stock...........................         34
MediaOne Debt Assumption........................          4
MediaOne Delaware...............................          8
MediaOne Funding................................          5
MediaOne Group, Inc.............................      cover
MediaOne Payment................................         72
MediaOne Separation Adjustments.................         50
Minimum Distribution Condition..................         24
Minnesota Sale Agreement........................         41
Minnesota System................................         41
MMDS............................................         15
NASD............................................         94
New Capital Funding Indebtedness................         38
New Common Securities...........................          5
New Common Securities Guarantees................         82
New Debt Guarantees.............................          5
New Debt Securities.............................          5
New Delaware Trustee............................         58
New Indenture...................................         71
New MediaOne Funding Indebtedness...............         38
New Preferred Guarantee Trustee.................         58
New Preferred Securities........................      cover
New Preferred Securities Guarantees.............          5
New Property Account............................         58
New Property Trustee............................         58
New Regular Trustees............................         58
New Series I Common Securities..................          4
New Series I Debt Guarantee.....................          5
New Series I Debt Securities....................          4
New Series I Preferred Securities...............      cover
New Series I Preferred Securities Guarantee.....          5
New Series I Trust..............................      cover
New Series II Common Securities.................          5
New Series II Debt Guarantee....................          5

TERM                                                PAGE
------------------------------------------------  ---------
New Series II Debt Securities...................          5
New Series II Preferred Securities..............      cover
New Series II Preferred Securities Guarantee....          5
New Series II Trust.............................      cover
New Trustees....................................         58
New Trusts......................................          7
New U S WEST....................................      cover
New U S WEST Common Stock.......................          7
NewVector.......................................         45
NYSE............................................          2
Offer...........................................      cover
Offers..........................................      cover
OID.............................................         19
Old Common Securities...........................          4
Old Common Stock................................         12
Old Debt Guarantees.............................          4
Old Debt Securities.............................          4
Old Indenture...................................          3
Old Preferred Securities........................      cover
Old Preferred Securities Guarantees.............          4
Old Series I Common Securities..................          3
Old Series I Debt Guarantee.....................          3
Old Series I Debt Securities....................          3
Old Series I Offer..............................          1
Old Series I Preferred Securities...............      cover
Old Series I Preferred Securities Guarantee.....          3
Old Series I Trust..............................      cover
Old Series II Common Securities.................          4
Old Series II Debt Guarantees...................          4
Old Series II Debt Securities...................          4
Old Series II Offer.............................          1
Old Series II Preferred Securities..............      cover
Old Series II Preferred Securities Guarantee....          4
Old Series II Trust.............................      cover
Old Trusts......................................          7
One 2 One.......................................         43
PCS Holdings....................................         45
Preferred Securities............................          5
PrimeCo.........................................         45
PrimeStar.......................................         42
Proposed Amendments.............................          3
Proxy Statement.................................         34
PSE.............................................         36
Record Date.....................................      cover
Refinancing.....................................          9
Registration Statement..........................         96
Reissued Securities.............................         89
TERM                                                PAGE
------------------------------------------------  ---------
Reorganization..................................         35
Requisite Consents..............................         31
Schedule 13E-4..................................         97
Securities Act..................................         93
Senior Indebtedness.............................         73
Separation......................................      cover
Separation Agreement............................         34
Separation Condition............................         24
Separation Date.................................         34
Separation Time.................................         34
Series I Expiration Date........................          1
Series I Scheduled Maturity.....................         75
Series II Expiration Date.......................          1
SFAS............................................         12
SMATV...........................................         15
Special Event...................................         62
Sponsor.........................................         58
Successor Securities............................         68
Super-Majority..................................         66
Tax Event.......................................         62
TCI.............................................         41
TCI Exchange....................................         41
Telecommunications Act..........................         15
Telewest........................................         12
Tiers...........................................         40
Time Warner Cable...............................         41
Titus...........................................         43
Trust Act.......................................         59
Trust Indenture Act.............................         58
TWE.............................................         40
TWE-A/N.........................................         42
TWE Japan.......................................         45
TWE Non-competition Restrictions................         44
TWX.............................................         41
USW-C, Inc......................................         34
U S WEST........................................      cover
U S WEST Board..................................         10
U S WEST Communications.........................          8
U S WEST, Inc...................................      cover
U S WEST Indebtedness...........................          8
U S WEST Preferred Stock........................         39
U S WEST Restated Certificate...................         35
U S WEST Series C Preferred Stock...............         39
U S WEST Series D Preferred Stock...............         39
U S WEST Series E Preferred Stock...............         39
Washington Rate Order...........................         11

CHAPTER 1: INTRODUCTION

    THIS INTRODUCTION HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE OFFERS FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERS AND THE SEPARATION, YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED TO YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 96.

THE OFFERS

  TERMS OF THE OFFERS.............  Capital Funding hereby offers to exchange each outstanding Old Series I Preferred Security for either
                                    (i) a New Series I Preferred Security or (ii) $25.75 in
                                    cash per Old Series I Preferred Security (the "Old
                                    Series I Offer"). Capital Funding also hereby offers to
                                    exchange each outstanding Old Series II Preferred
                                    Security for either (i) a New Series II Preferred
                                    Security or (ii) $26.30 in cash per Old Series II
                                    Preferred Security (the "Old Series II Offer"). There
                                    are currently 24 million Old Series I Preferred
                                    Securities and 19.2 million Old Series II Preferred
                                    Securities outstanding.

                                    The Old Series I Offer will expire on 5:00 p.m., New
                                    York City time, on Tuesday, June 9, 1998, unless
                                    extended by Capital Funding in its sole discretion (the
                                    "Series I Expiration Date"). The Old Series II Offer
                                    will expire on 5:00 p.m., New York City time, on
                                    Tuesday, June 9, 1998, unless extended by Capital
                                    Funding in its sole discretion (the "Series II
                                    Expiration Date"). The Series I Expiration Date and the
                                    Series II Expiration Date are each an "Expiration Date"
                                    and together constitute the "Expiration Dates."

                                    Upon consummation of an Offer, delivery of New Preferred
                                    Securities will occur and cash payments will be made as
                                    promptly as practicable on a settlement date following
                                    the applicable Expiration Date (with respect to each
                                    Offer, the "Delivery Date").

                                    Pursuant to each Offer, holders of Old Preferred
                                    Securities accepted for exchange for New Preferred
                                    Securities or cash will also receive cash equal to the
                                    accrued and unpaid distributions on such Old Preferred
                                    Securities accumulated after April 1, 1998 to but
                                    excluding the applicable Delivery Date, in lieu of such
                                    distributions on Old Preferred Securities accepted for
                                    exchange.

                                    EACH OFFER IS INDEPENDENT FROM THE OTHER OFFER. IN
                                    ADDITION, EACH OFFER IS SUBJECT TO CERTAIN CONDITIONS AS
                                    DESCRIBED HEREIN.

  WITHDRAWALS.....................  Tenders of Old Preferred Securities pursuant to an Offer may be withdrawn at any time prior to the applicable
                                    Expiration Date and, unless accepted for exchange by
                                    Capital Funding, may be withdrawn at any time after July
                                    6, 1998.

  CONDITIONS TO THE OFFERS........  Consummation of each Offer is subject to certain conditions, including, among other things, the
                                    following:

                                                                               1
                                                         CHAPTER 1: INTRODUCTION

                                    / /  The Separation Condition (as defined herein), which
                                         requires the satisfaction of all conditions to the
                                         Separation other than the consummation of the
                                         Offers, including the approval of the Separation by
                                         U S WEST's stockholders and the consummation of the
                                         other components of the Refinancing (as defined
                                         herein).

                                    / /  In order to satisfy New York Stock Exchange
                                    ("NYSE") listing requirements with respect to each
                                         series of New Preferred Securities, the Minimum
                                         Distribution Condition (as defined herein), which
                                         requires that there be at least 400 record or
                                         beneficial holders of at least 1,000,000 of such
                                         New Preferred Securities upon consummation of such
                                         Offer.

                                    Except for the Minimum Distribution Condition, the
                                    Offers are not conditioned upon the tender of any
                                    minimum number of Old Preferred Securities.

  PROCEDURES FOR TENDERING........  All of the Old Preferred Securities are held in book-entry form through participants (I.E., a custodian
                                    bank, depositary, broker, trust company or other
                                    nominee) of The Depository Trust Company ("DTC"). A
                                    beneficial owner who wishes to tender Old Preferred
                                    Securities pursuant to an Offer should promptly instruct
                                    the DTC participant through which such beneficial owner
                                    holds its Old Preferred Securities to tender such Old
                                    Preferred Securities on behalf of such beneficial owner
                                    pursuant to the procedures described herein. In order to
                                    provide Consents on behalf of beneficial owners of Old
                                    Preferred Securities not tendering, participants should
                                    complete and sign the applicable Letter of Transmittal
                                    and mail or deliver such Letter of Transmittal to the
                                    Exchange Agent.

  EXTENSIONS, AMENDMENTS,
    TERMINATION...................  Capital Funding expressly reserves the right, as to each
                                    Offer, to (i) terminate such Offer, and not accept for
                                    exchange any Old Preferred Securities tendered in such
                                    Offer upon the failure of any of the conditions to such
                                    Offer, (ii) waive any condition to such Offer (other
                                    than the Separation Condition and the Minimum
                                    Distribution Condition), (iii) extend the Expiration
                                    Date of such Offer and retain all Old Preferred
                                    Securities tendered pursuant to such Offer until the
                                    applicable Expiration Date, subject, however, to all
                                    withdrawal rights of holders, (iv) amend the terms of
                                    such Offer, (v) modify the form of the consideration to
                                    be paid pursuant to such Offer, or (vi) not accept for
                                    exchange the Old Preferred Securities tendered pursuant
                                    to such Offer at any time on or prior to the Expiration
                                    Date for such Offer as a result of an invalid tender,
                                    withdrawal prior to the applicable Expiration Date or
                                    the occurrence of certain other events as set forth
                                    herein. Any amendment applicable to an Offer will apply
                                    to all Old Preferred Securities tendered pursuant to
                                    such Offer.

                                                                               2
                                                         CHAPTER 1: INTRODUCTION

THE CONSENT SOLICITATION..........  In connection with the Offers, U S WEST and Capital
                                    Funding are soliciting Consents from the holders of
                                    record of the Old Preferred Securities as of the Record
                                    Date to certain proposed amendments (the "Proposed
                                    Amendments") to the Indenture (the "Old Indenture")
                                    under which the Old Debt Securities (as defined herein)
                                    were issued, to specifically permit the Separation
                                    without complying with certain covenants that might
                                    otherwise apply to the Separation. Although U S WEST
                                    does not believe that such covenants would require such
                                    compliance as a result of the Separation, U S WEST and
                                    Capital Funding are soliciting Consents to resolve any
                                    uncertainty. The proper tender of Old Preferred
                                    Securities by holders as of the Record Date will
                                    constitute the giving of a Consent by such holders with
                                    respect to such Old Preferred Securities. Holders of Old
                                    Preferred Securities who acquired such Old Preferred
                                    Securities after the Record Date will have the right to
                                    tender their Old Preferred Securities pursuant to the
                                    Offer but will not have the right to provide Consents. A
                                    holder of Old Preferred Securities as of the Record Date
                                    will be permitted to provide such holder's Consent even
                                    if such holder does not tender Old Preferred Securities
                                    pursuant to an Offer. No separate payments will be made
                                    for Consents.

                                    The Offers and the Separation are not conditioned upon
                                    the receipt of requisite Consents with respect to Old
                                    Preferred Securities of any series. U S WEST plans to
                                    proceed with the Separation whether or not the requisite
                                    Consents are received.

THE PREFERRED SECURITIES

  THE OLD PREFERRED SECURITIES....  The Old Series I Preferred Securities evidence preferred undivided beneficial interests in the assets of the Old
                                    Series I Trust. U S WEST owns all the common undivided
                                    beneficial interests in the assets of the Old Series I
                                    Trust (the "Old Series I Common Securities"). The sole
                                    asset of the Old Series I Trust consists of an aggregate
                                    principal amount of 7.96% Subordinated Deferrable
                                    Interest Notes due 2025 (the "Old Series I Debt
                                    Securities") of Capital Funding equal to the aggregate
                                    liquidation amount of the Old Series I Preferred
                                    Securities and the Old Series I Common Securities. The
                                    Old Series I Debt Securities are fully and
                                    unconditionally guaranteed (the "Old Series I Debt
                                    Guarantee") on a subordinated basis as to payment of
                                    principal, premium, if any, and interest by U S WEST.
                                    The payment of distributions out of moneys held by the
                                    Old Series I Trust, and payments on liquidation of the
                                    Old Series I Trust or the redemption of the Old Series I
                                    Preferred Securities are guaranteed by U S WEST to the
                                    extent the Old Series I Trust has funds available
                                    therefor as described herein (the "Old Series I
                                    Preferred Securities Guarantee").

                                                                               3
                                                         CHAPTER 1: INTRODUCTION

                                    The Old Series II Preferred Securities evidence
                                    preferred undivided beneficial interests in the assets
                                    of the Old Series II Trust. U S WEST owns all the common
                                    undivided beneficial interests in the assets of the Old
                                    Series II Trust (the "Old Series II Common Securities"
                                    and, together with the Old Series I Common Securities,
                                    the "Old Common Securities"). The sole asset of the Old
                                    Series II Trust consists of an aggregate principal
                                    amount of 8 1/4% Subordinated Deferrable Interest Notes
                                    due 2036 (the "Old Series II Debt Securities" and,
                                    together with the Old Series I Debt Securities, the "Old
                                    Debt Securities") of Capital Funding equal to the
                                    aggregate liquidation amount of the Old Series II
                                    Preferred Securities and the Old Series II Common
                                    Securities. The Old Series II Debt Securities are fully
                                    and unconditionally guaranteed (the "Old Series II Debt
                                    Guarantee" and, together with the Old Series I Debt
                                    Guarantee, the "Old Debt Guarantees") on a subordinated
                                    basis as to payment of principal, premium, if any, and
                                    interest by U S WEST. The payment of distributions out
                                    of moneys held by the Old Series II Trust, and payments
                                    on liquidation of the Old Series II Trust or the
                                    redemption of the Old Series II Preferred Securities are
                                    guaranteed by U S WEST to the extent the Old Series II
                                    Trust has funds available therefor as described herein
                                    (the "Old Series II Preferred Securities Guarantee" and
                                    together, with the Old Series I Preferred Securities
                                    Guarantee, the "Old Preferred Securities Guarantees").

                                    If any of the Old Preferred Securities are not tendered
                                    by holders in the Offers, such Old Preferred Securities
                                    will remain outstanding. In such event, the obligations
                                    of Capital Funding under the Old Debt Securities related
                                    to such Old Preferred Securities will be assumed by
                                    MediaOne (I.E., U S WEST after the Separation) in
                                    connection with the Separation (the "MediaOne Debt
                                    Assumption") and, as a result, the Old Debt Guarantees
                                    will no longer be required, as MediaOne will become the
                                    direct obligor of the Old Debt Securities. In addition,
                                    the Old Preferred Securities Guarantees will be provided
                                    by MediaOne. After the Separation, New U S WEST and
                                    Capital Funding (which will become a subsidiary of New U
                                    S WEST) will have no liability or obligation with
                                    respect to the Old Debt Securities, the Old Debt
                                    Guarantees and the Old Preferred Securities Guarantees.
                                    U S WEST may also determine to defease the Old Debt
                                    Securities in lieu of the assumption described above.

  THE NEW PREFERRED SECURITIES....  The New Series I Preferred Securities evidence preferred undivided beneficial interests in the assets of the New
                                    Series I Trust. MediaOne will own all the common
                                    undivided beneficial interests in the assets of the New
                                    Series I Trust (the "New Series I Common Securities").
                                    The sole asset of the New Series I Trust will consist of
                                    an aggregate principal amount of 9.30% Subordinated
                                    Deferrable Interest Notes due 2025 (the "New Series I
                                    Debt Securities") of MediaOne Group

                                                                               4
                                                         CHAPTER 1: INTRODUCTION

                                    Funding, Inc. ("MediaOne Funding") equal to the
                                    aggregate liquidation amount of the New Series I
                                    Preferred Securities and the New Series I Common
                                    Securities. The New Series I Debt Securities will be
                                    fully and unconditionally guaranteed (the "New Series I
                                    Debt Guarantee") on a subordinated basis as to payment
                                    of principal, premium, if any, and interest by MediaOne.
                                    The payment of distributions out of moneys held by the
                                    New Series I Trust, and payments on liquidation of the
                                    New Series I Trust or the redemption of the New Series I
                                    Preferred Securities will be guaranteed by MediaOne to
                                    the extent the New Series I Trust has funds available
                                    therefor as described herein (the "New Series I
                                    Preferred Securities Guarantee").

                                    The New Series II Preferred Securities evidence
                                    preferred undivided beneficial interests in the assets
                                    of the New Series II Trust. MediaOne will own all the
                                    common undivided beneficial interests in the assets of
                                    the New Series II Trust (the "New Series II Common
                                    Securities" and, together with the New Series I Common
                                    Securities, the "New Common Securities"). The sole asset
                                    of the New Series II Trust will consist of an aggregate
                                    principal amount of 9 1/2% Subordinated Deferrable
                                    Interest Notes due 2036 (the "New Series II Debt
                                    Securities" and, together with the New Series I Debt
                                    Securities, the "New Debt Securities") of MediaOne
                                    Funding equal to the aggregate liquidation amount of the
                                    New Series II Preferred Securities and the New Series II
                                    Common Securities. The New Series II Debt Securities
                                    will be fully and unconditionally guaranteed (the "New
                                    Series II Debt Guarantee" and, together with the New
                                    Series I Debt Guarantee, the "New Debt Guarantees") on a
                                    subordinated basis as to payment of principal, premium,
                                    if any, and interest by MediaOne. The payment of
                                    distributions out of moneys held by the New Series II
                                    Trust, and payments on liquidation of the New Series II
                                    Trust or the redemption of the New Series II Preferred
                                    Securities will be guaranteed by MediaOne to the extent
                                    the New Series II Trust has funds available therefor as
                                    described herein (the "New Series II Preferred
                                    Securities Guarantee" and, together with the New Series
                                    I Preferred Securities Guarantee, the "New Preferred
                                    Securities Guarantees"). The Old Preferred Securities
                                    and the New Preferred Securities are sometimes referred
                                    to herein as "Preferred Securities" and the Old Common
                                    Securities and the New Common Securities are sometimes
                                    referred to herein as "Common Securities."

                                    The terms of the New Preferred Securities, the New Debt
                                    Securities, the New Debt Guarantees and the New
                                    Preferred Securities Guarantees will be substantially
                                    the same as the terms of the corresponding Old Preferred
                                    Securities, Old Debt Securities, Old Debt Guarantee and
                                    Old Preferred Securities Guarantee, except that (i) the
                                    distribution rate on each series

                                                                               5
                                                         CHAPTER 1: INTRODUCTION

                                    of New Preferred Securities (and the interest rate on
                                    the related New Debt Securities) will be higher than the
                                    distribution rate on the corresponding series of Old
                                    Preferred Securities (and the interest rate on the
                                    related Old Debt Securities), (ii) the New Debt
                                    Securities will be issued by MediaOne Funding, (iii)
                                    certain provisions of the New Series I Preferred
                                    Securities and the New Series I Debt Securities relating
                                    to special distributions and redemptions will be
                                    modified from the terms of the Old Series I Preferred
                                    Securities and the Old Series I Debt Securities to
                                    conform such terms to the terms of the New Series II
                                    Preferred Securities and the New Series II Debt
                                    Securities and (iv) certain enforcement rights of the
                                    holders of New Preferred Securities will be modified.
                                    See "Chapter 6: The New Preferred Securities--Comparison
                                    of Rights of Securityholders."
THE COMPANIES

  U S WEST........................  U S WEST is a diversified global communications company engaged in the telecommunications, broadband
                                    communications, wireless communications and directories
                                    businesses. U S WEST conducts its businesses through two
                                    groups: the U S WEST Communications Group (the
                                    "Communications Group") and the U S WEST Media Group
                                    (the "Media Group").
                                    The Communications Group provides telecommunications
                                    services, including local telephone services and
                                    exchange access services, in a 14-state mountain and
                                    western region of the United States (the "Communications
                                    Group Region"). The Communications Group also provides
                                    other products and services, including high-speed data
                                    and Internet services and wireless communications
                                    services, to customers both inside and outside the
                                    Communications Group Region.
                                    The Media Group is comprised of domestic and
                                    international broadband communications, wireless
                                    communications and directories businesses. The Media
                                    Group's domestic broadband communications business
                                    provides cable, telephony and high-speed data services
                                    to customers under the name "MediaOne" and is the third
                                    largest cable television system operator in the United
                                    States. On April 6, 1998, U S WEST sold the Media
                                    Group's domestic wireless business to AirTouch
                                    Communications, Inc. ("AirTouch") in a tax-efficient
                                    transaction (the "AirTouch Transaction").
                                    U S WEST has two classes of common stock: the U S WEST
                                    Communications Group Common Stock (the "Communications
                                    Stock"), which is intended to reflect separately the
                                    performance of the Communications Group, and the U S
                                    WEST Media Group Common Stock (the "Media Stock"), which
                                    is intended to reflect separately the performance of the
                                    Media Group.

                                                                               6
                                                         CHAPTER 1: INTRODUCTION

  CAPITAL FUNDING.................  Capital Funding is a wholly owned subsidiary of U S WEST and was incorporated under the laws of the State of
                                    Colorado in June 1986. Capital Funding has no
                                    independent operations. Capital Funding's sole purpose
                                    is to provide financing to U S WEST and its affiliates
                                    through the issuance of indebtedness guaranteed by U S
                                    WEST. In the Separation, Capital Funding will become a
                                    subsidiary of New U S WEST and thereafter will provide
                                    financing to New U S WEST and its affiliates through the
                                    issuance of indebtedness guaranteed by New U S WEST.
                                    MediaOne will have no liability or obligation with
                                    respect to any such indebtedness.
  MEDIAONE FUNDING................  MediaOne Funding is a wholly owned subsidiary of U S
                                    WEST and was incorporated under the laws of the State of
                                    Delaware in April 1998. In the Separation, MediaOne
                                    Funding will remain as a subsidiary of MediaOne (I.E., U
                                    S WEST after the Separation). MediaOne Funding has no
                                    independent operations. MediaOne Funding's sole purpose
                                    will be to provide financing to MediaOne and its
                                    affiliates through the issuance of indebtedness
                                    guaranteed by MediaOne. New U S WEST will have no
                                    liability or obligation with respect to any such
                                    indebtedness.
  THE TRUSTS......................  Each of the Old Series I Trust and the Old Series II
                                    Trust (the "Old Trusts") and the New Series I Trust and
                                    the New Series II Trust (the "New Trusts") is a
                                    statutory business trust formed under Delaware law. The
                                    Old Trusts exist for the exclusive purposes of (i)
                                    issuing Old Preferred Securities and Old Common
                                    Securities, (ii) investing the gross proceeds of the Old
                                    Preferred Securities and the Old Common Securities in
                                    the Old Debt Securities and the Old Debt Guarantee and
                                    (iii) engaging in only those other activities necessary
                                    or incidental thereto. The New Trusts exist for the
                                    exclusive purposes of (i) issuing New Preferred
                                    Securities and New Common Securities, (ii) owning the
                                    New Debt Securities and the New Debt Guarantee and (iii)
                                    engaging in only those other activities necessary or
                                    incidental thereto.
THE SEPARATION....................  In the Separation, U S WEST will be separated into two independent companies. Upon consummation of the
                                    Separation, the Communications Group will become a
                                    separately traded public company known as "U S WEST,
                                    Inc." and the Media Group will become a separately
                                    traded public company known as "MediaOne Group, Inc." In
                                    addition, the domestic directories business of the Media
                                    Group will be aligned with the Communications Group as
                                    part of the Separation (the "Dex Alignment"). In
                                    connection with the Dex Alignment, holders of Media
                                    Stock will be issued a total of $850 million in value of
                                    shares of common stock of New U S WEST ("New U S WEST
                                    Common Stock"). This amount represents the $4.75 billion
                                    value of Dex net of $3.9 billion of U S WEST debt
                                    currently allocated to the Media Group which will be
                                    refinanced by New U S WEST in connection

                                                                               7
                                                         CHAPTER 1: INTRODUCTION

                                    with the Separation (the "Dex Indebtedness"). After the
                                    Separation, New U S WEST will own all of the
                                    Communications Group's businesses as well as Dex and
                                    MediaOne will own all of the Media Group's businesses
                                    other than Dex (which will consist primarily of domestic
                                    and international broadband communications businesses
                                    and international wireless communications businesses).
                                    Immediately prior to the Separation, U S WEST will
                                    contribute the businesses of the Communications Group
                                    and Dex to New U S WEST (which is a newly formed
                                    indirect subsidiary of U S WEST). Following such
                                    contribution, (i) U S WEST will redeem each outstanding
                                    share of Communications Stock for one share of New U S
                                    WEST Common Stock and (ii) distribute as a dividend on
                                    each outstanding share of Media Stock a fraction of a
                                    share of New U S WEST Common Stock. Such fractions of a
                                    share of New U S WEST Common Stock are being issued to
                                    holders of Media Stock in connection with the Dex
                                    Alignment. The value of the total number of shares of
                                    New U S WEST Common Stock which will be issued to
                                    holders of Media Stock will equal $850 million.
THE REFINANCING...................  As of March 31, 1998, prior to giving effect to the
                                    AirTouch Transaction, U S WEST and its subsidiaries
                                    (including U S WEST's capital assets segment) had
                                    outstanding approximately $16.5 billion of indebtedness.
                                    Such indebtedness consists of approximately $5.5 billion
                                    of indebtedness (the "Communications Indebtedness") of U
                                    S WEST Communications, Inc. ("U S WEST Communications"),
                                    the Communications Group's local telephone company, $2.7
                                    billion of indebtedness (the "Continental Indebtedness")
                                    of MediaOne of Delaware, Inc., the Media Group's
                                    broadband company formerly known as Continental
                                    Cablevision, Inc. ("MediaOne Delaware" or
                                    "Continental"), approximately $200 million of
                                    indebtedness of a member of the capital assets segment
                                    that is not guaranteed by U S WEST and approximately
                                    $8.1 billion of indebtedness issued or guaranteed by U S
                                    WEST (the "U S WEST Indebtedness"). The U S WEST
                                    Indebtedness includes approximately $5.2 billion of
                                    medium and long-term debt securities of Capital Funding,
                                    $1.08 billion in liquidation amount of Old Preferred
                                    Securities, approximately $1.1 billion of commercial
                                    paper of Capital Funding and an aggregate of
                                    approximately $700 million of indebtedness issued or
                                    guaranteed by U S WEST, including indebtedness of
                                    Financial Services, Inc. ("Financial Services"), a
                                    subsidiary of U S WEST. In connection with the AirTouch
                                    Transaction, U S WEST received $1.35 billion in cash as
                                    a result of the assumption and repayment by AirTouch of
                                    certain indebtedness (the "AirTouch Funds"). A portion
                                    of the AirTouch Funds is being used to repay Capital
                                    Funding's outstanding commercial paper.

                                                                               8
                                                         CHAPTER 1: INTRODUCTION

                                    The Offers are part of a plan being implemented by U S
                                    WEST to refinance substantially all of the U S WEST
                                    Indebtedness in connection with the Separation (the
                                    "Refinancing"). As part of the Refinancing, Capital
                                    Funding and Financial Services are making offers under
                                    separate cover to purchase for cash (the "Cash Tender
                                    Offers") substantially all of the public medium and
                                    long-term debt securities of Capital Funding and
                                    Financial Services and, in connection therewith, are
                                    soliciting consents to certain amendments to the
                                    indentures under which such securities were issued which
                                    are similar to the Consents being solicited pursuant to
                                    this Prospectus. The Cash Tender Offers are not being
                                    made pursuant to this Prospectus. The Cash Tender
                                    Offers, when commenced, will only be made by means of a
                                    separate Offer to Purchase and Consent Solicitation. The
                                    obligations of Capital Funding or Financial Services, as
                                    the case may be, under any securities not tendered
                                    pursuant to the Cash Tender Offers will be assumed by
                                    MediaOne (i.e., U S WEST after the Separation), although
                                    U S WEST may determine to defease certain of such
                                    securities in lieu of such assumption. After the
                                    Separation, New U S WEST will have no liability or
                                    obligation for any such assumed indebtedness. In
                                    addition, U S WEST will prepay certain other U S WEST
                                    Indebtedness pursuant to the Refinancing.
                                    After the Separation and the related Refinancing, New U
                                    S WEST and its subsidiaries will have approximately $9.9
                                    billion of debt, which will include approximately $5.5
                                    billion of Communications Indebtedness and approximately
                                    $4.4 billion of debt that will be incurred by Capital
                                    Funding (and guaranteed by New U S WEST) to refinance a
                                    portion of the U S WEST Indebtedness repurchased or
                                    repaid as part of the Refinancing (which amount includes
                                    the Dex Indebtedness) and to fund certain costs of the
                                    Separation.
                                    After the Separation and the related Refinancing and
                                    after giving effect to the AirTouch Transaction,
                                    MediaOne and its subsidiaries will have approximately
                                    $5.3 billion of debt and trust preferred securities,
                                    which will include $2.7 billion of Continental
                                    Indebtedness and approximately $2.6 billion of debt and
                                    trust preferred securities issued or guaranteed by
                                    MediaOne, including new debt incurred by MediaOne
                                    Funding (and guaranteed by MediaOne) to refinance a
                                    portion of the U S WEST Indebtedness repurchased or
                                    repaid as part of the Refinancing and to fund certain
                                    costs of the Separation, the New Preferred Securities
                                    issued in the Offers, the Old Preferred Securities not
                                    tendered in the Offers and the U S WEST Indebtedness not
                                    tendered in the Cash Tender Offers. In addition, the
                                    capital assets segment, which will remain with MediaOne,
                                    will have approximately $400 million of indebtedness.
                                    Following the Separation, MediaOne intends to monetize
                                    the AirTouch securities it received in the AirTouch

                                                                               9
                                                         CHAPTER 1: INTRODUCTION

                                    Transaction and use a portion of the proceeds of such
                                    monetization to reduce its indebtedness.
TAX MATTERS.......................  The exchange of Old Preferred Securities for cash or for
                                    New Preferred Securities will constitute a taxable
                                    transaction to holders who elect to exchange pursuant to
                                    the Offers. In addition, the MediaOne Debt Assumption
                                    will constitute a taxable transaction to holders who do
                                    not tender their Old Preferred Securities in the Offers.
                                    See "Chapter 7: Certain Federal Income Tax
                                    Consequences."
BOARD RECOMMENDATION..............  The Board of Directors of U S WEST (the "U S WEST
                                    Board"), the Board of Directors of Capital Funding and
                                    the trustees of the New Trusts and the Old Trusts are
                                    not making any recommendation as to whether or not
                                    holders should tender their Old Preferred Securities in
                                    the Offers or provide Consents.
RISK FACTORS......................  Upon consummation of the Offers and the Separation, the
                                    New Preferred Securities issued in the Offers and any
                                    Old Preferred Securities not tendered pursuant to the
                                    Offers will become obligations of MediaOne. Certain risk
                                    factors relating to MediaOne's business and the
                                    Preferred Securities which should be considered by each
                                    holder of Old Preferred Securities in determining
                                    whether or not such holder should tender Old Preferred
                                    Securities for New Preferred Securities or cash pursuant
                                    to the Offers are addressed in "Chapter 2: Risk
                                    Factors."
DEALER MANAGERS; EXCHANGE AGENT;
  INFORMATION AGENT...............  U S WEST has retained Merrill Lynch, Pierce, Fenner &
                                    Smith Incorporated and Lehman Brothers Inc. to act as
                                    Dealer Managers for the Offers and the Consent
                                    Solicitation (the "Dealer Managers"). First Chicago
                                    Trust Company of New York will act as Exchange Agent for
                                    the Offers and the Consent Solicitation (the "Exchange
                                    Agent") and Beacon Hill Partners, Inc. will act as
                                    Information Agent for the Offers and the Consent
                                    Solicitation (the "Information Agent"). Representatives
                                    of the Dealer Managers, the Exchange Agent and the
                                    Information Agent can be reached at the telephone
                                    numbers listed on the back cover of this Prospectus.
SOLICITATION FEES.................  U S WEST will pay to Soliciting Dealers designated by the beneficial owner of the Old Preferred Securities
                                    validly tendered and accepted pursuant to the Offers a
                                    solicitation fee of $0.50 per Old Preferred Security
                                    exchanged for New Preferred Securities and $0.375 per
                                    Old Preferred Security tendered for cash (except that in
                                    the case of transactions equal to or exceeding 10,000
                                    Old Preferred Securities of either series, Capital
                                    Funding will pay $0.25 per Old Preferred Security
                                    exchanged for New Preferred Securities or tendered for
                                    cash), in each case subject to certain conditions.
                                    Soliciting Dealers are not entitled to a solicitation
                                    fee for any Old Preferred Securities beneficially owned
                                    by such Soliciting Dealers. See "Chapter 8: Certain
                                    Other Matters--Dealer Managers; Soliciting Dealers."

                                                                              10
                                                         CHAPTER 1: INTRODUCTION

U S WEST SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth selected historical financial information for U S WEST. This information should be read in conjunction with U S WEST's Consolidated Financial Statements, including the notes thereto, incorporated by reference herein, See "Chapter 8: Certain Other Matters-- Where You Can Find More Information."

                                                                                YEAR ENDED OR AS OF DECEMBER 31,
                                                                      -----------------------------------------------------
                                                                        1997       1996       1995       1994       1993
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                         DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS INFORMATION:
Sales and other revenues(1).........................................  $  15,235  $  12,911  $  11,746  $  10,953  $  10,294
Income before extraordinary items and cumulative
 effect of change in accounting principles(2).......................        700      1,144      1,329      1,426        476
Net income (loss)(3)................................................        697      1,178      1,317      1,426     (2,806)
BALANCE SHEET INFORMATION:
Total assets........................................................     39,740     40,855     25,071     23,204     20,680
Total debt(4).......................................................     14,678     15,351      8,855      7,938      7,199
Mandatorily redeemable preferred stock and Old Preferred
 Securities(5)......................................................      1,180      1,131        651         51         --
Shareowners' equity.................................................     11,324     11,549      7,948      7,382      5,861
OTHER INFORMATION:
Percentage of debt to total capital(4)..............................       54.0%      54.8%      50.7%      51.6%      55.1%
Ratio of earnings to combined fixed charges and preferred stock
 dividends(6).......................................................       2.24       3.29       4.03       4.85       2.38
Capital expenditures(4).............................................  $   4,174  $   3,474  $   3,140  $   2,820  $   2,441
Employees...........................................................     67,461     69,286     61,047     61,505     60,778
COMMUNICATIONS GROUP INFORMATION:(2, 3, 7, 8)
Basic earnings per common share.....................................  $    2.43  $    2.62  $    2.50
Diluted earnings per common share...................................       2.41       2.58       2.46
Basic average common shares outstanding (thousands).................    482,751    477,549    470,716
Diluted average common shares outstanding (thousands)...............    491,232    488,591    481,933
Dividends per common share..........................................  $    2.14  $    2.14  $    2.14
Number of common shareowners of record .............................    672,517    725,560    775,125
MEDIA GROUP INFORMATION:(2, 3, 7, 8)
Basic and diluted earnings (loss) per common share..................  $   (0.88) $   (0.16) $    0.29
Basic average common shares outstanding (thousands).................    606,749    491,924    470,549
Diluted average common shares outstanding (thousands)...............    606,749    491,924    471,612
Number of common shareowners of record..............................    648,077    705,341    770,346
U S WEST INFORMATION:(2, 3, 7, 8)
Basic earnings per common share before extraordinary items and
 cumulative effect of change in accounting principle................                                   $    3.14  $    1.13
Basic earnings (loss) per common share..............................                                        3.14      (6.69)
Diluted earnings (loss) per common share............................                                        3.12      (6.68)
Basic weighted average common shares outstanding (thousands)........                                     453,316    419,365
Diluted weighted average common shares outstanding (thousands)......                                     463,801    419,776
Dividends per common share..........................................                                   $    2.14  $    2.14
Number of common shareowners of record..............................                                     816,099    836,328

------------------------------

(1) 1997 and 1996 sales and other revenues include $2,070 and $252, respectively, related to the acquisition by U S WEST of Continental (the "Continental Acquisition"), which was consummated on November 15, 1996.

(2) 1997 income is before an extraordinary item and includes a $152 regulatory charge ($0.31 per share of Communications Stock) related primarily to the 1997 Washington State Supreme Court ruling that upheld a Washington State Utilities and Transportation Commission 1996 rate order (the "Washington Rate Order"), a gain of $32 ($0.07 per share of Communications Stock) on the sale of U S WEST Communications' interest in Bell Communications Research, Inc. ("Bellcore") and a gain of $48 ($0.10 per share of Communications Stock) on the sales of certain rural telephone exchanges. Also included are net gains of $249 ($0.41 per share of Media Stock) on the sales of domestic and international investments, and net losses of $356 ($0.59 per share of Media Stock) related to the Continental Acquisition. 1996 income is before the cumulative effect of a change in accounting principle and includes a gain of $36 ($0.08 per share of Communications Stock) on the sales of certain rural telephone exchanges and the current effect of $15 ($0.03 per share of Communications Stock)

                                                                              11
                                                         CHAPTER 1: INTRODUCTION
    from adopting Statement of Financial Accounting Standards ("SFAS") No. 121. Also included are net losses of $71 ($0.15 per share of Media Stock) related to the Continental Acquisition and a charge of $19 ($0.04 per share of Media Stock) from the sale of U S WEST's cable television interests in Norway, Sweden and Hungary. 1995 income is before an extraordinary item and includes a gain of $95 ($0.20 per share of Media Stock) from the merger of Telewest Communications plc ("Telewest") with SBC CableComms (UK), a gain of $85 ($0.18 per share of Communications Stock) on the sales of certain rural telephone exchanges and costs of $17 ($0.01 per share of Communications Stock and $0.02 per share of Media Stock) associated with the 1995 Recapitalization discussed in footnote 7 below. 1994 income includes a gain of $105 ($0.23 per share) on the partial sale of U S WEST's joint venture interest in Telewest, a gain of $41 ($0.09 per share) on the sale of U S WEST's paging operations and a gain of $51 ($0.11 per share) on the sales of certain rural telephone exchanges. 1993 income is before extraordinary items and was reduced by a restructuring charge of $610 ($1.46 per share) and a charge of $54 ($0.13 per share) for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1993 income is from continuing operations.

(3) 1997 net income was reduced by an extraordinary charge of $3 ($0.01 per share of Communications Stock and no Media Stock impact) for the early extinguishment of debt. 1996 net income includes a gain of $34 ($0.07 per share of Communications Stock) for the cumulative effect of the adoption of SFAS No. 121. 1995 net income was reduced by an extraordinary item of $12 ($0.02 per share of Communications Stock and $0.01 per share of Media Stock) for the early extinguishment of debt. 1993 net income was reduced by extraordinary charges of $3,123 ($7.45 per share) for the discontinuance of SFAS No. 71 and $77 ($0.18 per share) for the early extinguishment of debt. 1993 net income also includes a charge of $120 ($0.28 per share) for U S WEST's decision to discontinue the operations of its capital assets segment. Discontinued operations provided net income of $38 ($0.09 per share) in 1993.

(4) Debt at December 31, 1997 and 1996 includes debt related to the Continental Acquisition. Capital expenditures, debt and the percentage of debt to total capital excludes the capital assets segment, which has been discontinued and is held for sale. Percentage of debt to total capital includes Old Preferred Securities and mandatorily redeemable preferred stock as a component of total capital.

(5) Includes Old Preferred Securities of $1,080 at December 31, 1997 and 1996, and $600 at December 31, 1995, and preferred stock subject to mandatory redemption of $100 at December 31, 1997, and $51 at December 31, 1996, 1995 and 1994.

(6) The ratio excludes the capital assets segment, which has been discontinued and is held for sale. The 1993 ratio is based on earnings from continuing operations and includes a restructuring charge of $1 billion. Excluding the restructuring charge, the 1993 ratio of earnings to combined fixed charges and preferred stock dividends would have been 4.22.

(7) The average common shares of Media Stock outstanding for the year ended December 31, 1996 include 150,615,000 shares issued in connection with the Continental Acquisition. Effective November 1, 1995, each share of common stock of U S WEST ("Old Common Stock") was converted into one share each of Communications Stock and Media Stock (the "1995 Recapitalization"). Earnings per common share and dividends per common share for 1995 have been presented on a pro forma basis to reflect the two classes of stock as if they had been outstanding since January 1, 1995. For periods prior to the 1995 Recapitalization, the average shares of Communications Stock and Media Stock outstanding are assumed to equal the average shares of Old Common Stock outstanding for such periods.

(8) In 1997, U S WEST adopted SFAS No. 128 "Earnings Per Share" which specifies new computation, presentation and disclosure requirements for earnings per share to be applied retroactively. SFAS No. 128 requires, among other things, presentation of basic and diluted earnings per share.

                                                                              12
                                                         CHAPTER 1: INTRODUCTION

MEDIAONE SELECTED PRO FORMA FINANCIAL DATA

    The following unaudited selected pro forma condensed combined financial information of MediaOne gives effect to the discontinuance of the businesses of New U S WEST, the refinancing of $3.9 billion of Dex Indebtedness by New U S WEST, the distribution of all of the New U S WEST Common Stock to U S WEST's stockholders, transfers of certain assets and liabilities of U S WEST to New U S WEST and allocations of certain costs and expenses in connection with the Separation, and the AirTouch Transaction. The selected unaudited pro forma condensed combined financial information has been derived from, or prepared on a basis consistent with, the unaudited pro forma condensed combined financial statements of MediaOne, including the notes thereto, included elsewhere in this Prospectus. This information is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the transactions had occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of MediaOne. This information should also be read in conjunction with the unaudited pro forma condensed combined financial statements of MediaOne, including the notes thereto, included elsewhere in this Prospectus. See "Chapter 5:
Information About MediaOne--MediaOne Unaudited Pro Forma Condensed Combined Financial Statements."

                                                                                                    YEAR ENDED
                                                                                                     OR AS OF
                                                                                                DECEMBER 31, 1997
                                                                                                ------------------
                                                                                                    DOLLARS IN
                                                                                                     MILLIONS
                                                                                                (EXCEPT PER SHARE
                                                                                                     AMOUNTS)
RESULTS OF OPERATIONS INFORMATION:
Sales and other revenues......................................................................      $    2,419
Loss from continuing operations(1)............................................................            (610)
Loss from continuing operations available for common stock(1).................................            (662)
Basic and diluted loss per share from continuing operations(1)................................           (1.09)

BALANCE SHEET INFORMATION:
Total assets..................................................................................          24,314
Total debt....................................................................................           4,039
Mandatorily redeemable preferred stock and Old Preferred Securities...........................           1,180
Total equity..................................................................................          12,770
Book value per share..........................................................................           21.01

------------------------

(1) The loss from continuing operations is before extraordinary item.

                                                                              13
                                                         CHAPTER 1: INTRODUCTION

CHAPTER 2: RISK FACTORS

    UPON CONSUMMATION OF THE OFFERS AND THE SEPARATION, THE NEW PREFERRED SECURITIES ISSUED IN THE OFFERS AND ANY OLD PREFERRED SECURITIES NOT TENDERED PURSUANT TO THE OFFERS WILL BECOME OBLIGATIONS OF MEDIAONE. THE FOLLOWING FACTORS RELATING TO MEDIAONE'S BUSINESS AND THE PREFERRED SECURITIES SHOULD BE CONSIDERED BY EACH HOLDER OF OLD PREFERRED SECURITIES IN DETERMINING WHETHER OR NOT SUCH HOLDER SHOULD TENDER OLD PREFERRED SECURITIES FOR NEW PREFERRED SECURITIES OR CASH PURSUANT TO THE OFFERS.

RISK FACTORS RELATING TO MEDIAONE

LOSS OF AVAILABILITY OF NEW U S WEST CASH FLOWS AND ASSETS; LOWER CREDIT RATING

    The Old Preferred Securities, through the Old Debt Guarantees and the Old Preferred Securities Guarantees, are obligations of U S WEST and, as a result, are supported by the cash flows generated by and the assets of the businesses of both the Communications Group and the Media Group. The New Preferred Securities, through the New Debt Guarantees and the New Preferred Securities Guarantees, will be obligations of MediaOne. In addition, any Old Preferred Securities not tendered in the Offers will become obligations of MediaOne through the assumption by MediaOne of the Old Debt Securities. Upon consummation of the Separation, MediaOne will not have an ownership interest in, or any other affiliation with, New U S WEST. As a result, MediaOne's obligations, including the New Preferred Securities and any Old Preferred Securities not tendered in the Offers, will only be supported by the cash flows generated by and the assets of the businesses of the Media Group other than Dex and will not be supported by the cash flows generated by and the assets of the businesses of New U S WEST, including the cash flows generated by and the assets of U S WEST Communications and Dex. Following the Separation, New U S WEST will not have any liability or obligation with respect to the New Preferred Securities, the New Debt Securities, the New Debt Guarantees, the New Preferred Securities Guarantees, the Old Preferred Securities, the Old Debt Securities or the Old Preferred Securities Guarantees.

    The rating agencies have not yet finalized what the credit rating of MediaOne will be following consummation of the Separation. Based upon the anticipated capitalization of MediaOne, the New Preferred Securities and the Old Preferred Securities are expected to be rated the same, although, it is expected that MediaOne's credit rating will be lower than the current credit rating of U S WEST and that, as a result, the credit rating of the New Preferred Securities and the Old Preferred Securities after the Separation will be lower than the current credit rating of the Old Preferred Securities. The expected lower credit rating of MediaOne could have important consequences to the businesses and operations of MediaOne. Among other things, MediaOne may have borrowing costs that are higher than the current borrowing costs of U S WEST. MediaOne may also have reduced access to the commercial paper market and therefore may be required to borrow from commercial banks to fund its short-term capital requirements. Such bank indebtedness, as well as MediaOne's public indebtedness, may contain covenants that could reduce MediaOne's operating flexibility and its ability to plan for, or react to, changes affecting its business and market conditions. U S WEST believes that the AirTouch Transaction may improve the credit rating to be assigned to MediaOne in the Separation.

OPERATING LOSSES

    For the year ended December 31, 1997, on a pro forma basis, after giving effect to the discontinuance of the operations of the businesses of New U S WEST and the AirTouch Transaction, MediaOne would have had operating losses from continuing operations of $320 million. See "Chapter 5: Information About MediaOne--MediaOne Unaudited Pro Forma Condensed Combined Financial Statements." These losses result from the significant amount of amortization of intangible assets recognized in connection with the Continental Acquisition and from depreciation associated with capital expenditures required to upgrade MediaOne's networks. There can be no assurance that

                                                                              14
                                                         CHAPTER 2: RISK FACTORS

MediaOne will realize positive operating income from continuing operations in the foreseeable future. See "Chapter 5: Information About MediaOne."

REGULATION

    The businesses of MediaOne are subject to a high degree of regulation at the federal, state and local levels, as well as in various foreign countries in connection with certain overseas business activities. These regulations can in certain circumstances impose significant limitations on operations. In addition, these regulations are constantly evolving and may change significantly over time. There can be no assurance that future regulatory changes will not have a material adverse effect on MediaOne. See "Chapter 5: Information About MediaOne--Business of MediaOne--Regulation."

COMPETITION

    MediaOne's businesses operate in an increasingly competitive environment. MediaOne's cable television systems compete with other providers of video programming, including direct broadcast satellite ("DBS") systems, multipoint multichannel distributions services ("MMDS") systems, local multipoint distribution services ("LMDS") systems, satellite master antenna television ("SMATV") systems and providers of other new technologies. The cable television services offered by MediaOne face competition from other communications and entertainment media, including broadcast television, video tape rentals and live sporting events. In addition, with the passage of the Telecommunications Act of 1996 (the "Telecommunications Act"), additional competitors are entering into MediaOne's markets, including local exchange carriers ("LECs") with greater financial resources than MediaOne, who offer video programming services similar to those offered by MediaOne. As MediaOne begins to offer additional services over its networks, including local exchange and data services, MediaOne will face additional competition from other providers of such services, including from LECs, interexchange carriers ("IXCs") and internet service providers ("ISPs"). MediaOne's international businesses also typically face significant competition in their markets. The broadband communications industry is continually subject to rapid and significant changes in technology. There can be no assurance that the introduction of any new technology will not result in the entry of additional competitors into MediaOne's markets, which could reduce MediaOne's market share. See "Chapter 5: Information About MediaOne--Business of MediaOne--Competition."

RISKS ASSOCIATED WITH INTERNATIONAL INVESTMENT

    The Media Group has made, and MediaOne intends to continue to consider making, investments in companies located outside of the United States. Such investments are subject to risks and uncertainties relating to international investments which may include taxation, nationalization, inflation, currency fluctuations, increased regulation and approval requirements and governmental regulation limiting returns to foreign investors. In recent months, investments in Asia have been subject to an unusually high level of risk, owing to uncertainty from economic and political conditions.

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

    Some of the information presented in or in connection with this Prospectus constitutes "forward-looking statements". Although U S WEST believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include: (i) greater than anticipated competition from new entrants into the cable and wireless communications markets; (ii) changes in demand for MediaOne's products and services; (iii) regulatory changes affecting the cable and telecommunications industries; (iv) changes in economic conditions in the various markets served by MediaOne's operations, including international markets, that could adversely affect the level of demand for cable, wireless or other services offered by MediaOne; (v) greater than anticipated competitive activity requiring new pricing for services; (vi) higher than anticipated start-up costs associated with new business opportunities;

                                                                              15
                                                         CHAPTER 2: RISK FACTORS

(vii) higher than anticipated employee levels, capital expenditures and operating expenses (such as costs associated with the year 2000 remediation);
(viii) consumer acceptance of broadband services, including telephony and data services, and wireless services; (ix) increases in fraudulent activity with respect to broadband and wireless services; or (x) delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

TAX TREATMENT OF ACTIONS IN THE OFFERS

    The exchange of Old Preferred Securities for New Preferred Securities or cash pursuant to the Offers will constitute a taxable transaction to the holder of such Old Preferred Securities. In addition, the MediaOne Debt Assumption will constitute a taxable transaction to holders of Old Preferred Securities who do not tender their Old Preferred Securities pursuant to the Offers. The MediaOne Debt Assumption may also have other consequences for holders of Old Preferred Securities. See "Chapter 7: Certain Federal Income Tax Consequences." All holders of Old Preferred Securities are advised to consult their tax advisors regarding the United States federal, state and foreign tax consequences of any such event.

RANKING OF SUBORDINATED OBLIGATIONS

    MediaOne's obligations under the New Preferred Securities Guarantees will be pari passu with the most senior preferred stock issued by MediaOne and with the Old Preferred Securities Guarantees and subordinate and junior in right of payment to all liabilities of MediaOne, including the New Debt Guarantees and the Old Debt Securities. The obligations of MediaOne Funding under the New Debt Securities are subordinate and junior in right of payment to all Senior Indebtedness (as defined herein) of MediaOne Funding, all of which will be fully and unconditionally guaranteed by MediaOne. The obligations of MediaOne under the New Debt Guarantees will be subordinate and junior in right of payment to all present and future Senior Indebtedness of MediaOne and will be effectively subordinated and junior in right of payment to all present and future indebtedness of MediaOne's subsidiaries. At December 31, 1997, on a pro forma basis after giving effect to the discontinuance of the operations of the businesses of New U S WEST and the AirTouch Transaction, the aggregate amount of Senior Indebtedness of MediaOne and indebtedness of MediaOne's consolidated subsidiaries that would have effectively ranked senior to the New Debt Guarantees would have been approximately $4.0 billion. There are no terms in the New Preferred Securities, the New Debt Securities, the New Preferred Securities Guarantee or the New Debt Guarantee that limit the ability of MediaOne and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to the New Preferred Securities Guarantee and the New Debt Guarantee. See "Chapter 6: The New Preferred Securities--Description of the New Debt Securities and the New Debt Guarantees--Subordination" and "--Description of the New Preferred Securities Guarantees."

RIGHTS UNDER THE NEW PREFERRED SECURITIES GUARANTEES

    The New Preferred Securities Guarantee of a New Trust guarantees to the holders of the New Preferred Securities of such New Trust the payment of (i) any accrued and unpaid distributions which are required to be paid on the New Preferred Securities, to the extent such New Trust has funds available therefor,
(ii) the redemption price, including all accrued and unpaid distributions, with respect to New Preferred Securities called for redemption by such New Trust, to the extent such New Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such New Trust (other than in connection with the distribution of New Debt Securities to the holders of such New Preferred Securities or a redemption of all of the New Preferred Securities of such New Trust), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such New Preferred Securities to the date of payment, to the extent such New Trust has funds available therefor and (b) the amount of assets of such New Trust remaining available for distribution to holders of such New Preferred Securities in liquidation of such New Trust. The holders

                                                                              16
                                                         CHAPTER 2: RISK FACTORS
of a majority in liquidation amount of the New Preferred Securities of a New Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the New Preferred Guarantee Trustee (as defined herein) of the applicable New Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon such New Preferred Guarantee Trustee under such Preferred Securities Guarantee. Notwithstanding the foregoing, any holder of such New Preferred Securities may institute a legal proceeding directly against MediaOne to enforce such New Preferred Guarantee Trustee's rights under such New Preferred Securities Guarantee, without first instituting a legal proceeding against such New Trust, such New Preferred Guarantee Trustee or any other person or entity. If MediaOne Funding were to default in its obligation to pay amounts payable on the New Debt Securities held by a New Trust and MediaOne were to default on its obligations under the related New Debt Guarantee, such New Trust would lack available funds for the payment of distributions or amounts payable on redemption of the New Preferred Securities of such New Trust or otherwise, and in such event holders of such New Preferred Securities would not be able to rely upon the New Preferred Securities Guarantee of such New Preferred Securities for payment of such amounts. Instead, holders of such New Preferred Securities would rely on the enforcement (i) by the applicable New Property Trustee (as defined herein) of its rights as registered holder of such New Debt Securities against MediaOne Funding pursuant to the terms of such New Debt Securities and against MediaOne under such New Debt Guarantee or (ii) by such holder of its right against MediaOne and MediaOne Funding to enforce payments on such New Debt Securities. See "Chapter 6: The New Preferred Securities--Description of the New Debt Securities and the New Debt Guarantees" and "--Description of the New Preferred Securities Guarantees--Status of the New Preferred Securities Guarantees." The Declaration (as defined herein) of each New Trust provides that each holder of New Preferred Securities by acceptance thereof agrees to the provisions of the applicable New Preferred Securities Guarantee and the New Indenture (as defined herein).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF NEW PREFERRED SECURITIES

    If a Declaration Event of Default (as defined herein) with respect to a series of New Debt Securities occurs and is continuing, then the holders of the related series of New Preferred Securities would rely on the enforcement by the applicable New Property Trustee of its rights as a holder of such New Debt Securities and the related New Debt Guarantee against MediaOne Funding and MediaOne. In addition, the holders of a majority in aggregate liquidation amount of the New Preferred Securities of a New Trust will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the New Property Trustee of such New Trust or to direct the exercise of any trust or power conferred upon such New Property Trustee under the applicable Declaration, including the right to direct such New Property Trustee to exercise the remedies available to it as a holder of such New Debt Securities and New Debt Guarantee. If such New Property Trustee fails to enforce its rights under such New Debt Securities or New Debt Guarantee, a holder of the related New Preferred Securities may institute a legal proceeding directly against MediaOne Funding or MediaOne to enforce such New Property Trustee's rights under such New Debt Securities or New Debt Guarantee, as the case may be, without first instituting any legal proceeding against such New Property Trustee or any other person or entity, including, in the case of such New Debt Guarantee, against MediaOne Funding. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing with respect to a New Trust and such event is attributable to the failure of MediaOne Funding or MediaOne to pay interest or principal on the New Debt Securities held by such New Trust on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of New Preferred Securities of such New Trust may institute a proceeding for enforcement of payment to such holder of the principal of, or interest on, such New Debt Securities having a principal amount equal to the aggregate liquidation amount of the New Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in such New Debt Securities. The holders of New Preferred Securities will not be able to exercise directly

                                                                              17
                                                         CHAPTER 2: RISK FACTORS
any other remedy available to the holders of the New Debt Securities. See "Chapter 6: The New Preferred Securities--The New Preferred
Securities--Declaration Events of Default."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    MediaOne Funding has the right under the New Indenture to defer payments of interest on either or both series of New Debt Securities by extending the interest payment period at any time, and from time to time, on such New Debt Securities. As a consequence of such an extension, quarterly distributions on the related New Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon) by the applicable New Trust during any such extended interest payment period. Such right to extend the interest payment period for such New Debt Securities is limited to a period not exceeding 20 consecutive quarters (an "Extension Period"). In the event that MediaOne Funding exercises this right to defer payments of interest, then (a) MediaOne and MediaOne Funding shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock and (b) MediaOne and MediaOne Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by MediaOne or MediaOne Funding which rank pari passu with or junior to such New Debt Securities and the related New Debt Guarantee, including the other series of New Debt Securities and the related New Debt Guarantee and any Old Series I Debt Securities and Old Series II Debt Securities remaining outstanding; provided, however, that restriction (a) above does not apply to any stock dividends paid by MediaOne where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, MediaOne Funding may further extend the interest payment period, provided that such period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, MediaOne Funding may select a new Extension Period, subject to the above requirements. See "Chapter 6: The New Preferred Securities--The New Preferred Securities--Distributions" and "--Description of the New Debt Securities and the New Debt Guarantees--Options to Extend Interest Payment Period."

    The New Series I Debt Securities, the New Series II Debt Securities, the Old Series I Debt Securities and the Old Series II Debt Securities are pari passu in right of payment with each other and the New Series I Debt Guarantee and the New Series II Debt Guarantee are pari passu in right of payment with each other. As a result, during an extension period on either series of New Debt Securities, MediaOne and MediaOne Funding will be prohibited from making payments on the other series of New Debt Securities and the related New Debt Guarantee, as well as on the Old Series I Debt Securities and the Old Series II Debt Securities.

    MediaOne Funding has no current intention of exercising its right to defer payments of interest by extending the interest payment period on either series of New Debt Securities. However, should MediaOne Funding determine to exercise such right in the future, the market price of the applicable series of New Preferred Securities is likely to be affected. Moreover, since both series of New Debt Securities rank pari passu with each other, if MediaOne Funding elects to extend the interest payment period on one series of New Debt Securities, it will not be permitted to make payments on the other series. Accordingly, the market price of the other series of New Preferred Securities is also likely to be affected in the event that MediaOne Funding determines to exercise such right in the future. A holder that disposes of its New Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its New Preferred Securities. In addition, as a result of the existence of MediaOne Funding's right to defer interest payments, the market price of the New Preferred Securities (which represent an undivided beneficial interest in the underlying New Debt Securities) may be more volatile than other securities that do not have such rights.

                                                                              18
                                                         CHAPTER 2: RISK FACTORS

    Since MediaOne Funding has the right to defer payments of interest, the New Preferred Securities will be issued with original issue discount ("OID"). See "Chapter 7: Certain Federal Income Tax Consequences--Federal Income Tax Consequences of Owning New Preferred Securities--Original Issue Discount." Because the New Preferred Securities will be issued with OID, holders of New Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the applicable New Trust related to such income if such holder disposes of its New Preferred Securities prior to the record date for the date on which distributions of such amounts are made. See "Chapter 7: Certain Federal Income Tax Consequences-- Federal Income Tax Consequences of Owning New Preferred Securities--Original Issue Discount."

SPECIAL EVENT REDEMPTION

    Upon the occurrence of a Special Event (as defined herein), MediaOne Funding will have the right to redeem each series of New Debt Securities, in whole or in part, in which event the applicable New Trust will redeem the New Preferred Securities and New Common Securities of such New Trust on a pro rata basis to the same extent as the New Debt Securities are redeemed by MediaOne Funding. See "Chapter 6: The New Preferred Securities--The New Preferred Securities--Special Event Redemption."

DISTRIBUTION OF THE NEW DEBT SECURITIES

    At any time, MediaOne will have the right to dissolve each New Trust and, after satisfaction of the liabilities of creditors of such New Trust as provided by applicable law, cause the New Debt Securities held by such New Trust, together with the related New Debt Guarantee, to be distributed to the holders of the New Preferred Securities and New Common Securities of such New Trust in liquidation of such New Trust. Under current United States federal income tax law and interpretation, a distribution of the New Debt Securities should not be a taxable event to the holders of the related New Preferred Securities. Should there be a change in law or a change in legal interpretation, however, the distribution could be a taxable event to the holders of such New Preferred Securities. See "Chapter 7: Certain Federal Income Tax Consequences--Federal Income Tax Consequences of Owning and Disposing of New Preferred Securities--Receipt of New Debt Securities Upon Liquidation of a New Trust." While MediaOne does not currently intend to cause the liquidation of either New Trust and the distribution of the New Debt Securities held by such New Trust, there is no restriction on its ability to do so. MediaOne anticipates that it would consider exercising this right in the event that the expenses associated with maintaining the New Trusts were substantially greater than currently expected, such as if there were a Special Event. MediaOne cannot predict the other circumstances under which this right would be exercised.

    There can be no assurance as to the market prices for the New Preferred Securities of either New Trust or the New Debt Securities that may be distributed in exchange for such New Preferred Securities if a dissolution or liquidation of a New Trust were to occur. Accordingly, the New Preferred Securities or the New Debt Securities that a holder may receive on dissolution and liquidation of the applicable New Trust, may trade at a discount to the effective price that the investor paid to purchase the New Preferred Securities offered hereby pursuant to the Offers. Because holders of New Preferred Securities will receive New Debt Securities upon the election of MediaOne to liquidate the applicable New Trust and cause such New Debt Securities to be distributed to the holders of such New Preferred Securities, prospective purchasers of New Preferred Securities are also making an investment decision with regard to the related New Debt Securities and New Debt Guarantee and should carefully review all the information regarding the New Debt Securities and New Debt Guarantees contained herein. See "Chapter 6: The New Preferred Securities--The New Preferred Securities--Distribution of the New Debt Securities" and "--Description of the New Debt Securities and the New Debt Guarantees-- General."

                                                                              19
                                                         CHAPTER 2: RISK FACTORS

LIMITED VOTING RIGHTS

    Holders of New Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, trustees of a New Trust, which voting rights are vested exclusively in the holder of the Common Securities. See "Chapter 6: The New Preferred Securities--The New Preferred Securities--Voting Rights."

TRADING PRICE OF NEW PREFERRED SECURITIES

    The New Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying New Debt Securities. A holder who disposes of New Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the New Debt Securities through the date of disposition in income as ordinary income (I.E., OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying New Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Chapter 7: Certain Federal Income Tax Consequences--Federal Income Tax Consequences of Owning and Disposing of New Preferred Securities--Original Issue Discount" and "--Sale or Redemption of Certificates."

LACK OF ESTABLISHED TRADING MARKET FOR NEW PREFERRED SECURITIES

    Each of the New Series I Preferred Securities and the New Series II Preferred Securities constitutes a new issue of securities of the applicable New Trust with no established trading market. While applications will be made to list each series of the New Preferred Securities on the NYSE, there can be no assurance that an active market for either series of the New Preferred Securities will develop or be sustained in the future on such exchange. Although the Dealer Managers have indicated to U S WEST and each New Trust that they intend to make a market in the applicable series of the New Preferred Securities following the applicable Expiration Date, as permitted by applicable laws and regulations prior to the commencement of trading on the NYSE, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, either series of the New Preferred Securities. In order to satisfy the NYSE listing requirements with respect to each series of the New Preferred Securities, acceptance of Old Preferred Securities validly tendered in each Offer is subject to the Minimum Distribution Condition, which condition may not be waived by Capital Funding or the applicable New Trust. See "Chapter 3:
The Offers and Consent Solicitation--Listing and Trading of New Preferred Securities and Old Preferred Securities."

EFFECT OF NOT TENDERING OLD PREFERRED SECURITIES

    To the extent Old Preferred Securities are not tendered and accepted pursuant to the Offers, such Old Preferred Securities will remain outstanding. In such event, the obligations of Capital Funding under the Old Debt Securities related to such Old Preferred Securities will be assumed by MediaOne (I.E., U S WEST after the Separation) in connection with the Separation and, as a result, the Old Debt Guarantees will no longer be required, as MediaOne will become the direct obligor of the Old Debt Securities. In addition, the Old Preferred Securities Guarantees will be provided by MediaOne following the Separation. After the Separation, New U S WEST and Capital Funding will have no liability or obligation with respect to the Old Debt Securities, the Old Debt Guarantees and the Old Preferred Securities Guarantees. Accordingly, holders of Old Preferred Securities who elect not to tender pursuant to the Offers should carefully consider the information included in this Prospectus relating to MediaOne. See "--Risk Factors Relating to MediaOne" and "Chapter 5: Information About MediaOne." Furthermore, because the MediaOne Debt Assumption will constitute a taxable exchange for United States federal income tax purposes, holders of Old Preferred Securities who elect not to

                                                                              20
                                                         CHAPTER 2: RISK FACTORS
tender will recognize taxable income as a result of the Separation. The MediaOne Debt Assumption may also have other consequences for holders of Old Preferred Securities. See "Chapter 7: Certain Federal Income Tax Consequences--Federal Income Tax Consequences of the Offers and the Separation." U S WEST may also determine to defease the Old Debt Securities in lieu of the assumption described above.

    The terms of the New Preferred Securities, the New Debt Securities, the New Debt Guarantees and the New Preferred Securities Guarantees will be substantially the same as the terms of the corresponding Old Preferred Securities, Old Debt Securities, Old Debt Guarantee and Old Preferred Securities Guarantee, except that (i) the distribution rate on each series of New Preferred Securities (and the interest rate on the related New Debt Securities) will be higher than the distribution rate on the corresponding series of Old Preferred Securities (and the interest rate on the related Old Debt Securities), (ii) the New Debt Securities will be issued by MediaOne Funding, (iii) certain provisions of the New Series I Preferred Securities and the New Series I Debt Securities relating to special distributions and redemptions will be modified from the terms of the Old Series I Preferred Securities and the Old Series I Debt Securities to conform such terms to the terms of the New Series II Preferred Securities and the New Series II Debt Securities and (iv) certain enforcement rights of the holders of New Preferred Securities will be modified. Holders of Old Preferred Securities should carefully consider these differences. See "Chapter 6: The New Preferred Securities--Comparison of Rights of Securityholders." Because the terms of the New Preferred Securities will be substantially the same as the terms of the Old Preferred Securities, the risk factors included herein relating to the New Preferred Securities similarly apply with respect to any Old Preferred Securities not tendered.

REDUCED TRADING MARKET FOR OLD PREFERRED SECURITIES FOLLOWING OFFERS

    To the extent Old Preferred Securities are tendered and accepted in an Offer, the liquidity and trading market following consummation of such Offer for the Old Preferred Securities of each series not tendered and accepted in such Offer, and the terms upon which such Old Preferred Securities could be sold, could be adversely affected. To the extent that the number of outstanding Old Preferred Securities of a series is less that 100,000 upon consummation of an Offer, the NYSE may delist such Old Preferred Securities from the NYSE and the trading market for the Old Preferred Securities remaining outstanding could be adversely affected. In addition, if any Offer is substantially subscribed, there would be a significant risk that round lot holdings of Old Preferred Securities outstanding following such Offer would be limited.

FUTURE ACQUISITIONS OF OLD PREFERRED SECURITIES

    Following the applicable Expiration Date, and in accordance with and subject to applicable law, MediaOne Funding may from time to time acquire Old Preferred Securities of either or both series in the open market, by tender offer, subsequent exchange offer or otherwise. To the extent that any such acquisition of Old Preferred Securities causes the number of outstanding Old Preferred Securities of a series to be less than 100,000, the NYSE may delist such Old Preferred Securities from the NYSE and the trading market for such outstanding Old Preferred Securities of such series could be adversely affected. MediaOne does not believe that there is a reasonable likelihood that the Offers will cause any such delisting of either series of Old Preferred Securities. Furthermore, the consummation of each of the Offers is subject to the Minimum Holders Condition. MediaOne's decision to make any acquisitions of Old Preferred Securities of either or both series in the future is dependent on many factors, including market conditions in effect at the time of any contemplated acquisition. Accordingly, MediaOne cannot predict whether and to what extent it will acquire any additional Old Preferred Securities and the consideration to be paid therefor (which consideration may be less than or greater than the cash or the value of the New Preferred Securities offered in exchange for the Old Preferred Securities pursuant to the Offers). MediaOne has no present intention to make any such additional acquisitions of Old Preferred Securities. See "Chapter 3: The Offers and Consent Solicitation--Listing and Trading of New Preferred Securities and Old Preferred Securities."

                                                                              21
                                                         CHAPTER 2: RISK FACTORS

CHAPTER 3: THE OFFERS AND CONSENT SOLICITATION

THE OFFERS

PURPOSE OF THE OFFERS

    The Offers are being made in connection with the the Separation and the Refinancing, and will facilitate the allocation of U S WESTs indebtedness between New U S WEST and MediaOne in connection with the Separation. See "Chapter 4: The Separation--The Refinancing."

GENERAL

    PARTICIPATION IN AN OFFER IS VOLUNTARY AND HOLDERS OF OLD PREFERRED SECURITIES SHOULD CAREFULLY CONSIDER WHETHER TO ACCEPT AN OFFER. NONE OF U S WEST, CAPITAL FUNDING, MEDIAONE FUNDING, THE OLD SERIES I TRUST, THE OLD SERIES II TRUST, THE NEW SERIES I TRUST, THE NEW SERIES II TRUST NOR ANY OF THEIR RESPECTIVE BOARDS OF DIRECTORS OR TRUSTEES MAKES ANY RECOMMENDATION TO HOLDERS AS TO WHETHER TO EXCHANGE OR REFRAIN FROM EXCHANGING THEIR OLD PREFERRED SECURITIES IN ANY OFFER. HOLDERS OF OLD PREFERRED SECURITIES ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISIONS ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

    Unless the context requires otherwise, the term "Holder" means, with respect to an Offer, Cede & Co., the nominee of DTC in whose name the Old Preferred Securities subject to such Offer are registered, or any participant who holds Old Preferred Securities subject to such Offer through DTC.

    In connection with a tender of Old Preferred Securities for cash, Capital Funding will repurchase the Old Preferred Securities tendered and use such Old Preferred Securities to satisfy its obligations under a corresponding amount of Old Debt Securities. In connection with a tender of Old Preferred Securities for New Preferred Securities, (i) Capital Funding will repurchase the Old Preferred Securities tendered and use such Old Preferred Securities to satisfy its obligations under a corresponding amount of Old Debt Securities and (ii) the Exchange Agent will use the funds which Capital Funding would otherwise pay to Holders of such Old Preferred Securities to purchase, on behalf of such Holders, New Preferred Securities from the New Trusts with an aggregate liquidation amount corresponding to the aggregate liquidation amount of the Old Preferred Securities tendered and will deliver such New Preferred Securities to such Holders on the applicable Delivery Date and (iii) each New Trust will use the funds received upon issuance of the New Preferred Securities to purchase a corresponding principal amount of New Debt Securities from MediaOne Funding. References herein to an Offer by Capital Funding refer to the foregoing transactions.

TERMS OF THE OFFERS

    SERIES I OFFER. Upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal and Consent (the "Letter of Transmittal"), Capital Funding hereby offers to exchange each outstanding Old Series I Preferred Security for either (i) a New Series I Preferred Security or
(ii) $25.75 in cash per Old Series I Preferred Security. In addition, as part of the Series I Offer, the Holders of Old Series I Preferred Securities accepted for exchange for New Series I Preferred Securities or cash will receive cash equal to the accrued and unpaid distributions on such Old Series I Preferred Securities accumulated after April 1, 1998 to but excluding the applicable Delivery Date, in lieu of such distributions on Old Series I Preferred Securities accepted for exchange. Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, Capital Funding will accept Old Series I Preferred Securities validly tendered and not withdrawn prior to the Series I Expiration Date and, unless the Series I Offer has been withdrawn or terminated, will deliver New

                                                                              22
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION

Series I Preferred Securities or cash, as applicable, in exchange therefor to tendering Holders of Old Series I Preferred Securities on a Delivery Date as promptly as practicable following the Series I Expiration Date. Capital Funding expressly reserves the right, in its sole discretion, to delay acceptance for exchange of Old Series I Preferred Securities tendered under the Series I Offer and the delivery of the New Series I Preferred Securities or cash with respect to the Old Series I Preferred Securities accepted for exchange (subject to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that Capital Funding consummate the Series I Offer or return the Old Series I Preferred Securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Series I Offer), or to amend, withdraw or terminate the Series I Offer, at any time prior to the Series I Expiration Date for any of the reasons set forth in "--Conditions to the Offers--and "--Expiration Dates; Extensions; Amendments; Termination." As of the date of this Prospectus, there are outstanding 24,000,000 Old Series I Preferred Securities.

    SERIES II OFFER. Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, Capital Funding hereby offers to exchange each outstanding Old Series II Preferred Security for either (i) a New Series II Preferred Security or (ii) $26.30 in cash per Old Series II Preferred Security. In addition, as part of the Series II Offer, the Holders of Old Series II Preferred Securities accepted for exchange for New Series II Preferred Securities or cash will receive cash equal to the accrued and unpaid distributions on such Old Series II Preferred Securities accumulated after April 1, 1998 to but excluding the applicable Delivery Date, in lieu of such distributions on Old Series II Preferred Securities accepted for exchange. Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, Capital Funding will accept Old Series II Preferred Securities validly tendered and not withdrawn prior to the Series II Expiration Date and, unless the Series II Offer has been withdrawn or terminated, will deliver New Series II Preferred Securities or cash, as applicable, in exchange therefor to tendering Holders of Old Series II Preferred Securities on a Delivery Date as promptly as practicable following the Series II Expiration Date. Capital Funding expressly reserves the right, in its sole discretion, to delay acceptance for exchange of Old Series II Preferred Securities tendered under the Series II Offer and the delivery of the New Series II Preferred Securities or cash with respect to the Old Series II Preferred Securities accepted for exchange (subject to Rules 13e-4 and 14e-1 under the Exchange Act, which require that Capital Funding consummate the Series II Offer or return the Old Series II Preferred Securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Series II Offer), or to amend, withdraw or terminate the Series II Offer, at any time prior to the Series II Expiration Date for any of the reasons set forth in "--Conditions to the Offers--and "--Expiration Dates; Extensions; Amendments; Termination." As of the date of this Prospectus, there are outstanding 19,200,000 Old Series II Preferred Securities.

    In connection with the Offers, U S WEST and Capital Funding are also soliciting the Consents from the Holders of Old Preferred Securities as of the Record Date to certain proposed amendments to the Old Indenture. See "--The Consent Solicitation." The proper tender of Old Preferred Securities by holders as of the Record Date will constitute the giving of a Consent by such holders with respect to such Old Preferred Securities. Holders of Old Preferred Securities who acquire such Old Preferred Securities after the Record Date will have the right to tender their Old Preferred Securities pursuant to the Offer but will not have the right to provide Consents. A Holder of Old Preferred Securities as of the Record Date will be permitted to provide such Holder's Consent even if such Holder does not tender Old Preferred Securities pursuant to an Offer. No separate payments will be made for Consents.

    EACH OFFER IS INDEPENDENT FROM THE OTHER OFFER. FURTHERMORE, EACH OF THE OFFERS IS SUBJECT TO CERTAIN CONDITIONS, AS DESCRIBED HEREIN.

    Capital Funding shall be deemed to have accepted validly tendered Old Preferred Securities (or defectively tendered Old Preferred Securities with respect to which Capital Funding has waived such

                                                                              23
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION
defect) when, as and if Capital Funding has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving Old Preferred Securities from, and remitting New Preferred Securities or cash to, tendering Holders who are participating in an Offer. Upon the terms and subject to the conditions of each Offer, delivery of the New Preferred Securities or cash, as applicable, to tendering Holders in each Offer will be made as promptly as practicable following the applicable Expiration Date.

    If any tendered Old Preferred Securities are not accepted for exchange because of an invalid tender with respect to an Offer or the occurrence of certain other events set forth herein, unless otherwise requested by the Holder thereof under "--Special Delivery Instructions" in the applicable Letter of Transmittal, such Old Preferred Securities will be returned, without expense, to the tendering Holder thereof, as promptly as practicable after the applicable Expiration Date or the withdrawal or termination of such Offer.

    Holders of Old Preferred Securities will not have any appraisal or dissenters' rights under the Delaware General Corporation Law (the "DGCL") in connection with either Offer. Capital Funding intends to conduct each Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder.

CONDITIONS TO THE OFFERS

    Notwithstanding any other provisions of an Offer, or any extension of such Offer, Capital Funding will not be required to deliver New Preferred Securities or cash in respect of any properly tendered Old Preferred Securities in such Offer and may terminate such Offer by oral or written notice to the Exchange Agent and the Holders of the Old Preferred Securities tendered in such Offer, or, at its option, may modify or otherwise amend such Offer (except that Capital Funding cannot waive the Separation Condition or the Minimum Distribution Condition with respect to such Offer) with respect to such Old Preferred Securities if the conditions in clause (a) or (b) below are not satisfied at or prior to the applicable Expiration Date or if any of the events specified in clauses (c) through (e) occurs at or prior to the applicable Expiration Date:

        (a) the satisfaction of all conditions to the Separation described under "Chapter 4: The Separation--The Separation--Conditions to the Separation" other than the condition requiring the consummation of the Offers (the "Separation Condition");

        (b) tenders by a sufficient number of holders of such Old Preferred Securities in exchange for New Preferred Securities such that there will be at least 400 record or beneficial holders of at least 1,000,000 New Preferred Securities to be issued in exchange for the Old Preferred Securities tendered in its Offer (the "Minimum Distribution Condition");

        (c) any action has been taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to such Offer, by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which (i) challenges the making of such Offer, or might directly or indirectly prohibit, prevent, restrict or delay consummation of such Offer, or otherwise and adversely affects in any material manner such Offer or (ii) could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of U S WEST and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of such Offer to U S WEST, including any such action, statute, rule, regulation, judgment, order, stay, decree or injunction which would delay the Separation or constitute a Special Event with respect to such New Trust or the applicable Old Trust if it occurred after the applicable Expiration Date;

                                                                              24
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION

        (d) any event has occurred or is likely to occur affecting the business or financial affairs of U S WEST or its subsidiaries that would or might prohibit, prevent, restrict or delay consummation of such Offer or that will, or is reasonably likely to, materially impair the contemplated benefits of such Offer or might be material to holders of Old Preferred Securities in deciding whether to accept such Offer; and

        (e) any of the following events shall have occurred (i) any general suspension of or limitation on trading in securities on the NYSE or in the over-the-counter market (whether or not mandatory), (ii) any significant adverse change in the price of the Old Preferred Securities subject to such Offer or in the United States securities or financial markets, (iii) a material impairment in the trading market for debt or equity securities on the NYSE or in the over-the-counter market (whether or not mandatory), (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (v) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (vi) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (vii) any significant adverse change in United States securities or financial markets generally or in the case of any of the foregoing existing at the time of the commencement of such Offer, a material acceleration or worsening thereof.

    The foregoing conditions are for the sole benefit of Capital Funding in connection with the applicable Offer and, except for the Separation Condition and the Minimum Distribution Condition may be waived by Capital Funding, in whole or in part, in its sole discretion. Any determination made by Capital Funding concerning an event, development or circumstance described or referred to above will be final and binding on all parties with respect to the applicable Offer.

EXPIRATION DATES; EXTENSIONS; AMENDMENTS; TERMINATION

    Each of the Offers will expire on the applicable Expiration Date, which will be at 5:00 p.m., New York City time, on Tuesday, June 9, 1998, unless and until Capital Funding shall have extended the period of time during which the Offer with respect to an Old Preferred Security is open, in which event the term "Expiration Date" with respect to such Old Preferred Security shall refer to the latest time and date to which the Offer with respect to such Old Preferred Security is extended. Capital Funding expressly reserves the right, as to the applicable Offer, in its sole discretion, subject to applicable law, to (i) terminate such Offer, and not accept for exchange any Old Preferred Securities tendered in such Offer and promptly return such Old Preferred Securities upon the failure of any of the conditions specified above in "--Conditions to the Offers," (ii) waive any condition to such Offer (other than the Separation Condition and the Minimum Distribution Condition) and accept all Old Preferred Securities previously tendered pursuant to such Offer, (iii) extend the Expiration Date of such Offer and retain all Old Preferred Securities tendered pursuant to such Offer until the applicable Expiration Date, subject, however, to all withdrawal rights of holders, described under "--Withdrawal of Tenders,"
(iv) amend the terms of such Offer, (v) modify the form of the consideration to be paid pursuant to such Offer, or (vi) not accept for exchange the Old Preferred Securities tendered pursuant to such Offer at any time on or prior to the Expiration Date for such Offer as a result of an invalid tender, proration, withdrawal prior to the applicable Expiration Date or the occurrence of certain other events as set forth herein. Any amendment applicable to an Offer will apply to all Old Preferred Securities tendered pursuant to such Offer. During any extension of an Offer, all Old Preferred Securities previously tendered pursuant to such Offer and not withdrawn will remain subject to such Offer.

    If Capital Funding makes a material change in the terms of an Offer, Capital Funding will extend such Offer. The minimum period for which an Offer must remain open following material changes in

                                                                              25
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION
the terms of such Offer or the information concerning such Offer, other than a change in the amount of Old Preferred Securities sought for exchange in such Offer or an increase or decrease in the consideration offered to holders of Old Preferred Securities pursuant to such Offer, will depend upon the facts and circumstances, including the relative materiality of the change or information. With respect to a decrease in the number of Old Preferred Securities sought in an Offer or an increase or decrease in the consideration offered to holders of Old Preferred Securities pursuant to such Offer, if required, such Offer will remain open for a minimum of ten (10) business days following public announcement of such change. In the case of any amendment, withdrawal or termination of an Offer, a public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of such Offer. If Capital Funding withdraws or terminates an Offer, it will give immediate notice to the Exchange Agent, and the Old Preferred Securities theretofore tendered pursuant to such Offer will be returned promptly to the tendering Holders thereof. See "--Withdrawal of Tenders." In order to satisfy the NYSE listing requirements, acceptance of Old Preferred Securities validly tendered in each Offer is subject to the Minimum Distribution Condition, which condition may not be waived.

EFFECT OF NOT TENDERING

    To the extent Old Preferred Securities are not tendered and accepted pursuant to the Offers, such Old Preferred Securities will remain outstanding as obligations of the applicable Old Trust. In such event, the obligations of Capital Funding under the Old Debt Securities relating to such Old Preferred Securities will be assumed by MediaOne in connection with the Separation and, as a result, the Old Debt Guarantees will no longer be required as MediaOne will become the direct obligor of the Old Debt Securities. Such assumption is permitted by the terms of the Old Indenture. In addition, the Old Preferred Securities Guarantees will continue to be provided by U S WEST (as MediaOne) following the Separation. After the Separation, New U S WEST and Capital Funding (which will be a subsidiary of New U S WEST) will have no liability or obligation with respect to the Old Debt Securities, the Old Debt Guarantees and the Old Preferred Securities Guarantees. Accordingly, holders of Old Preferred Securities who elect not to tender pursuant to the Offers will retain preferred securities of the Old Trusts which will be supported solely by the Old Debt Securities which, in turn, as obligations of MediaOne, will be supported solely by the cash flows generated by and the assets of MediaOne. Because the MediaOne Debt Assumption will constitute a taxable exchange for United States federal income tax purposes, holders of Old Preferred Securities who elect not to tender may recognize taxable income as a result thereof. The MediaOne Debt Assumption may also have other consequences for holders of Old Preferred Securities. See "Chapter 2: Risk Factors--Risk Factors Relating to MediaOne," "--Risk Factors Relating to the Preferred Securities--Effect of Not Tendering Old Preferred Securities," "Chapter 5: Information About MediaOne" and "Chapter 7: Certain Federal Income Tax Consequences--Federal Income Tax Consequences of Owning and Disposing of Old Preferred Securities After the MediaOne Debt Assumption." U S WEST may also determine to defease the Old Debt Securities in lieu of the assumption described above.

    Following the Separation, MediaOne's obligations under the New Preferred Securities Guarantees and the Old Preferred Securities Guarantees will be subordinate and junior in right of payment to all liabilities of MediaOne, including the New Debt Guarantees and the Old Debt Securities, and pari passu with one another and the most senior preferred stock issued by MediaOne. The obligations of MediaOne under the New Debt Guarantees and the Old Debt Securities will be subordinate and junior in right of payment to all present and future Senior Indebtedness of MediaOne and will be effectively subordinated and junior in right of payment to all present and future indebtedness of MediaOne's subsidiaries. See "Chapter 2: Risk Factors--Risk Factors relating to the Preferred Securities--Ranking of Subordinated Obligations."

                                                                              26
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION

    Upon consummation of the Separation, the name of the Old Series I Trust will be changed to "MediaOne Financing A" and the name of the Old Series II Trust will be changed to "MediaOne Financing B."

PROCEDURES FOR TENDERING

    With respect to an Offer, the tender of Old Preferred Securities by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and Capital Funding in accordance with the terms and subject to the conditions set forth herein and in the applicable Letter of Transmittal and the right of Capital Funding to terminate its Offer as described herein and such Holder's right to withdraw tendered Old Preferred Securities as described herein.

    All of the Old Preferred Securities are held in book-entry form through participants of DTC (I.E., a custodian bank, depositary, broker, trust company or other nominee) ("DTC Participants"). Any beneficial owner of Old Preferred Securities who wishes to tender such Old Preferred Securities in an Offer should contact the DTC Participant through which such owner holds its Old Preferred Securities promptly and instruct such DTC Participant to tender on such beneficial owner's behalf pursuant to the procedures described herein.

    BOOK-ENTRY TRANSFER. Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant that holds Old Preferred Securities through DTC must (i) transmit its acceptance through the DTC Automated Tender Offer Program ("ATOP") (for which the transaction will be eligible), and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and either (A) DTC will send an Agent's Message (as defined herein) to the Exchange Agent for its acceptance or (B) the DTC Participant will complete and sign the Letter of Transmittal and mail or deliver such Letter of Transmittal, and any other documents required by the Letter of Transmittal, to the Exchange Agent, or (ii) comply with the guaranteed delivery procedures set forth in this Offer to Purchase. A proper tender of Old Preferred Securities pursuant to the foregoing procedures by holders as of the Record Date will also constitute the giving of a Consent by such holders with respect to such Old Preferred Securities. See "--The Consent Solicitation--Procedure for Consenting." The Exchange Agent will (promptly after the date of this Prospectus) establish accounts at DTC for purposes of the Offers, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Old Preferred Securities into the Exchange Agent's account through ATOP. However, although delivery of interests in the Old Preferred Securities may be effected through book-entry transfer into the Exchange Agent's account through ATOP, an Agent's Message in connection with such book-entry transfer or a Letter of Transmittal, and any other required documents, must be, in any case, transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the applicable Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC through ATOP as described above is referred to herein as a "Book-Entry Confirmation." The Exchange Agent and DTC have confirmed that the Offers and the solicitation of Consents from holders as of the Record Date are eligible for ATOP. Holders desiring to tender Old Preferred Securities prior to the applicable Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on that date.

    The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants (a) have received a Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and Capital Funding may enforce such agreement against such DTC Participants

                                                                              27
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION
and (b) if tendering on behalf of holders as of the Record Date, Consent to the Proposed Amendments as described herein.

    All of the Old Preferred Securities currently held through DTC have been issued in the form of global notes registered in the name of Cede & Co., DTC's nominee (the "Global Notes"). Upon consummation of the Offers, the aggregate principal amount of the Global Notes will be reduced to represent the aggregate principal amount of Old Preferred Securities not tendered and accepted.

    GUARANTEED DELIVERY. If a DTC Participant desires to participate in an Offer and the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at one of its addresses on the back cover hereof prior to the applicable Expiration Date, a letter, telegram or facsimile transmission from a firm or other entity identified in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program, setting forth the name and address of the DTC Participant, the name(s) in which the Old Preferred Securities are held and stating that the tender is being made thereby and guaranteeing that within two NYSE trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the procedure for book-entry transfer with respect to such Old Preferred Securities will be completed. Unless the Old Preferred Securities being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above in accordance with DTC's ATOP procedures and a Letter of Transmittal or an Agent's Message is received, Capital Funding may, at its option, reject the tender. Copies of the applicable Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent and the Information Agent.

    MISCELLANEOUS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Preferred Securities in connection with an Offer will be determined by Capital Funding, whose determination will be final and binding. Capital Funding reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for Capital Funding be unlawful. Capital Funding also reserves the absolute right to waive any defect or irregularity in the tender of any Old Preferred Securities in an Offer, and the interpretation by Capital Funding of the terms and conditions of its Offer (including the instructions in the Letter of Transmittal) will be final and binding. None of Capital Funding, the New Trusts, the Old Trusts, MediaOne Funding, U S WEST, the Exchange Agent, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    Tenders of Old Preferred Securities involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Preferred Securities received by the Exchange Agent in connection with an Offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the DTC Participant who delivered such Old Preferred Securities by crediting an account maintained at DTC designated by such DTC Participant as promptly as practicable after the applicable Expiration Date or the withdrawal or termination of the applicable Offer.

LETTERS OF TRANSMITTAL

    Subject to and effective upon the acceptance of Old Preferred Securities tendered thereby, by executing and delivering a Letter of Transmittal (or agreeing to the terms of a Letter of Transmittal

                                                                              28
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION
pursuant to an Agent's Message) a tendering Holder (i) irrevocably sells, assigns and transfers to Capital Funding all right, title and interest in and to all the Old Preferred Securities tendered thereby, (ii) waives any and all rights with respect to the Old Preferred Securities (including without limitation any existing or past defaults and their consequences in respect of the Old Preferred Securities), (iii) releases and discharges Capital Funding and the applicable Old Trust from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Old Preferred Securities including without limitation any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Old Preferred Securities or to participate in any redemption or defeasance of the Old Preferred Securities, (iv) represents and warrants as to whether or not the Old Preferred Securities tendered were owned as of the Record Date and (v) irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Old Preferred Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause such Old Preferred Securities to be assigned, transferred and exchanged in the applicable Offer.

WITHDRAWAL OF TENDERS

    Tenders of Old Preferred Securities pursuant to an Offer may be withdrawn at any time prior to the applicable Expiration Date and, unless accepted for exchange by Capital Funding, may be withdrawn at any time after July 6, 1998.

    Beneficial owners desiring to withdraw Old Preferred Securities previously tendered should contact the DTC Participant through which such owners hold their Old Preferred Securities. In order to withdraw Old Preferred Securities previously tendered, a DTC Participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through ATOP by (i) withdrawing its acceptance through ATOP, or (ii) delivering to the Exchange Agent by mail, hand delivery or facsimile transmission notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the amount of Old Preferred Securities to which such withdrawal relates and the signature of the DTC Participant. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the Exchange Agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallian Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Old Preferred Securities being withdrawn are held for the account of an Eligible Institution. A withdrawal of an instruction must be executed by a DTC Participant in the same manner as such DTC Participant's name appears on its transmission through ATOP to which such withdrawal relates. A DTC Participant may withdraw a tender only if such withdrawal complies with the provisions of this Offer to Purchase.

    A Holder of Old Preferred Securities as of the Record Date who previously tendered Old Preferred Securities may not validly revoke a Consent unless such Holder validly withdraws such Holder's previously tendered Old Preferred Securities in the manner described herein and, except as described below, the valid withdrawal by such Holder of Old Preferred Securities will constitute the concurrent valid revocation of such Holder's Consent. Holders of Old Preferred Securities as of the Record Date who provide Consents but do not tender Old Preferred Securities pursuant to an Offer will be permitted to revoke such Consents in the manner described under "--The Consent Solicitation--Requisite Consents."

    If the requisite Consents are received with respect to any series of Old Preferred Securities, U S WEST and Capital Funding will as soon as practicable (but in no event sooner than 20 business days after the mailing of this Prospectus) execute a supplemental indenture with the trustee under the Old Indenture (the "Consent Supplemental Indenture" for each series of Old Preferred Securities)

                                                                              29
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION
which will enact the Proposed Amendments. Under the terms of the Consent Supplemental Indenture, however, the Proposed Amendments will not take effect unless and until Capital Funding shall have accepted for payment and paid for all Old Preferred Securities of such series validly tendered pursuant to the applicable Offer and not withdrawn prior to the applicable Expiration Date. Once such Consent Supplemental Indenture has been executed, a Consent will not be permitted to be revoked, and the Consent Supplemental Indenture will bind all holders from time to time of the Old Preferred Securities of such series regardless of whether such holders shall have granted or revoked Consents to the Proposed Amendments.

    Withdrawals of tenders of Old Preferred Securities may not be rescinded and any Old Preferred Securities withdrawn will thereafter be deemed not validly tendered for purposes of any Offer. Properly withdrawn Old Preferred Securities, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the applicable Expiration Date. See "--Procedures for Tendering."

THE CONSENT SOLICITATION

THE SOLICITATION

    In connection with the Offers, U S WEST and Capital Funding are also making a solicitation (the "Consent Solicitation") of Consents from the Holders of each series of Old Preferred Securities as of the Record Date to the Proposed Amendments to the Old Indenture. The Consent Solicitation is being made in order to obtain the Requisite Consents (as defined herein) of the Holders of each series of Old Preferred Securities as of the Record Date to the Proposed Amendments. The Proposed Amendments would specifically permit U S WEST to consummate the Separation without complying with a covenant contained in the Old Indenture that might otherwise require New U S WEST to assume liability for the Old Debt Guarantees, although U S WEST does not believe that such covenant would require such an assumption as a result of the Separation. The proper tender of Old Preferred Securities by holders as of the Record Date will constitute the giving of a Consent by such holders with respect to such Old Preferred Securities. Holders of Old Preferred Securities who acquired such Old Preferred Securities after the Record Date will have the right to tender their Old Preferred Securities pursuant to the Offer but will not have the right to provide Consents. A Holder of Old Preferred Securities as of the Record Date will be permitted to provide such Holder's Consent even if such Holder does not tender Old Preferred Securities pursuant to an Offer. NO SEPARATE PAYMENTS WILL BE MADE FOR CONSENTS.

    The Offers are not conditioned upon the receipt of the Requisite Consents relating to Old Preferred Securities of any series. U S WEST plans to proceed with the Separation whether or not the Requisite Consents are received, although the Separation is subject to a number of other conditions unrelated to the Consent Solicitation. See "--The Proposed Amendments" and "Chapter 4: The Separation--The Separation--Conditions to the Separation."

REQUISITE CONSENTS

    The Old Indenture permits the Proposed Amendments to be adopted with respect to each series of Old Debt Securities if the registered holders of at least a majority in aggregate principal amount of such Old Debt Securities have given Consents. All of the Old Series I Debt Securities are held by the Old Series I Trust and the property trustee of the Old Series I Trust is the registered holder of all of the Old Series I Debt Securities. All of the Old Series II Debt Securities are held by the Old Series II Trust and the property trustee of the Old Series II Trust is the registered holder of all of the Old Series II Debt Securities. Under the Declaration of each Old Trust, in the event the consent of the property trustee of such Old Trust, as the holder of the Old Debt Securities and Old Debt Guarantee held by such Old Trust, is required under the Old Indenture with respect to any amendment,

                                                                              30
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION
modification or termination of the Old Indenture, such property trustee is required to request the direction of the holders of the Old Preferred Securities and Old Common Securities of such Old Trust with respect to such amendment, modification or termination and is required to vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of such Old Preferred Securities and Old Common Securities, voting together as a single class. Each Old Preferred Securities and each Old Common Security will have one vote per security with respect to any matter to be acted upon.

    Based on the foregoing, the Proposed Amendments will be adopted if the registered holders as of the Record Date of at least a majority of the Old Preferred Securities and Old Common Securities of each Old Trust, treated together as a single class, have given Consents. The requisite Consents described above for each series of Old Preferred Securities are herein referred to as the "Requisite Consents" for such series. As of the Record Date, there were outstanding 24,000,000 Old Series I Preferred Securities, 742,269 Old Series I Common Securities, 19,200,000 Old Series II Preferred Securities and 593,815 Old Series II Common Securities. Accordingly, the Requisite Consents for the Old Series I Preferred Securities will require Consents of the Holders of 12,321,135 Old Series I Preferred Securities and Old Series I Common Securities and the Requisite Consents for the Old Series II Preferred Securities will require Consents of the Holders of 9,896,908 Old Series II Preferred Securities and Old Series II Common Securities. U S WEST was the Holder of all of the Old Series I Common Securities and Old Series II Common Securities as of the Record Date and intends to provide Consents with respect to all of such Old Common Securities.

PROCEDURES FOR CONSENTING

    All of the Old Preferred Securities are held in book-entry form through DTC Participants (I.E., a custodian bank, depositary, broker, trust company or other nominee). The proper tender of Old Preferred Securities by holders as of the Record Date will constitute the giving of a Consent by such holders with respect to such Old Preferred Securities. See "--The Offers--Procedures for Tendering." Any beneficial owner of Old Preferred Securities as of the Record Date who wishes to provide Consents with respect to such Old Preferred Securities without tendering such owner's Old Preferred Securities should contact the DTC Participant through which such beneficial owner holds its Old Preferred Securities promptly and instruct such DTC Participant to provide Consents on such beneficial owner's behalf pursuant to the procedures described herein.

    As soon as practicable after the date of this Prospectus, DTC will deliver an Omnibus Proxy with respect to each series of Old Preferred Securities to the Exchange Agent. The Omnibus Proxy will assign the Consent rights of Cede & Co., DTC's nominee that holds the Old Preferred Securites, to the DTC Participants to whose accounts the Old Preferred Securities are credited on the Record Date. In order to provide Consents pursuant to an Omnibus Proxy on behalf of beneficial owners of Old Preferred Securities not tendering, each DTC Participant should complete and sign the Letter of Transmittal and mail or deliver such Letter of Transmittal to the Exchange Agent. The failure of a DTC Participant to deliver a Consent (including a "broker non-vote" resulting from the failure of such DTC Participant to receive instructions from a beneficial owner of Old Preferred Securities) will have the effect of a vote against the Proposed Amendments.

    If the Requisite Consents are received with respect to any series of Old Preferred Securities, U S WEST and Capital Funding will as soon as practicable (but in no event sooner than 20 business days after the mailing of this Prospectus) execute a Consent Supplemental Indenture with the trustee under the Old Indenture which will enact the Proposed Amendments. Under the terms of the Consent Supplemental Indenture, however, the Proposed Amendments will not take effect unless and until Capital Funding shall have accepted for payment and paid for all Old Preferred Securities of such series validly tendered pursuant to the applicable Offer and not withdrawn prior to the applicable

                                                                              31
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION

Expiration Date. Once such Consent Supplemental Indenture has been executed, a Consent will not be permitted to be revoked, and the Consent Supplemental Indenture will bind all holders from time to time of the Old Preferred Securities of such series regardless of whether such holders shall have granted or revoked Consents to the Proposed Amendments.

    A Holder as of the Record Date who previously tendered Old Preferred Securities may not validly revoke a Consent unless such Holder validly withdraws such Holder's previously tendered Old Preferred Securities in the manner described above under "--The Offers--Withdrawal of Tenders." If such withdrawal is effected before the applicable Consent Supplemental Indenture is executed, the valid withdrawal by such Holder of Old Preferred Securities will constitute the concurrent valid revocation of such Holder's Consent. Consents provided by Holders as of the Record Date who do not tender Old Preferred Securities pursuant to an Offer may be revoked by the Holder providing such Consents at any time before the applicable Consent Supplemental Indenture is executed. Consents may be revoked by delivering to the Exchange Agent a written notice of revocation or another form of Consent bearing a date later than the date of the Consent.

THE PROPOSED AMENDMENTS

    The Proposed Amendments would amend the Old Indenture to specifically permit U S WEST to consummate the Separation without complying with the covenant relating to mergers, consolidations or sales of assets contained therein that might otherwise require New U S WEST to assume liability for the Old Debt Guarantees, although U S WEST does not believe that this covenant would require such an assumption as a result of the Separation. The text of the Proposed Amendments is attached as Annex A to this Prospectus. The following statements are summaries of the substance or general effect of certain provisions of the Old Indenture and the Proposed Amendments and are qualified in their entirety by reference to the Old Indenture and Annex A. Unless otherwise defined, capitalized terms used in the following descriptions of the provisions of the Old Indenture and the Proposed Amendments are used as defined in the Old Indenture.

    The covenant relating to mergers, consolidations or sales of assets contained in the Old Indenture provides that in the event of any sale, conveyance, transfer or other disposition of the property of U S WEST "as an entirety, or substantially as an entirety" to any other corporation (whether or not affiliated with U S WEST), the corporation which acquires such property is required to assume the performance of all obligations of U S WEST under the Old Debt Guarantees, and the due and punctual performance and observance of all the covenants and conditions of U S WEST with respect to the Old Debt Securities under the Old Indenture. The Proposed Amendments would amend the Old Indenture to specifically provide that the distribution by U S WEST of New U S WEST pursuant to the terms of the Separation Agreement or any other transaction which will have substantially the same result is excluded from the provisions of the foregoing covenant.

    Although the purpose of such Proposed Amendments is to allow U S WEST to consummate the Separation without complying with such covenant that might otherwise require New U S WEST to assume liability for the Old Debt Guarantees, U S WEST does not believe that a court of competent jurisdiction would find that the distribution of New U S WEST to its stockholders in connection with the Separation would constitute a sale, conveyance, transfer or other disposition of its property "substantially as an entirety" under New York law, the law governing the Old Indenture. As a result, U S WEST does not believe that such an assumption by New U S WEST would be required. Notwithstanding such belief, U S WEST is soliciting the Consents to resolve any uncertainty by amending the Old Indenture to explicitly exempt disposition transactions such as the Separation from such covenant. U S WEST plans to proceed with the Separation regardless of the number of Old Preferred Securities tendered and whether or not the Requisite Consents are received, although the Separation is subject to a number of other conditions unrelated to the Consent Solicitation. See "--The

                                                                              32
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION

Proposed Amendments" and "Chapter 4: The Separation--The Separation--Conditions to the Separation." To the extent Old Preferred Securities are not tendered and accepted pursuant to the Offers, such Old Preferred Securities will remain outstanding. In such event, the obligations of Capital Funding under the Old Debt Securities relating to such Old Preferred Securities will be assumed by MediaOne. U S WEST may also determine to defease the Old Debt Securities in lieu of such assumption. See "--The Offers--Effect of Not Tendering."

LISTING AND TRADING OF NEW PREFERRED SECURITIES AND OLD PREFERRED SECURITIES

    Each of the New Series I Preferred Securities and the New Series II Preferred Securities constitutes a new issue of securities of the applicable New Trust with no established trading market. While application will be made to list each series of the New Preferred Securities on the NYSE, there can be no assurance that an active market for either series of the New Preferred Securities will develop or be sustained in the future on such exchange. Although the Dealer Managers have indicated to each New Trust that they intend to make a market in its New Preferred Securities following the applicable Expiration Date as permitted by applicable laws and regulations prior to the commencement of trading on the NYSE, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, either series of the New Preferred Securities. In order to satisfy the NYSE listing requirements, acceptance of Old Preferred Securities validly tendered in each Offer is subject to the Minimum Distribution Condition, which condition may not be waived.

    Each of the Old Series I Preferred Securities and the Old Series II Preferred Securities are listed on the NYSE. To the extent Old Preferred Securities are tendered and accepted in an Offer, the liquidity and trading market following consummation of such Offer for the Old Preferred Securities of each series not tendered and accepted in such Offer, and the terms upon which such Old Preferred Securities could be sold, could be adversely affected. To the extent that the number of outstanding Old Preferred Securities of a series is less than 100,000 upon consummation of an Offer, the NYSE may delist such Old Preferred Securities from the NYSE and the trading market for the Old Preferred Securities remaining outstanding could be adversely affected. In addition, if an Offer is substantially subscribed, there would be a significant risk that round lot holdings of Old Preferred Securities outstanding following such Offer would be limited. Following each applicable Expiration Date, and in accordance with and subject to applicable law, MediaOne may from time to time acquire Old Preferred Securities of the series tendered in the applicable Offer in the open market, by tender offer, subsequent exchange offer or otherwise. To the extent that any such acquisition of Old Preferred Securities causes the number of outstanding Old Preferred Securities of either series to be less than 100,000, the NYSE may delist such series of Old Preferred Securities from the NYSE and the trading market for the outstanding Old Preferred Securities of such series could be adversely affected. A decision by MediaOne to make such acquisitions is dependent on many factors, including market conditions in effect at the time of any contemplated acquisition. Accordingly, MediaOne cannot predict whether and to what extent it may acquire any additional Old Preferred Securities and the consideration to be paid therefor. See "Risk Factors--Risk Factors Relating to the Preferred Securities--Lack of Established Trading Market for New Preferred Securities" and "--Reduced Trading Market for Old Preferred Securities Following Offers."

                                                                              33
                                                       CHAPTER 3: THE OFFERS AND
                                                            CONSENT SOLICITATION

CHAPTER 4: THE SEPARATION

THE SEPARATION

    Pursuant to the Separation, the Communications Group and the Media Group will become independent public companies. As part of the Separation, Dex--the domestic directories business of the Media Group--will be aligned with the Communications Group. The Separation will be implemented pursuant to the terms of a Separation Agreement (the "Separation Agreement") to be entered into between U S WEST and New U S WEST. The Separation Agreement sets forth the terms of the Separation and certain other post-Separation arrangements and agreements between New U S WEST and MediaOne. Certain material provisions of the Separation Agreement are summarized herein. A copy of the Separation Agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. This summary is qualified in its entirety by reference to the full and complete text of the Separation Agreement. Further information about the Separation is contained in the Proxy Statement of U S WEST (the "Proxy Statement") distributed to U S WEST's stockholders in connection with the 1998 Annual Meeting of U S WEST's stockholders to be held on June 4, 1998 (the "Annual Meeting"). At the Annual Meeting, U S WEST will ask its stockholders to consider and approve the Separation. See "Chapter 8: Certain Other Matters--Where You Can Find More Information."

THE COMMUNICATIONS REDEMPTION AND DEX DIVIDEND

    In order to effect the Separation, pursuant to the Separation Agreement and subject to the terms and conditions thereof, (i) U S WEST will redeem each issued and outstanding share of Communications Stock (other than shares of Communications Stock held as treasury stock by U S WEST) for one share of New U S WEST Common Stock (the "Communications Redemption") and (ii) distribute as a dividend (the "Dex Dividend") on each outstanding share of Media Stock (other than shares of Media Stock held as treasury stock by U S WEST) a fraction of a share of New U S WEST Common Stock equal to the Dex Dividend Number (which will be determined in the manner described below under "--The Dex Alignment"). As only whole shares of New U S WEST Common Stock will be issued, cash in lieu of fractional shares of New U S WEST Common Stock will be issued to holders of Media Stock pursuant to the Dex Dividend.

    The Separation will become effective at such time after the satisfaction or waiver of all of the conditions set forth in the Separation Agreement as determined by the U S WEST Board (the "Separation Time"). See "--Conditions to the Separation." The date on which the Separation Time occurs (the "Separation Date") will also be fixed by the U S WEST Board as (i) the date on which the Communications Stock will be redeemed pursuant to the Communications Redemption,
(ii) the record date for determining the holders of Media Stock entitled to receive the Dex Dividend and (iii) the date as of which the Dex Dividend will be paid to holders of Media Stock. From and after the Separation Time, each outstanding share of Media Stock will remain outstanding and will thereafter represent one share of Common Stock of MediaOne ("MediaOne Common Stock"). Each share of Communications Stock held as treasury stock by U S WEST will be cancelled. Each share of Media Stock held as treasury stock by U S WEST will remain outstanding as one share of MediaOne Common Stock held as treasury stock by MediaOne. The Dex Dividend will not be issued with respect to shares of Media Stock held as treasury stock by U S WEST.

    As a result of the Separation, New U S WEST (which is currently an indirect wholly owned subsidiary of U S WEST named "USW-C, Inc.") will become an independent public company comprising the current businesses of the Communications Group and Dex and will be renamed "U S WEST, Inc." Following the Separation, U S WEST will continue as an independent public company comprised of the current businesses of the Media Group other than Dex and will be renamed "MediaOne Group, Inc."

                                                                              34
                                                       CHAPTER 4: THE SEPARATION

THE DEX ALIGNMENT

    As part of the Separation, the directories business of Dex will be aligned with New U S WEST. The U S WEST Board, in consultation with U S WEST's management and its financial advisors, has determined that the fair value of Dex is $4.75 billion (the "Dex Value"). The business of Dex is currently attributed to the Media Group and, as a result, the value of this business is intended to be reflected in the Media Stock. In connection with the Dex Alignment, U S WEST will issue to holders of Media Stock an aggregate of $850 million in value (the "Dex Equity Value") of shares of New U S WEST Common Stock pursuant to the Dex Dividend. The Dex Equity Value equals the Dex Value net of the $3.9 billion of Dex Indebtedness currently allocated to the Media Group that will be refinanced by New U S WEST in connection with the Separation. For a description of the manner in which the Dex Indebtedness will be refinanced by New U S WEST, see "--The Refinancing."

    The fraction of a share of New U S WEST Common Stock which will be distributed per share of Media Stock pursuant to the Dex Dividend (the "Dex Dividend Number") will equal the quotient of (i) the Dex Equity Value (I.E., $850 million) divided by (ii) the product of (x) the number of shares of Media Stock outstanding immediately prior to the Separation Time (other than shares of Media Stock held as treasury stock by U S WEST) multiplied by (y) the average market value of the Communications Stock over the period of 20 trading days ending on the fifth trading day prior to the Separation Date.

THE REORGANIZATION

    Prior to the Separation, U S WEST will effect certain internal stock and asset transfers, intercompany debt assumptions and other restructurings, mergers, contributions and assumptions, the purpose and effect of which will be to separate Dex from the other businesses of the Media Group and to contribute to New U S WEST all of the assets and liabilities of U S WEST relating to the businesses of the Communications Group and Dex, as well as certain other assets and liabilities of U S WEST (the "Reorganization"). As part of the Reorganization, Capital Funding will become a subsidiary of New U S WEST and will continue as New U S WEST's financing subsidiary. In addition, substantially all of the outstanding U S WEST Indebtedness will be refinanced pursuant to the Refinancing. See "--The Refinancing."

    Prior to the Reorganization, U S WEST will cause New U S WEST to amend and restate its Certificate of Incorporation to, among other things, authorize two billion shares of New U S WEST Common Stock. Following such amendment and restatement and as part of the Reorganization, New U S WEST will issue to U S WEST a number of shares of New U S WEST Common Stock equal to the sum of (i) the number of shares of Communications Stock that will be issued and outstanding immediately prior to the Separation Time plus (ii) the aggregate number of shares of New U S WEST Common Stock to be issued to holders of Media Stock pursuant to the Dex Dividend. Such shares of New U S WEST Common Stock will then be distributed by U S WEST to holders of Communications Stock and Media Stock pursuant to the Separation.

CHARTER AMENDMENTS

    In order to consummate the Separation, the Restated Certificate of Incorporation of U S WEST (the "U S WEST Restated Certificate") will be amended prior to the Separation Time to, among other things, (i) prior to the consummation of the Separation, (a) permit the Communications Redemption and the Dex Dividend and (b) change the name of U S WEST to "MediaOne Group, Inc." and
(ii) following consummation of the Separation, (a) delete all references in the U S WEST Restated Certificate to the Communications Stock (which will no longer be outstanding as a result of the Communications Redemption) and (b) amend certain terms of the Media Stock set forth in the U S WEST Restated Certificate (collectively, the "Charter Amendments").

                                                                              35
                                                       CHAPTER 4: THE SEPARATION

    Pursuant to the DGCL and the U S WEST Restated Certificate, the Charter Amendments are required to be approved and adopted by (i) the holders of a majority of the voting power of the outstanding shares of Communications Stock and Media Stock, voting as a single class, (ii) the holders of a majority of the outstanding shares of Communications Stock, voting as a separate class, and
(iii) the holders of a majority of the outstanding shares of Media Stock, voting as a separate class. Consummation of the Separation is conditioned upon the approval and adoption of the Charter Amendments by U S WEST's stockholders and the effectiveness of the Charter Amendments. See "--Conditions to the Separation." Approval of the Charter Amendments by U S WEST's stockholders will be sought at the Annual Meeting.

CONDITIONS TO THE SEPARATION

    Consummation of the Separation is subject to the fulfillment of each of the following conditions: (i) the consummation of all of the transactions contemplated by the Separation Agreement to be performed on or prior to the consummation of the Separation, including the Reorganization and the Refinancing (including the Offers and the Cash Tender Offers); (ii) a Registration Statement of New U S WEST on Form S-4 under the Securities Act registering the shares of New U S WEST Common Stock to be distributed in the Separation having been declared effective by the Commission; (iii) a Registration Statement of New U S WEST on Form 8-A under the Exchange Act registering the New U S WEST Common Stock under the Exchange Act having become effective; (iv) an amendment to U S WEST's Registration Statement on Form 8-B under the Exchange Act amending certain terms of the Media Stock having become effective; (v) the Separation and the Charter Amendments having been approved and adopted by the stockholders of U S WEST and the Charter Amendments having been filed with the Secretary of State of the State of Delaware in accordance with the DGCL; (vi) the New U S WEST Common Stock having been approved for listing on the NYSE and the Pacific Stock Exchange (the "PSE"), subject to official notice of issuance; (vii) there not being issued any order, injunction or decree by any governmental authority that remains in effect preventing the consummation of the Separation; (viii) all consents of, approvals of, notices to and filings with any governmental authority or any other person necessary to consummate the Reorganization or the Separation having been obtained and being in full force and effect; (ix) U S WEST having provided the NYSE and the PSE with prior written notice of the Separation Date as required by the Exchange Act and the rules and regulations of the NYSE and the PSE; (x) the ruling received by U S WEST as to the tax-free treatment of certain aspects of the Separation and the Reorganization being in full force and effect at the Separation Time; and (xi) the execution by U S WEST and New U S WEST (or their applicable subsidiaries) of certain agreements contemplated by the Separation Agreement.

    Subject to applicable laws, any of the conditions to the Separation may be waived at any time prior to the Separation Time for any reason, in the sole discretion of the U S WEST Board. In addition, even if all of the above conditions are satisfied, the Separation Agreement may be amended or terminated, and the Reorganization, the Refinancing (including the Offers and the Cash Tender Offers) and the Separation may be abandoned, at any time prior to the Separation Time for any reason, in the sole discretion of the U S WEST Board.

    As of the date of this Prospectus, all material conditions to the Separation, other than conditions requiring deliveries or actions by U S WEST prior to the Separation Time (including the consummation of the Refinancing) and the condition requiring approval of the Separation and the Charter Amendments by U S WEST's stockholders have been satisfied. Approval of the Separation and the Charter Amendments is being sought at the Annual Meeting. It is anticipated that the Offers and the Cash Tender Offers will be consummated shortly after the Annual Meeting and that the Separation will be consummated as soon as practicable thereafter.

                                                                              36
                                                       CHAPTER 4: THE SEPARATION

THE REFINANCING

    As of March 31, 1998, prior to giving effect to the AirTouch Transaction, U S WEST and its subsidiaries (including U S WEST's capital assets segment) had outstanding approximately $16.5 billion of indebtedness, which is comprised of $1.9 billion of short-term debt, $13.1 billion of medium and long-term securities, $1.08 billion of Old Preferred Securities and $400 million of indebtedness of U S WEST's capital assets segment. Such indebtedness consists of approximately $5.5 billion of Communications Indebtedness, $2.7 billion of Continental Indebtedness, approximately $200 million of indebtedness of a member of the capital assets segment that is not guaranteed by U S WEST and approximately $8.1 billion of U S WEST Indebtedness. The U S WEST Indebtedness includes approximately $5.2 billion of medium and long-term debt securities of Capital Funding, $1.08 billion of Old Preferred Securities, approximately $1.1 billion of commercial paper of Capital Funding and an aggregate of approximately $700 million of indebtedness issued or guaranteed by U S WEST, including indebtedness of Financial Services. Of the U S WEST Indebtedness, approximately $7.8 billion has historically been allocated to and is reflected on the balance sheet of the Media Group (including the Dex Indebtedness) and approximately $300 million has historically been allocated to and is reflected on the balance sheet of the Communications Group. All of the $300 million of U S WEST Indebtedness allocated to the Communications Group is indebtedness of Capital Funding. In connection with the AirTouch Transaction, U S WEST received $1.35 billion of AirTouch funds as a result of the assumption and repayment by AirTouch of certain indebtedness. A portion of the Airtouch funds is being used to repay Capital Funding's outstanding commercial paper.

    Following the Separation, all of the Communications Indebtedness will continue to be obligations of U S WEST Communications, which will be a subsidiary of New U S WEST, and all of the Continental Indebtedness will continue to be obligations of Continental, which will be a subsidiary of MediaOne, subject to the rights of holders of certain private notes included in the Continental Indebtedness to require repayment of such notes following consummation of the Separation.

    The Offers are being made as part of the Refinancing, pursuant to which U S WEST intends to refinance substantially all of the $8.1 billion of U S WEST Indebtedness. The other major component of the Refinancing is the Cash Tender Offers, pursuant to which Capital Funding and Financial Services are making offers under separate cover to purchase for cash all of the public medium and long-term debt securities of Capital Funding and Financial Services and, in connection therewith, are soliciting consents to certain amendments to the indentures under which such securities were issued which are similar to the Consents being solicited pursuant to this Prospectus. The Cash Tender Offers are not being made pursuant to this Prospectus. The Cash Tender Offers, when commenced, will only be made by means of a separate Offer to Purchase and Consent Solicitation. The obligations of Capital Funding or Financial Services, as the case may be, under any securities not tendered pursuant to the Cash Tender Offers will be assumed by MediaOne (the "Assumed Public Indebtedness"), provided that U S WEST may determine to defease a portion of such indebtedness in lieu of such assumption. Such assumptions are permitted by the terms of the indenture under which such indebtedness was issued. After the Separation, New U S WEST will have no liability or obligation for any of the Assumed Public Indebtedness. In addition, U S WEST will prepay certain other U S WEST Indebtedness as part of the Refinancing.

    The Separation is not conditioned upon the refinancing by New U S WEST and MediaOne of any minimum amount of U S WEST Indebtedness pursuant to the Offers and the Cash Tender Offers. If New U S WEST and MediaOne are unable to refinance a portion of the U S WEST Indebtedness pursuant to the Offers or the Cash Tender Offers, such indebtedness either will be retained by MediaOne or defeased as described above. Any decision as to whether to retain or defease any U S WEST Indebtedness not refinanced would depend upon the amount and type of such indebtedness.

                                                                              37
                                                       CHAPTER 4: THE SEPARATION

    In order to fund the cash required to (i) repay all Old Preferred Securities tendered for cash and accepted pursuant to the Offers, (ii) repay all indebtedness of Capital Funding and Financial Services tendered and accepted pursuant to the Cash Tender Offers, (iii) repay all Other U S WEST Indebtedness which U S WEST prepays as part of the Refinancing, (iv) defease any indebtedness not tendered pursuant to the Cash Tender Offers and any Old Debt Securities relating to Old Preferred Securities not tendered pursuant to the Offers which U S WEST elects to defease and (v) fund the costs and expenses of the Separation, Capital Funding will incur approximately $4.4 billion of new indebtedness (the "New Capital Funding Indebtedness"), and MediaOne Funding will incur an amount of new indebtedness (the "New MediaOne Funding Indebtedness") approximately equal to the difference between (a) $2.6 billion and (b) the sum of (1) the aggregate liquidation amount of New Preferred Securities issued in the Offers,
(2) the aggregate liquidation amount of the Old Preferred Securities not tendered pursuant to the Offers and not defeased, (3) the aggregate principal amount of the Assumed Public Indebtedness not defeased and (4) the aggregate principal amount of other U S WEST Indebtedness retained by MediaOne as part of the Separation. In addition, U S WEST will use a portion of the AirTouch Funds to fund such repayments. Capital Funding will become a subsidiary of New U S WEST as part of the Reorganization and, upon consummation of the Separation, all of the New Capital Funding Indebtedness will be guaranteed by New U S WEST and MediaOne will have no liability or obligation with respect thereto. MediaOne Funding will remain as a subsidiary of MediaOne in connection with the Separation and, upon consummation of the Separation, all of the New MediaOne Funding Indebtedness will be guaranteed by MediaOne and New U S WEST will have no liability or obligation with respect thereto. The $4.4 billion of New Capital Funding Indebtedness represents an amount equal to the $300 million of U S WEST Indebtedness currently allocated to the Communications Group, the Dex Indebtedness and debt which will be incurred by Capital Funding to fund certain of the costs of the Separation. The $2.6 billion of indebtedness and trust preferred securities represented by the New MediaOne Funding Indebtedness and the indebtedness and trust preferred securities described in clauses (1) through
(4) above represent an amount equal to the U S WEST Indebtedness currently allocated to the Media Group other than the Dex Indebtedness and debt which will be incurred by MediaOne Funding to fund certain costs of the Separation.

    Upon consummation of the Separation and the related Refinancing, New U S WEST and its subsidiaries will have approximately $9.9 billion of debt, which will include approximately $5.5 billion of Communications Indebtedness and approximately $4.4 billion of New Capital Funding Indebtedness. Upon consummation of the Separation and the related Refinancing, MediaOne and its subsidiaries will have approximately $5.3 billion of debt and trust preferred securities, which will include $2.7 billion of Continental Indebtedness, the New MediaOne Funding Indebtedness, the New Preferred Securities issued in the Offers, the Old Preferred Securities not tendered pursuant to the Offers and not defeased, the Assumed Public Indebtedness not defeased and the other U S WEST Indebtedness retained by MediaOne as part of the Separation. In addition, the capital assets segment, which will remain with MediaOne, will have approximately $400 million of indebtedness.

    The New Capital Funding Indebtedness will be comprised of commercial paper. The New MediaOne Funding Indebtedness will be comprised of commercial paper and commercial bank debt. Following consummation of the Separation, it is expected that Capital Funding and MediaOne Funding will issue medium and long-term securities to refinance a portion of the short-term commercial paper and commercial bank debt incurred by them in connection with the Refinancing. While the terms of the New Capital Funding Indebtedness and the New MediaOne Funding Indebtedness (and any indebtedness issued to refinance such indebtedness) have not yet been finalized, it is expected that such indebtedness will have terms comparable to the terms of the current U S WEST Indebtedness, except that MediaOne Funding's bank indebtedness may include certain additional terms and covenants which are generally included in the bank indebtedness of cable companies. In addition, all senior bank indebtedness of MediaOne Funding after the Separation will be guaranteed by Continental and, as a result, will rank pari passu with Continental's senior indebtedness. To the extent Old Preferred

                                                                              38
                                                       CHAPTER 4: THE SEPARATION

Securities are tendered for cash pursuant to the Offers, it is anticipated that MediaOne will issue additional trust preferred securities following the Separation so that it will have $1.08 billion of trust preferred securities outstanding thereafter. U S WEST, after consultation with and based upon the advice of its financial advisors, believes that New U S WEST and MediaOne have sufficient financing capability to accomplish the refinancings described above.

    Following the Separation, MediaOne intends to monetize the AirTouch securities it received in the AirTouch Transaction and use a portion of the proceeds of such monetization to reduce MediaOne's indebtedness. See "Chapter 5:
Information About MediaOne--Business of MediaOne--AirTouch Transaction."

TREATMENT OF PREFERRED STOCK

    Currently, U S WEST has three series of preferred stock outstanding: Series C Cumulative Redeemable Preferred Stock ("U S WEST Series C Preferred Stock"), Series D Convertible Preferred Stock ("U S WEST Series D Preferred Stock") and Series E Convertible Preferred Stock ("U S WEST Series E Preferred Stock" and, together with the Series C Preferred Stock and Series D Preferred Stock, the "U S WEST Preferred Stock"). In connection with the Separation, each class of U S WEST Preferred Stock will remain outstanding and, following consummation of the Separation, will represent shares of preferred stock of MediaOne. After the Separation Time, the U S WEST Series D Preferred Stock and the U S WEST Series E Preferred Stock will continue to be convertible into shares of Media Stock (which will thereafter constitute shares of MediaOne Common Stock) pursuant to the terms thereof. Holders of U S WEST Preferred Stock will not be entitled to receive the Dex Dividend. In connection with the Separation, the conversion rate of the U S WEST Series D Preferred Stock will be appropriately adjusted by MediaOne pursuant to the terms of the U S WEST Series D Preferred Stock to reflect the fact that holders of U S WEST Series D Preferred Stock will not receive the Dex Dividend. No such adjustments will be required to the terms of the U S WEST Series C Preferred Stock or the U S WEST Series E Preferred Stock. Currently, there are 50,000 shares of U S WEST Series C Preferred Stock outstanding, 20 million shares of U S WEST Series D Preferred Stock outstanding and 994,082 shares of U S WEST Series E Preferred Stock outstanding. The U S WEST Series C Preferred Stock, U S WEST Series D Preferred Stock and U S WEST Series E Preferred Stock rank junior to the New Debt Guarantees and the Old Debt Guarantees (or, following the Separation, the Old Debt Securities) and pari passu with the New Preferred Securities Guarantees and the Old Preferred Securities Guarantees.

                                                                              39
                                                       CHAPTER 4: THE SEPARATION

CHAPTER 5: INFORMATION ABOUT MEDIAONE

BUSINESS OF MEDIAONE

GENERAL

    MediaOne is a diversified global media and broadband communications company and the third largest cable television system operator in the United States. MediaOne has operations and investments in three principal areas: (i) domestic broadband communications; (ii) international broadband and wireless communications; and (iii) cable television programming. Among its investments, MediaOne holds a 25.51% interest in Time Warner Entertainment Company, L.P. ("TWE"), a provider of cable programming, filmed entertainment and broadband communications services which is the second largest cable television system operator in the United States.

STRATEGY

    Cable and broadband services are at the core of MediaOne's strategy. While other companies develop software, hardware and global applications for the networked world, MediaOne will focus on the supply of easy-to-use local connections to it. It will do so by providing highly clustered customer access to hybrid fiber-coax ("HFC") broadband networks. MediaOne believes that this type of access provides the best and most economical platforms for delivery of video, data, telephony and other broadband services. Management believes that, relative to other network alternatives, HFC provides a more desirable combination of speed, interactivity, signal quality and integration of services. It is also a better platform for providing a combination of services on a largely variable cost basis. MediaOne is currently upgrading its cable systems. Once completed, this upgrade will enhance network quality and reliability as well as provide capacity for added channels, pay-per-view offerings and targeted advertising. The upgrade will also permit the offering of new services to subscribers such as high-speed Internet access, telephone and digital video offerings. These new services could be offered to subscribers on a highly variable cost basis. By the end of 1998, MediaOne expects that it will have 60 to 70% of its owned or managed cable properties upgraded to offer multiple services to customers.

BUSINESS

    DOMESTIC BROADBAND COMMUNICATIONS

    MEDIAONE NETWORKS. MediaOne is the third-largest cable television system operator in the United States. As of March 31, 1998, MediaOne's cable television systems passed approximately 8.4 million homes and provided service to approximately 4.9 million basic cable subscribers. MediaOne's systems are organized into six operating regions, including large clusters in Atlanta, Georgia, Eastern Massachusetts, Southern California, Southern Florida, Detroit, Michigan and Minneapolis/St. Paul, Minnesota. As of December 31, 1997, approximately 90% of MediaOne's total basic subscribers were located in clusters with a population greater than 100,000 (after giving effect to announced swaps). MediaOne believes that its operating scale in key markets generates significant benefits, including operating efficiencies, and enhances its ability to develop and deploy new broadband technologies and services.

    MediaOne's cable services are marketed under the "MediaOne" brand. MediaOne's cable systems offer customers various levels (or "tiers") of cable programming services consisting of broadcast television signals available off-the-air in any locality, television signals from so-called "super stations" originating in distant cities (such as WGN), various satellite-delivered non-broadcast channels (such as CNN, MTV, USA Network, ESPN, the Discovery Channel and Nickelodeon), displays of information featuring news, weather, stock and financial market reports and programming originated locally by the systems (such as public, governmental and educational access channels). MediaOne's systems also provide premium programming services to their customers for an extra monthly charge. These premium programming services include HBO, Cinemax, Showtime, The Movie Channel, Encore and regional sports networks. Customers generally pay initial connection charges and fixed monthly fees for a tier of programming services and additional fixed monthly fees for premium programming services. MediaOne

                                                                              40
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE
also offers pay-per-view programming of movies and special events for an additional per-program charge.

    MediaOne's systems have channel capacity and addressability that are among the highest in the cable industry. MediaOne's systems are located primarily in suburban communities adjacent to major metropolitan markets and in mid-sized cities that generally are densely populated and geographically diverse. MediaOne believes that its technologically advanced broadband networks and the demographic profile of its subscriber base, coupled with its effective marketing, have been essential to its ability to sustain total monthly revenue per basic subscriber that is among the highest in the cable industry. MediaOne believes that the geographic diversity of its system clusters reduces its exposure to economic, competitive or regulatory factors in any particular region.

    MediaOne is upgrading its cable systems to create broadband HFC networks. These HFC networks will provide increased channel capacity for the delivery of additional cable programming and facilitate the delivery of additional services, such as telephony services, enhanced video services, Internet access services and high-speed data services. MediaOne is selectively upgrading its systems and expects that it will have 60 to 70% of its systems upgraded by the end of 1998. MediaOne has already begun to offer additional services over upgraded HFC networks in certain markets. For example, MediaOne currently offers MediaOne Express, an Internet access service, over its HFC networks in Los Angeles, Boston, Detroit, Atlanta, Jacksonville, Richmond and Southern Florida. In late 1997, MediaOne and Time Warner Inc. ("TWX") announced plans to merge the operations of MediaOne Express and Road Runner, the Internet access service offered by Time Warner Cable, to create the largest cable-based high-speed Internet access business in the United States. In addition, MediaOne began offering telephony services over its HFC networks in the Atlanta, Georgia metropolitan area in January 1998 and in the Los Angeles, California metropolitan area in April 1998 and expects to begin offering telephony services in an additional market in 1998.

    To further enhance the clustering of its cable systems, MediaOne has entered into a letter of intent with Tele-Communications, Inc. ("TCI") to exchange (the "TCI Exchange") certain cable television systems serving approximately 500,000 subscribers. Consummation of the TCI Exchange is expected to occur in late 1998, subject to the receipt of certain franchise and other approvals.

    In May 1997, MediaOne entered into an agreement (the "Minnesota Sale Agreement") to sell its cable system (the "Minnesota System") serving the Minneapolis/St. Paul, Minnesota metropolitan area to Charter Communications, Inc. ("Charter") for $600 million. As of March 31, 1998, the Minnesota System served approximately 300,000 subscribers. The Minnesota System was acquired by MediaOne as part of its acquisition of Continental. Under current FCC cross-ownership rules, MediaOne is prohibited from owning a cable network and a telephone network in the same geographic area. Because the Minnesota System is located in an area where U S WEST Communications owns the telephone network, MediaOne was mandated by the FCC to sell the Minnesota System in connection with the Continental acquisition in order to comply with the cross-ownership rules. As a result of the Separation, U S WEST Communications and MediaOne will be independent companies and MediaOne will no longer be prohibited by federal law from owning the Minnesota System. In February 1998, in response to U S WEST's petition, the FCC granted to U S WEST a waiver which would permit MediaOne to retain the Minnesota System as long as the Separation is consummated by July 31, 1998. MediaOne had the right to terminate the Minnesota Sale Agreement at any time upon the payment to Charter of a $30 million termination fee. MediaOne has terminated the Minnesota Sale Agreement pursuant to such right and otherwise settled all claims with Charter.

    TIME WARNER CABLE. MediaOne owns a 25.51% priority capital and residual equity interest in TWE. The remaining interests in TWE are owned by TWX. See "--Time Warner Entertainment." TWE, through Time Warner Cable, its cable division ("Time Warner Cable"), is the second-largest cable television system operator in the United States. Time Warner Cable owns or manages cable systems in 34 states. These systems include 34 clusters of more than 100,000 subscribers, including Time

                                                                              41
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

Warner Cable of New York City, the largest cluster in the United States. More than 55% of Time Warner Cable's subscribers are located in Florida, New York, North Carolina, Ohio and Texas. As of March 31, 1998, Time Warner Cable owned cable television systems that passed approximately 15.8 million homes and provided service to approximately 9.9 million basic cable subscribers. Of these systems, systems passing approximately 8.6 million homes and providing service to approximately 5.5 million subscribers are owned by the Time Warner Entertainment-Advance/Newhouse Partnership ("TWE-A/N"), a partnership in which TWE owns a 65.3% interest, the Advance/Newhouse Partnership owns a 33.3% interest and TWX owns a 1.4% interest. In addition, Time Warner Cable manages cable television systems owned by TWX which, as of March 31, 1998, passed approximately 3.6 million homes and provided service to approximately 2.1 million cable television subscribers. Time Warner Cable's cable services are marketed under the "Time Warner Cable" brand. Time Warner Cable offers cable programming services over its networks similar to those offered by MediaOne. Like MediaOne, Time Warner Cable is upgrading its cable systems to provide increased channel capacity and to facilitate the delivery of additional services.

    Through the TWE management committee, MediaOne and TWX jointly direct the businesses and affairs of TWE and TWE-A/N cable systems, subject in certain cases to regulatory approval. The TWE management committee has full discretion and final authority with respect to the businesses and affairs of such cable systems. The TWE management committee consists of six voting members, of which three members are designated by U S WEST and three members are designated by TWX. Each voting member of the TWE management committee has one vote. Any action required or permitted to be taken by the TWE management committee must be approved by a majority of its members. Determinations of the TWE management committee are binding upon TWE and the TWE board of representatives.

    TWE is also a leading provider of filmed entertainment and cable programming. For additional information with respect to MediaOne's interest in TWE, see "--Cable Programming" and "--Time Warner Entertainment."

    OTHER BROADBAND INTERESTS. MediaOne owns or holds interests in CLECs which provide business telephony services. Such interests include an 80% interest in Continental Fiber Technologies, Inc., which provides business telephony services in Jacksonville, Florida; a 63% interest in Alternet of Virginia, Inc., which provides business telephony services in Richmond, Virginia; and a 100% interest in MediaOne Business Services, Inc., which provides business telephony services in Atlanta, Georgia. MediaOne leases fiber to these companies for use in their fiber-optic networks. In addition, MediaOne, through TWE, owns an interest in Time Warner Telecom, a provider of business telephony services in many of the principal cities where Time Warner Cable's systems are located. Time Warner Telecom is owned by TWE, TWE-A/N and TWX, each of whom leases fiber to Time Warner Telecom for use in its fiber-optic networks.

    MediaOne owns an approximate 10% interest in Primestar, Inc. ("PrimeStar"), a nationwide provider of DBS services. TWE also holds an approximate 24% interest in PrimeStar. On April 1, 1998, MediaOne, TWE and the other stockholders of PrimeStar contributed their interests in PrimeStar Partners, L.P., as well as their PrimeStar subscribers and certain related assets, to PrimeStar, which is a newly formed company. MediaOne received shares of PrimeStar and cash and TWE received shares of PrimeStar and realized a reduction in indebtedness in connection with such contribution. In a related, independent transaction, PrimeStar has agreed to purchase the satellite assets owned by American Sky Broadcasting LLC, which is owned by News Corporation and MCI Communications Corporation, in exchange for a nonvoting interest in PrimeStar. This transaction, which is subject to various regulatory and other approvals, is expected to close in 1998.

                                                                              42
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

    INTERNATIONAL BROADBAND AND WIRELESS COMMUNICATIONS

    BROADBAND COMMUNICATIONS. MediaOne owns interests in various providers of broadband communications services in international markets in continental Europe, the United Kingdom and Asia. As of March 31, 1998, these interests represented approximately 2 million proportionate homes passed and 900,000 proportionate subscribers.

    Among its international broadband interests, MediaOne holds a 26.8% interest in Telewest, the second-largest provider of combined cable and telecommunications services in the United Kingdom. Telewest is constructing broadband networks capable of providing a broad range of video, telephony and data services. As of December 31, 1997, Telewest had approximately 687,000 cable subscribers and 1,040,000 telephony lines. TCI also owns a 26.8% interest in Telewest. MediaOne also holds interests in other providers of cable and broadband communications services in international markets, including a 94% interest in Cable Plus, a provider of cable and telephony services in the Czech Republic; a 50% interest in A2000, a provider of cable television services in the Netherlands; a 25% interest in Telenet Flanders, a provider of cable and telephony services over an HFC network in portions of Belgium; a 35% interest in Aria WEST, a provider of telecommunications services in portions of Indonesia; a 25% interest in Singapore Cablevision Pte Ltd, a joint venture that is constructing a broadband network in Singapore; and a 25% interest in Titus Communications Corp. ("Titus") and a 19% interest in Chofu Cable Television ("Chofu"), each of which is constructing cable television systems in Japan. TWX also holds a 25% interest in Titus and a 19% interest in Chofu.

    On April 15, 1998, Telewest and General Cable plc ("General Cable") announced a proposed merger. In the proposed transaction, each General Cable share would be exchanged for 1.243 new Telewest shares and 65 pence in cash (or an aggregate of approximately L409 million in Telewest shares and L240 million in cash). The cash portion of the purchase price will be raised through a rights offering to Telewest's existing shareholders, including MediaOne. MediaOne and certain of Telewest's other principal shareholders have agreed to purchase any Telewest shares not purchased by Telewest's other shareholders in the rights offering. There can be no assurance that the proposed transaction will be consummated.

    WIRELESS COMMUNICATIONS. MediaOne owns interests in various providers of wireless communications services in international markets in continental Europe, the United Kingdom and Asia. As of March 31, 1998, these interests represented
72.8 million proportionate POPs and approximately 1,123,000 proportionate subscribers.

    Among its international wireless interests, MediaOne owns a 50% interest in Mercury Personal Communications ("One 2 One"), which provides PCS services in the United Kingdom under the brand "One 2 One." The remaining 50% of One 2 One is owned by Cable & Wireless plc. One 2 One was the first PCS service in the world to commence operations in 1993. As of March 31, 1998, One 2 One's networks served approximately 1,198,000 subscribers and provided coverage to approximately 95% of Great Britain's population. MediaOne also holds interests in various other providers of wireless communications services in international markets, including a 46.6% interest in Westel 900 and a 49% interest in Westel Radiotelefon, providers of cellular services in Hungary; 24.5% interests in Eurotel Praha and Eurotel Bratislava, providers of wireless services in portions of the Czech and Slovak Republics; a 22.5% interest in Polska Telefonia Cyfrowa, a provider of Global Systems for Mobile Communications ("GSM") cellular services in Poland; a 49% interest in U S WEST BPL Cellular Telecommunications, a provider of GSM cellular services in certain regions of India; a 19% interest in Binariang, a provider of wireless, wireline, satellite and international gateway services in Malaysia; and a 66.5% interest in the Russian Telecommunications Development Corp., a provider of cellular services in certain cities in Russia.

                                                                              43
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

    CABLE PROGRAMMING

    MediaOne has made investments in cable programming networks as a means of generating additional interest among cable television consumers. Among its investments in providers of cable programming, MediaOne holds a 10.4% interest in E! Entertainment Television, Inc., a 50% interest in New England Cable News, a 10.0% interest in PPVN Holding Co., which operates under the brand name "Viewer's Choice," a 7.5% interest in the Sunshine Network, a provider of sports programming in Florida, a 9.0% interest in Music Choice, a distributor of audio programming over cable networks, a 24.1% interest in the Outdoor Life Network, a 20.7% interest in Speedvision and a 50% interest in Sports Channel New England. Internationally, MediaOne holds a 6.7% interest in Flextech plc, a provider of cable programming in the United Kingdom.

    TWE holds extensive interests in cable programming networks. TWE, through its Home Box Office division ("Home Box Office"), owns and operates HBO and Cinemax. HBO's programming includes commercial-free, uncut feature motion pictures, sporting events, special entertainment events and motion pictures produced by or for HBO. Cinemax offers a broad range of motion pictures, including classic, family, action-adventure, foreign and recently-released films. Home Box Office has also entered into a number of international joint ventures, including HBO Ole in Latin America and a movie-based HBO service in Asia. Home Box Office also produces television programming and operates TVKO, an entity that produces boxing matches and other pay-per-view programming. TWE also holds interests in various other cable programming networks, including a 50% interest in Comedy Central and a 33.33% interest in Court TV. MediaOne does not have any rights with respect to the management and operation of TWE's cable programming businesses. See "--Time Warner Entertainment."

TIME WARNER ENTERTAINMENT

    MediaOne owns a 25.51% pro rata priority capital and residual equity interest in TWE. Subsidiaries of TWX own a 74.49% pro rata priority capital and residual equity interest in TWE as well as certain senior capital interests in TWE. TWE is engaged in the cable programming, filmed entertainment and broadband communications businesses. Subject to the powers of the TWE Management Committee with respect to Time Warner Cable, and except for approvals required for certain significant actions, the businesses and affairs of TWE are controlled by TWX. For a description of the broadband communications and cable programming operations of TWE, see "--Business-- Domestic Broadband Communications--Time Warner Cable" and "--Cable Programming."

    TWE's filmed entertainment business consists of the production, financing and distribution of feature motion pictures (including through Warner Bros.), television series, made-for-television movies, miniseries for television, first-run syndication programming and animated programming for theatrical and television exhibition, and the distribution of prerecorded videocassettes and videodiscs. TWE owns and operates The WB, a national broadcast television network launched in 1995. TWE's filmed entertainment business is also engaged in product licensing and the ownership and operation of retail stores, movie theaters and theme parks, including Warner Bros. Studio Stores. On April 1, 1998, TWE sold its 49% ownership interest in Six Flags theme parks to Premier Parks Inc.

    MediaOne has an option to increase its equity interest in TWE from 25.51% to 31.84% depending upon cable operating performance. The option is exercisable, in whole or in part, between January 1, 1999 and May 31, 2005 for an aggregate cash exercise price ranging from $1.25 billion to $1.8 billion, depending upon the year of exercise. Either MediaOne or TWE may elect that the exercise price for the option be paid with partnership interests rather than cash.

    TWE's limited partnership agreement contains certain non-competition restrictions (the "TWE Non-Competition Restrictions"), which prohibit each of the TWE partners, including MediaOne, from competing with TWE in the three principal lines of business of TWE--cable, filmed entertainment and programming--as such businesses may evolve, subject to certain agreed upon exceptions and limited passive investments. The TWE Non-Competition Restrictions do not prohibit MediaOne from engaging

                                                                              44
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE
in the cable business in an area where TWE is not then engaging in the cable business, subject to TWE's right of first refusal with respect to such cable business, or from engaging in the cable business outside of the United States. In addition, the TWE Non-Competition Restrictions do not prevent MediaOne from acquiring a foreign cable business that is also engaged in a programming business if such programming business does not account for more than 20% of the cable business' revenues. Under the TWE Non-Competition Restrictions, the acquisition by U S WEST of Continental and its cable systems in the Atlanta, Georgia metropolitan area required the consent of TWX. The ability of MediaOne to make acquisitions of additional cable systems may be limited by the TWE Non-Competition Restrictions.

    MediaOne also owns a 12.75% interest in Time Warner Entertainment Japan Inc. ("TWE Japan"). The remaining interests in TWE Japan are owned by TWX, Itochu Corporation and Toshiba Corporation. TWE Japan was organized to conduct TWE's businesses in Japan, including video distribution, theatrical film and television distribution and merchandising businesses, and to expand and develop new business opportunities.

AIRTOUCH TRANSACTION

    On April 6, 1998, MediaOne sold its domestic wireless business to AirTouch pursuant to the AirTouch Transaction. The AirTouch Transaction was consummated in accordance with the terms of an Agreement and Plan of Merger, dated as of January 29, 1998 (the "AirTouch Merger Agreement"), among U S WEST, U S WEST Media Group, Inc., U S WEST NewVector Group, Inc. ("NewVector"), U S WEST PCS Holdings, Inc. ("PCS Holdings") and AirTouch. The Media Group's domestic wireless business was conducted by NewVector, which conducted the Media Group's domestic cellular business, and by PCS Holdings, which held the Media Group's interest in PrimeCo Personal Communications, L.P. ("PrimeCo") a provider of PCS services. Pursuant to the AirTouch Merger Agreement, NewVector and PCS Holdings merged with and into AirTouch and, as a result, AirTouch acquired the businesses of NewVector and PCS Holdings.

    Pursuant to the AirTouch Transaction, MediaOne received from AirTouch (i) $1.65 billion in liquidation preference of dividend bearing AirTouch Preferred Stock and (ii) 59.5 million shares of AirTouch Common Stock. In addition, AirTouch assumed $1.35 billion of indebtedness of NewVector and PCS Holdings.

    Applying the terms of the AirTouch Merger Agreement, this transaction will result in a gain of approximately $2.3 billion, net of deferred taxes of $1.7 billion. See "--MediaOne Unaudited Pro Forma Condensed Combined Financial Statements."

    Prior to the consummation of the AirTouch Transaction, MediaOne and AirTouch were parties to a multi-phased joint venture pursuant to which the parties agreed to combine their domestic cellular businesses. The AirTouch Transaction was consummated in lieu of such joint venture.

    MediaOne intends to take appropriate actions to monetize the shares of AirTouch Preferred Stock and AirTouch Common Stock which it received in the AirTouch Transaction. In connection with the AirTouch Transaction, MediaOne and AirTouch entered into an Investment Agreement, pursuant to which AirTouch has agreed to provide to MediaOne registration rights with respect to the shares of AirTouch Preferred Stock and AirTouch Common Stock which it received in the AirTouch Transaction and to assist MediaOne in the monetization of such shares.

COMPETITION

    MediaOne's cable television systems generally compete for viewer attention with other providers of video programming, including DBS systems, MMDS systems, LMDS systems, SMATV systems and other cable companies providing services in areas where MediaOne operates. In addition, certain LECs, including RBOCs, are beginning to offer video programming in competition with MediaOne's cable services. In the past, federal cross-ownership restrictions have limited entry by LECs into the cable

                                                                              45
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE
television business. The Telecommunications Act has eliminated many of these barriers, thereby enhancing the ability of LECs to provide video programming in competition with MediaOne. The extent of such competition in any franchise area is dependent, in part, upon the quality, variety and price of the programming provided by these services. Many of these competitive services are generally not subject to the same local government regulation that affects cable television. The cable television services offered by MediaOne also face competition for viewers and advertising from other communications and entertainment media, including off-air television broadcasting services, movie theaters, video tape rentals and live sporting events. The competition faced by MediaOne's cable systems may increase in the future with the development and growth of new technologies.

    As MediaOne begins to offer additional services over its HFC networks, MediaOne will face additional competition. MediaOne's telephony services will face competition from other providers of local exchange services, including RBOCs, LECs, IXCs and other providers of local exchange services. The degree of competition will be dependent upon the state and federal regulations concerning entry, interconnection requirements and the degree of unbundling of the LECs' networks. Competition will be based upon price, service quality and breadth of services offered. The Internet access and high-speed data services offered by MediaOne compete with other providers of such services, including LECs, IXCs, ISPs and other on-line service providers.

    MediaOne's international broadband and wireless communications businesses also face competition in their respective markets. Telewest's cable television services compete with broadcast television stations, DBS services, SMATV systems and certain narrowband operators in the United Kingdom. Telewest's telecommunications services compete with domestic telephone companies in the United Kingdom, such as British Telecommunications plc. One 2 One competes with two cellular operators and one PCS operator in the United Kingdom. Competition is based upon price, geographic coverage and the quality of the services offered.

REGULATION

    The products and services of MediaOne are subject to varying degrees of regulation. Under the Telecommunications Act, the regulation of all but basic tier cable rates will be discontinued effective March 31, 1999, or earlier if competition exists. The Telecommunications Act also (i) eliminates certain cross-ownership restrictions among cable operations, broadcasters and MMDS operations, (ii) removes barriers to competition with LECs, and (iii) eliminates restrictions that previously applied to MediaOne relating to long-distance services.

    The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") authorizes the Federal Communications Commission (the "FCC") to set standards for governmental authorities to regulate the rates for certain cable television services, except for services offered on a per-channel or per-program basis, and equipment. Pursuant to authority granted under the 1992 Cable Act, the FCC adopted a series of rate regulations. The FCC also publicly announced that it would consider "social contracts" as an alternative form of rate regulation for cable operations. Continental's social contract with the FCC was adopted by the FCC on August 3, 1995 and amended on August 21, 1996 and July 3, 1997 to include certain systems acquired by Continental. The social contract is a six-year agreement covering most of Continental's franchises, including those that were unregulated, and settled Continental's cost of service rate cases and benchmark cable programming service tier rate cases for the covered systems. Benchmark basic service tier rate cases in the covered systems are subject to review by local franchise authorities. As part of the resolution, Continental agreed to, among other things, invest at least $1.7 billion in domestic system rebuilds and upgrades through the year 2000 to expand channel capacity and improve system reliability and picture quality. At December 31, 1997, the investment commitment had been substantially met. Under the social contract, Continental also reduced its basic service tier rates for most of the subscribers covered by the social contract. These reductions were offset by a revenue neutral increase in cable programming service tier rates. The social contract allows for the funding of system rebuilds and upgrades by increasing cable programming

                                                                              46
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE
service tier rates annually by one dollar per subscriber from 1997 and 1999 in most franchises, and from 1996 through 1999 for the systems incorporated under the 1996 amendment to the social contract. Rate adjustments are also allowed for inflation and external costs such as programming. The social contract also provides that, if the laws and regulations applicable to services offered in any Continental franchise change in a manner that would have a material favorable financial impact on Continental, MediaOne may petition the FCC to terminate the social contract.

    Cable television systems are also subject to local regulation, typically imposed through the franchising process. Local officials may be involved in the initial franchise selection, system design and construction, safety, rate regulation, customer service standards, billing practices, community-related programming and services, franchise renewal and imposition of franchise fees.

    MediaOne is also subject to various regulations in the foreign countries in which it has operations. In the United Kingdom, the licensing, construction, operation, sale and acquisition of cable and wireline and wireless communications systems are regulated by various government entities, including the Department of Trade and Industry and the Department of National Heritage.

EMPLOYEES

    At March 31, 1998, the businesses of MediaOne had approximately 16,350 employees, none of whom were represented by unions. MediaOne believes that its relations with its employees are good.

REAL PROPERTY

    The properties of MediaOne do not lend themselves to description by character and location of principal units. At March 31, 1998, the majority of MediaOne's property was utilized in providing cable television services.

LEGAL PROCEEDINGS

    MediaOne is currently subject to claims and proceedings that have arisen in the ordinary course of business. While complete assurance cannot be given as to the outcome of any contingent liabilities, in the opinion of MediaOne, any financial impact to which MediaOne will be subject is not expected to be material in amount to its financial position or results of operations. In addition, the businesses in which MediaOne holds an investment, including TWE, are also subject to claims and proceedings that may be material to such businesses.

MANAGEMENT OF MEDIAONE

MEDIAONE BOARD OF DIRECTORS

    Immediately after the Separation, it is expected that the MediaOne Board will consist of nine directors. Pursuant to the MediaOne Restated Certificate, the MediaOne Board will consist of three classes of directors. Each class of directors will be subject to election by stockholders every three years. In addition, it is anticipated that the MediaOne Board will adopt a policy that requires directors to retire at the annual meeting following the director's 72nd birthday.

    It is anticipated that Robert L. Crandall, Grant A. Dove, Allan D. Gilmour, Pierson M. Grieve, Charles M. Lillis, Charles P. Russ, III, Louis A. Simpson and John "Jack" Slevin, who are currently members of the U S WEST Board, will remain in their current positions as members of the MediaOne Board following the Separation Time and that all other current members of the U S WEST Board will resign, effective as of the Separation Time and become directors of New U S WEST. In addition, it is anticipated that, prior to the Separation Time, the U S WEST Board will elect Kathleen A. Cote to the MediaOne Board, effective as of the Separation Time, to fill one of the vacancies created by such resignations. The following is a brief listing of the principal occupations, other major affiliations and ages of each individual who will serve on the MediaOne Board following the Separation.

                                                                              47
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

    KATHLEEN A. COTE, President and Chief Executive Officer of Computervision Corporation, 1996 to 1998, President and Chief Operating Officer of Computervision Corporation from 1995 to 1996. Vice President of Marketing and Services from 1994 to 1995. President and General Manager of PrimeService from 1989 to 1994. Vice President of Operations from 1986 to 1989. Employed at Wang Laboratories in various management roles including Director of Manufacturing from 1980 to 1986. Employed by MFE Corporation from 1978-1980 as head of Operations. Employed at CTI-Cryogenics from 1971 to 1978, holding various positions in Operations and Business Management. Currently Director of Baynetworks, Inc, and Walden University. Age 48.

    ROBERT L. CRANDALL, Chairman of the Board, President and Chief Executive Officer of AMR Corp. since 1985. Director of Halliburton Company and Sabre Group Holdings, Inc. Director of U S WEST since 1997. Age 62.

    GRANT A. DOVE, Managing Partner of Technology Strategies and Alliances since 1992. Executive Vice President of Texas Instruments from 1982 to 1987. Director of Cooper Cameron Corporation, Forefront Group, Inc., InterVoice, Inc., Mircoelectronics and Computer Technology Corporation, and Netspeed, Inc. Director and Chairman of Optek Technology, Inc. Director of U S WEST since 1988. Age 69.

    ALLAN D. GILMOUR, retired. Vice Chairman of Ford Motor Co. from 1993 to 1995; Executive Vice President of Ford Motor Co. and President, Ford Automotive Group, from 1990 to 1993. Director of The Dow Chemical Company, DTE Energy Company, The Prudential Insurance Company of America, and Whirlpool Corporation. Director of U S WEST since 1992. Age 63.

    PIERSON M. GRIEVE, retired. Chairman of the Board and Chief Executive Officer of Ecolab, Inc. from 1983 through 1995. Director of Danka Business Systems PLC, Norwest Corporation, and St. Paul Companies. Director of U S WEST since 1990. Age 70.

    CHARLES M. LILLIS, President and Chief Executive Officer of U S WEST Media Group since 1995; Executive Vice President of U S WEST since 1987. Director of Ascent Entertainment Group, Inc., and Supervalu, Inc. Director of U S WEST since 1998. Age 56.

    CHARLES P. RUSS, III, Executive Vice President--Law, Public Policy and Human Resources, General Counsel and Secretary of U S WEST. Executive Vice President, General Counsel and Secretary of U S WEST since 1992; Executive Vice President for Human Resources since 1995; and Executive Vice President for Public Policy since 1997. Director of U S WEST since 1998. Age 53.

    LOUIS A. SIMPSON, President and Chief Executive Officer of GEICO Capital Operations since 1993. Director of Chor, Inc., Pacific American Income Shares, Inc., Potomac Electric Power Company, and Western Asset Trust, Inc. Director of U S WEST since 1998. Age 61.

    JOHN "JACK" SLEVIN, Chairman of the Board of Comdisco, Inc. since 1996; President and Chief Executive Officer since 1994; Executive Vice President and Chief Operating Officer from 1993 to 1994. Director of U S WEST since 1998. Age 61.

COMMITTEES OF THE MEDIAONE BOARD

    Following the Separation, the MediaOne Board will establish the standing committees listed below. No final determination has been made as to the memberships of any such standing committees.

    AUDIT COMMITTEE. The Audit Committee's purpose will be to oversee MediaOne's accounting and financial reporting policies and practices and to assist the MediaOne Board in fulfilling its fiduciary and corporate accountability responsibilities. MediaOne's internal auditors and independent certified public accountants will periodically meet with the Audit Committee and will always have unrestricted direct access to the Audit Committee members.

    BOARD AFFAIRS COMMITTEE. The Board Affairs Committee will serve as a nominating committee for the MediaOne Board. The Board Affairs Committee will also make recommendations regarding

                                                                              48
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE
director compensation and committee structure and composition. The Board Affairs Committee will oversee corporate governance and will consider candidates for the MediaOne Board recommended by stockholders.

    FINANCE COMMITTEE. The Finance Committee will be responsible for evaluating MediaOne's growth strategies and financing for MediaOne's operations.

    HUMAN RESOURCES AND EXECUTIVE DEVELOPMENT COMMITTEE. The Human Resources and Executive Development Committee will be responsible for assuring the appropriateness of the compensation and benefits of the Executive Officers of MediaOne and its subsidiaries and to provide for the orderly succession of management.

MEDIAONE EXECUTIVE OFFICERS

    Set forth below is information with respect to the current positions of the individuals who have been selected to serve as executive officers of MediaOne upon consummation of the Separation. It is anticipated that these individuals will be elected by the MediaOne Board as of the Separation Time. Unless otherwise indicated, the positions to be held by each such individual will be similar to their current positions.

    A. GARY AMES, Executive Vice President, and President, MediaOne International since 1995. Mr. Ames previously served for five and one-half years as President of U S WEST Communications, and has held a variety of operations, public policy and other management positions at U S WEST and its predecessors for over 30 years. Age 53.

    ROGER K. CHRISTENSEN, Vice President Group Operations and Strategy of the Media Group since 1995. Following the Separation, Mr. Christensen will become Senior Vice President Administration of MediaOne and will be responsible for human resources, public relations and certain other corporate services. Mr. Christensen has been a Vice President of U S WEST since 1993, and has held a variety of finance and other management positions with U S WEST and its predecessors for over 25 years. Age 49.

    FRANK M. EICHLER, Vice President Public Policy and Regulatory Law of the Media Group since 1997. Following the Separation, Mr. Eichler will become Executive Vice President, General Counsel and Secretary of MediaOne. Mr. Eichler has served as a Vice President of U S WEST since 1994, and has held a variety of positions in the Law Department of U S WEST since 1984. Age 41.

    CHARLES M. LILLIS, President and Chief Executive Officer of the Media Group since 1995. Mr. Lillis previously served as President and Chief Executive Officer of U S WEST Diversified Group. Mr. Lillis joined U S WEST in 1985 as Vice President of Strategic Marketing and was named Executive Vice President and Chief Planning Officer in 1987. Age 56.

    JANICE C. PETERS, President of the Media Group's domestic cable operations since 1997. Ms. Peters previously served as President of the Media Group's wireless operations. Ms. Peters has been a Vice President of U S WEST since 1992, and has held a variety of marketing and other management positions with U S WEST and its predecessors for over 25 years. Age 46.

    RICHARD A. POST, Vice President and Chief Financial Officer of the Media Group since 1997. Mr. Post previously served as President of Corporate Development of the Media Group. Mr. Post has been a Vice President of U S WEST since 1990, and has held a variety of finance and other management positions with U S WEST for over ten years. Age 39.

    PEARRE A. WILLIAMS, Vice President and President, Multimedia Ventures, since 1997. Mr. Williams previously served as Vice President Business Development for the Media Group. Mr. Williams has been a Vice President of U S WEST since 1989, and has held a variety of corporate development and other management positions with U S WEST for over ten years. Age 43.

                                                                              49
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

MEDIAONE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined statement of operations of MediaOne for the year ended December 31, 1997 gives effect to (i) the discontinuance of the businesses of New U S WEST (the "Discontinued Operations Adjustments"), (ii) the Refinancing (including the refinancing by New U S WEST of the Dex Indebtedness), the distribution of all of the New U S WEST Common Stock to U S WEST's stockholders, transfers of certain assets and liabilities of U S WEST to New U S WEST and allocations of certain costs and expenses in connection with the Separation (the "MediaOne Separation Adjustments") and (iii) the AirTouch Transaction (the "AirTouch Transaction Adjustments") as if such transactions had been consummated as of January 1, 1997. The unaudited pro forma condensed combined balance sheet as of December 31, 1997 gives effect to the Discontinued Operations Adjustments, the MediaOne Separation Adjustments and the AirTouch Transaction Adjustments as if such transactions had been consummated as of December 31, 1997. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 1996 and 1995, give effect to the Discontinued Operations Adjustments but do not give effect to the MediaOne Separation Adjustments or the AirTouch Transaction Adjustments.

    The assets of New U S WEST will be accounted for at the historical book values at which they were carried by U S WEST prior to the Separation. MediaOne will account for the distribution of New U S WEST to U S WEST's stockholders at fair value, and will recognize a gain on the distribution. The historical results of New U S WEST will be reflected as discontinued operations by MediaOne.

    The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes. The unaudited pro forma financial statements do not necessarily represent what MediaOne's financial position or results of operations would have been had the transactions occurred at such dates or to project MediaOne's financial position or results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of U S WEST, including the notes thereto, incorporated by reference herein. See Chapter 8: Certain Other
Matters: Where You Can Find More Information.

                                                                              50
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

                                    MEDIAONE
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                              DOLLARS IN MILLIONS

                                                                             MEDIAONE                MEDIAONE PRO
                                                                               PRO                       FORMA
                                                              DISCONTINUED    FORMA     MEDIAONE       EXCLUDING       AIRTOUCH
                                                    U S WEST   OPERATIONS    EXCLUDING  SEPARATION     AIRTOUCH       TRANSACTION
                                                    HISTORICAL ADJUSTMENTS(A) SEPARATION ADJUSTMENTS  TRANSACTION    ADJUSTMENTS(G)
                                                    --------  ------------   -------  ------------   -------------   -------------
Sales and other revenues..........................  $15,235   $(11,388)(A)   $3,847                  $   3,847       $  (1,428)(G)

Operating expenses before depreciation and
  amortization....................................    9,009     (6,449)(A)    2,560                      2,560            (895)(G)
Depreciation and amortization.....................    3,420     (2,163)(A)    1,257                      1,257            (183)(G)
                                                    --------  ------------   -------  ------------   -------------   -------------
  Total operating expenses........................   12,429     (8,612)       3,817                      3,817          (1,078)
                                                    --------  ------------   -------  ------------   -------------   -------------
Operating income (loss) from continuing
  operations......................................    2,806     (2,776)          30                         30            (350)(G)
Other income (expense):
  Interest expense................................   (1,083 )      405(A)      (678 )      289(B)         (389)             90(G)
  Equity losses in unconsolidated ventures........     (909 )                  (909 )                     (909)            115(G)
  Other income (expense)--net.....................      408        (58)(A)      350         (6)(B)         344             132(G)
                                                    --------  ------------   -------  ------------   -------------   -------------
Income (loss) from continuing operations before
  income taxes and extraordinary item.............    1,222     (2,429)      (1,207 )      283            (924)            (13)
(Provision) benefit for income taxes..............     (522 )      902(A)       380        (87)(C)         293              34(C)
                                                    --------  ------------   -------  ------------   -------------   -------------
Income (loss) from continuing operations before
  extraordinary item..............................      700     (1,527)        (827 )      196            (631)             21
Discontinued operations(A):
  Results of operations, net of tax...............               1,524(A)     1,524     (1,524)(D)
  Gain on separation..............................                                      25,229(D)       25,229
                                                    --------  ------------   -------  ------------   -------------   -------------
Income before extraordinary item..................      700         (3)         697     23,901          24,598              21
Extraordinary item:
  Loss on early extinguishment of debt, net of
    tax...........................................       (3 )        3(A)                 (346)(E)        (346)
                                                    --------  ------------   -------  ------------   -------------   -------------
Net income........................................      697      --             697     23,555          24,252              21
Dividends on preferred stock......................      (52 )                   (52 )                      (52)
                                                    --------  ------------   -------  ------------   -------------   -------------
Earnings available for common stock...............  $   645   $  --          $  645   $ 23,555       $  24,200       $      21
                                                    --------  ------------   -------  ------------   -------------   -------------
                                                    --------  ------------   -------  ------------   -------------   -------------


                                                    MEDIAONE PRO
                                                        FORMA
                                                    -------------
Sales and other revenues..........................  $   2,419
Operating expenses before depreciation and
  amortization....................................      1,665
Depreciation and amortization.....................      1,074
                                                    -------------
  Total operating expenses........................      2,739
                                                    -------------
Operating income (loss) from continuing
  operations......................................       (320)
Other income (expense):
  Interest expense................................       (299)
  Equity losses in unconsolidated ventures........       (794)
  Other income (expense)--net.....................        476
                                                    -------------
Income (loss) from continuing operations before
  income taxes and extraordinary item.............       (937)
(Provision) benefit for income taxes..............        327
                                                    -------------
Income (loss) from continuing operations before
  extraordinary item..............................       (610)
Discontinued operations(A):
  Results of operations, net of tax...............
  Gain on separation..............................     25,229
                                                    -------------
Income before extraordinary item..................     24,619
Extraordinary item:
  Loss on early extinguishment of debt, net of
    tax...........................................       (346)
                                                    -------------
Net income........................................     24,273
Dividends on preferred stock......................        (52)
                                                    -------------
Earnings available for common stock...............  $  24,221
                                                    -------------
                                                    -------------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                                                              51
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

                                    MEDIAONE

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                             MEDIAONE                MEDIAONE PRO
                                                                               PRO                       FORMA
                                                              DISCONTINUED    FORMA     MEDIAONE       EXCLUDING       AIRTOUCH
                                                    U S WEST   OPERATIONS    EXCLUDING  SEPARATION     AIRTOUCH       TRANSACTION
                                                    HISTORICAL ADJUSTMENTS(A) SEPARATION ADJUSTMENTS  TRANSACTION    ADJUSTMENTS(G)
                                                    --------  ------------   -------  ------------   -------------   -------------
BASIC EARNINGS PER SHARE OF COMMUNICATIONS COMMON
  STOCK...........................................  $  2.43
                                                    --------
                                                    --------
DILUTED EARNINGS PER SHARE OF COMMUNICATIONS
  COMMON STOCK....................................  $  2.41
                                                    --------
                                                    --------
BASIC AVERAGE SHARES OF COMMUNICATIONS COMMON
  STOCK OUTSTANDING (millions)....................   482.75
                                                    --------
                                                    --------
DILUTED AVERAGE SHARES OF COMMUNICATIONS COMMON
  STOCK OUTSTANDING (millions)....................   491.23
                                                    --------
                                                    --------
BASIC AND DILUTED LOSS PER COMMON SHARE OF MEDIA
  STOCK...........................................  $ (0.88 )
                                                    --------
                                                    --------
BASIC AND DILUTED AVERAGE COMMON SHARES OF MEDIA
  STOCK
  OUTSTANDING (millions)..........................   606.75
                                                    --------
                                                    --------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE OF
  MEDIAONE COMMON STOCK:
  CONTINUING OPERATIONS...........................                                                   $   (1.13)
  DISCONTINUED OPERATIONS.........................                                                       41.58(D)
  EXTRAORDINARY ITEM:
    LOSS ON EARLY EXTINGUISHMENT OF DEBT..........                                                       (0.57)
                                                                                                     -------------
BASIC AND DILUTED EARNINGS PER SHARE..............                                                   $   39.88
                                                                                                     -------------
                                                                                                     -------------
BASIC AND DILUTED AVERAGE SHARES OF MEDIAONE
  COMMON STOCK OUTSTANDING (millions).............                                                      606.75(F)
                                                                                                     -------------
                                                                                                     -------------


                                                    MEDIAONE PRO
                                                        FORMA
                                                    -------------
BASIC EARNINGS PER SHARE OF COMMUNICATIONS COMMON
  STOCK...........................................

DILUTED EARNINGS PER SHARE OF COMMUNICATIONS
  COMMON STOCK....................................

BASIC AVERAGE SHARES OF COMMUNICATIONS COMMON
  STOCK OUTSTANDING (millions)....................

DILUTED AVERAGE SHARES OF COMMUNICATIONS COMMON
  STOCK OUTSTANDING (millions)....................

BASIC AND DILUTED LOSS PER COMMON SHARE OF MEDIA
  STOCK...........................................

BASIC AND DILUTED AVERAGE COMMON SHARES OF MEDIA
  STOCK
  OUTSTANDING (millions)..........................

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE OF
  MEDIAONE COMMON STOCK:
  CONTINUING OPERATIONS...........................  $   (1.09)
  DISCONTINUED OPERATIONS.........................      41.58(D)
  EXTRAORDINARY ITEM:
    LOSS ON EARLY EXTINGUISHMENT OF DEBT..........      (0.57)
                                                    -------------
BASIC AND DILUTED EARNINGS PER SHARE..............  $   39.92
                                                    -------------
                                                    -------------
BASIC AND DILUTED AVERAGE SHARES OF MEDIAONE
  COMMON STOCK OUTSTANDING (millions).............     606.75(F)
                                                    -------------
                                                    -------------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                                                              52
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

                                    MEDIAONE

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1997

                              DOLLARS IN MILLIONS

                                                                                                MEDIAONE
                                                                    MEDIAONE                    PRO FORMA
                                                   DISCONTINUED     PRO FORMA     MEDIAONE      EXCLUDING       AIRTOUCH
                                      U S WEST      OPERATIONS      EXCLUDING    SEPARATION     AIRTOUCH       TRANSACTION
                                     HISTORICAL   ADJUSTMENTS(A)   SEPARATION    ADJUSTMENTS   TRANSACTION   ADJUSTMENTS(G)
                                     -----------  ---------------  -----------  -------------  -----------  -----------------
ASSETS

Current assets.....................   $   3,399    $  (2,432)(A)    $     967   $      (8)(H)   $     959     $    (223)(G)
Net investment in assets of
  discontinued operations(A).......                    4,367(A)         4,367      (3,831)(J)
                                                                                     (536)(D)
                                     -----------  ---------------  -----------  -------------  -----------       ------
Total current assets...............       3,399        1,935            5,334      (4,375)            959          (223)
                                     -----------  ---------------  -----------  -------------  -----------       ------
Property, plant and
  equipment--net...................      18,580      (14,308)(A)        4,272         (25)(H)       4,247        (1,006)(G)
Investment in Time Warner
  Entertainment....................       2,486                         2,486                       2,486
Investment in AirTouch
  Communications...................                                                                               4,413(G)
Net investments in international
  ventures.........................         475                           475                         475
Intangible assets--net.............      12,674          (77)(A)       12,597                      12,597          (415)(G)
Net investment in assets held for
  sale.............................         419                           419                         419
Other assets.......................       1,707         (775)(A)          932         (28)(H)         853          (491)(G)
                                                                                      (51)(K)
                                     -----------  ---------------  -----------  -------------  -----------       ------
Total assets.......................   $  39,740    $ (13,225)       $  26,515   $  (4,479)      $  22,036     $   2,278
                                     -----------  ---------------  -----------  -------------  -----------       ------
                                     -----------  ---------------  -----------  -------------  -----------       ------

LIABILITIES AND EQUITY

Short-term debt....................   $   1,430    $    (695)(A)    $     735   $     (23)(H)   $     738     $      16(G)
                                                                                       26(I)
Total other current liabilities....       4,885       (3,432)(A)        1,453         (19)(H)       1,434          (332)(G)
Long-term debt.....................      13,248       (5,020)(A)        8,228      (3,831)(J)       4,637        (1,352)(G)
                                                                                      240(K)
Deferred taxes.....................       4,068         (791)(A)        3,277          14(H)        3,291         1,735(G)
Deferred credits and other.........       3,605       (3,287)(A)          318         (33)(H)         285           (88)(G)

Mandatorily redeemable preferred
  stock and Old Preferred
  Securities.......................       1,180                         1,180                       1,180

Total equity.......................      11,324                        11,324     (25,831)(D)      10,471         2,299(G)
                                                                                   25,229(D)
                                                                                     (346)(E)
                                                                                      121(K)
                                                                                      (26)(I)
                                     -----------  ---------------  -----------  -------------  -----------       ------
Total liabilities and equity.......   $  39,740    $ (13,225)       $  26,515   $  (4,479)      $  22,036     $   2,278
                                     -----------  ---------------  -----------  -------------  -----------       ------
                                     -----------  ---------------  -----------  -------------  -----------       ------


                                      MEDIAONE
                                      PRO FORMA
                                     -----------
ASSETS
Current assets.....................   $     736
Net investment in assets of
  discontinued operations(A).......

                                     -----------
Total current assets...............         736
                                     -----------
Property, plant and
  equipment--net...................       3,241
Investment in Time Warner
  Entertainment....................       2,486
Investment in AirTouch
  Communications...................       4,413
Net investments in international
  ventures.........................         475
Intangible assets--net.............      12,182
Net investment in assets held for
  sale.............................         419
Other assets.......................         362

                                     -----------
Total assets.......................   $  24,314
                                     -----------
                                     -----------
LIABILITIES AND EQUITY
Short-term debt....................   $     754

Total other current liabilities....       1,102
Long-term debt.....................       3,285

Deferred taxes.....................       5,026
Deferred credits and other.........         197
Mandatorily redeemable preferred
  stock and Old Preferred
  Securities.......................       1,180
Total equity.......................      12,770

                                     -----------
Total liabilities and equity.......   $  24,314
                                     -----------
                                     -----------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                                                              53
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

                                    MEDIAONE

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                              DOLLARS IN MILLIONS

                                                                                                            DISCONTINUED
                                                                                              U S WEST       OPERATIONS
                                                                                             HISTORICAL    ADJUSTMENTS(A)
                                                                                             -----------  ----------------
Sales and other revenues...................................................................   $  12,911   $    (11,074)

Operating expenses before depreciation and amortization....................................       7,512         (6,105)
Depreciation and amortization..............................................................       2,544         (2,158)
                                                                                             -----------      --------
    Total operating expenses...............................................................      10,056         (8,263)
                                                                                             -----------      --------
Operating income from continuing operations................................................       2,855         (2,811)
Other income (expense):
  Interest expense.........................................................................        (612)           448
  Equity losses in unconsolidated ventures.................................................        (346)
  Other income (expense)--net..............................................................         (57)           (14)
                                                                                             -----------      --------
Income (loss) from continuing operations before income taxes and
  cumulative effect of change in accounting principle......................................       1,840         (2,377)
(Provision) benefit for income taxes.......................................................        (696)           876
                                                                                             -----------      --------
Income (loss) from continuing operations before cumulative
  effect of change in accounting principle.................................................       1,144         (1,501)
Income from discontinued operations(A).....................................................                      1,501
                                                                                             -----------      --------
Income (loss) before cumulative effect of change in accounting principle...................   $   1,144   $      --
                                                                                             -----------      --------
                                                                                             -----------      --------

                                                                                              MEDIAONE
                                                                                              PRO FORMA
                                                                                              EXCLUDING
                                                                                             SEPARATION
                                                                                             -----------
Sales and other revenues...................................................................   $   1,837
Operating expenses before depreciation and amortization....................................       1,407
Depreciation and amortization..............................................................         386
                                                                                             -----------
    Total operating expenses...............................................................       1,793
                                                                                             -----------
Operating income from continuing operations................................................          44
Other income (expense):
  Interest expense.........................................................................        (164)
  Equity losses in unconsolidated ventures.................................................        (346)
  Other income (expense)--net..............................................................         (71)
                                                                                             -----------
Income (loss) from continuing operations before income taxes and
  cumulative effect of change in accounting principle......................................        (537)
(Provision) benefit for income taxes.......................................................         180
                                                                                             -----------
Income (loss) from continuing operations before cumulative
  effect of change in accounting principle.................................................        (357)
Income from discontinued operations(A).....................................................       1,501
                                                                                             -----------
Income (loss) before cumulative effect of change in accounting principle...................   $   1,144
                                                                                             -----------
                                                                                             -----------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                                                              54
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

                                    MEDIAONE

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995

                              DOLLARS IN MILLIONS

                                                                                                         MEDIAONE
                                                                                        DISCONTINUED     PRO FORMA
                                                                           U S WEST      OPERATIONS      EXCLUDING
                                                                          HISTORICAL   ADJUSTMENTS(A)   SEPARATION
                                                                          -----------  ---------------  -----------
Sales and other revenues................................................   $  11,746     $   (10,416)    $   1,330

Operating expenses before depreciation and amortization.................       6,810          (5,774)        1,036
Depreciation and amortization...........................................       2,291          (2,066)          225
                                                                          -----------  ---------------  -----------
  Total operating expenses..............................................       9,101          (7,840)        1,261
                                                                          -----------  ---------------  -----------
Operating income from continuing operations.............................       2,645          (2,576)           69

Other income (expense):
  Interest expense......................................................        (527)            429           (98)
  Equity losses in unconsolidated ventures..............................        (207)                         (207)
  Other income (expense)--net...........................................         243            (101)          142
                                                                          -----------  ---------------  -----------
Income (loss) from continuing operations before income taxes and
  extraordinary item....................................................       2,154          (2,248)          (94)
(Provision) benefit for income taxes....................................        (825)            817            (8)
                                                                          -----------  ---------------  -----------
Income (loss) from continuing operations before extraordinary item......       1,329          (1,431)         (102)
Income from discontinued operations(A)..................................                       1,431         1,431
                                                                          -----------  ---------------  -----------
Income before extraordinary item........................................   $   1,329     $   --          $   1,329
                                                                          -----------  ---------------  -----------
                                                                          -----------  ---------------  -----------

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                                                              55
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

                                    MEDIAONE

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 (A) Reflects the removal of the assets, liabilities, revenues and expenses of the businesses of New U S WEST. All transactions and receivable and payable balances between New U S WEST and MediaOne that will continue after the Separation are reflected in such amounts. Also reflects the reclassification of New U S WEST's results to net investment in and income from discontinued operations. The measurement date of the Separation, for discontinued operations accounting purposes, will be the date upon which U S WEST stockholder approval is received.

 (B) Reflects a reduction of historical interest expense of $304 million for the year ended December 31, 1997 as a result of the Refinancing, including the refinancing by New U S WEST of the Dex Indebtedness, and an increase in interest expense of $15 million for financing the costs of the Refinancing and Separation. Also includes incremental guaranteed minority interest expense (included in "other income (expense)--net") related to the refinancing of Old Preferred Securities of $6 million. The interest effects of the Refinancing were calculated at the anticipated rates MediaOne will achieve on the Refinancing. The actual interest rates achieved on Refinancing may vary based on movement in interest rates and the cost of new debt available to MediaOne. A 1/8 percentage point change in the assumed Refinancing rates would change annual interest expense by $4.4 million.

 (C) Reflects the estimated income tax effects of the pro forma adjustments.

 (D) Reflects the distribution of the New U S WEST Common Stock to U S WEST's stockholders. The distribution will be accounted for as a dividend. Because the distribution is non pro-rata, as compared with the businesses previously attributed to U S WEST's two classes of stockholders, it will be accounted for at fair value. The estimated gain on the distribution represents the difference between the fair value of New U S WEST (as of February 20, 1998) and the historical investment in New U S WEST. The actual gain will be determined upon Separation. Since the distribution is accounted for at fair value, the related distribution of the net pension assets and net postretirement and other postemployment obligations are also accounted for at fair value. The estimated gain on the distribution includes a net gain of $1,833 million for the distribution of net pension assets and net postretirement and other postemployment obligations at fair value. The estimated gain is calculated as follows (dollars in millions):

Market capitalization of Communications Group
  (485,061,000 shares of Communications Stock
  at $51.50 per share).............................................  $  24,981
Dex Dividend.......................................................        850
                                                                     ---------
Fair value of New U S WEST.........................................     25,831
Investment in New U S WEST.........................................       (536)
Separation costs (net of income tax benefits of $24)...............        (66)
                                                                     ---------
Gain on distribution...............................................  $  25,229
                                                                     ---------
                                                                     ---------

 (E) Reflects debt extinguishment costs of $346 million (net of income tax benefits of $231 million) associated with the Refinancing. In addition to refinancing costs, debt extinguishment costs include the difference between the market and face value of the U S WEST Indebtedness and a charge for unamortized debt issuance costs.

 (F) As a result of the separation each share of Media Stock will remain outstanding as one share of MediaOne Common Stock.

                                                                              56
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

                                    MEDIAONE

 (G) Reflects the consummation of the AirTouch Transaction. MediaOne has retained the international portion of its wireless business segment. The pro forma adjustments reflect the following:

    - Receipt of 59.5 million shares of AirTouch common stock, representing an approximate 10 percent ownership interest in AirTouch. This interest will be accounted for by MediaOne as a marketable equity security.

    - Receipt of $1,500 million of AirTouch preferred stock at market value (liquidation value of $1,650 million).

    - Receipt of $92 million in dividends per year on the AirTouch preferred stock, at an annual rate of 5.14 percent.

    - Reduction in debt of $1,350 million and a corresponding reduction of annual interest expense of $90 million.

    - Removal of the consolidated assets, liabilities, revenues and expenses of MediaOne's domestic cellular operations.

    - Removal of MediaOne's equity method investment and related equity losses associated with its investment in PrimeCo.

    - Recognition of a gain on the disposition calculated as follows (in millions):

AirTouch common stock..............................................  $   2,913
AirTouch preferred stock (at market value).........................      1,500
Debt reduction.....................................................      1,350
                                                                     ---------
Total proceeds.....................................................      5,763
Net book value of assets sold......................................     (1,686)
Sale related costs.................................................        (70)
                                                                     ---------
Gain (before income taxes).........................................      4,007
Deferred tax expense...............................................     (1,735)
                                                                     ---------
Gain (after income taxes)..........................................  $   2,272
                                                                     ---------
                                                                     ---------

    Such gain has been excluded from the unaudited pro forma condensed combined statement of operations.

 (H) Reflects the transfer of assets and liabilities of U S WEST previously shared by New U S WEST and MediaOne and a corresponding reduction in debt.

 (I) Reflects an $18 million contribution to New U S WEST for insurance premiums paid by New U S WEST to MediaOne in excess of liabilities incurred and a payment of $8 million primarily related to a lease termination.

 (J) Reflects a reduction in MediaOne debt totaling $3.9 billion in conjunction with the refinancing by New U S WEST of the Dex Indebtedness. $69 million of Dex debt reduction is included in the Discontinued Operations Adjustments and the remaining $3,831 million is reflected as a MediaOne Separation Adjustment.

 (K) Reflects incremental borrowing to finance $346 million of debt extinguishment costs (net of income tax benefits of $231 million) and $66 million of Separation costs (net of income tax benefits of $24 million). The incremental borrowing is net of a $51 million net reduction in debt issuance costs and a $121 million reimbursement from New U S WEST for its share of debt extinguishment costs. Such reimbursement is reflected as a dividend from New U S WEST to MediaOne. Separation costs include cash payments under severance agreements of $45 million and financial advisory, legal, registration fee, printing and mailing costs related to the Separation. Separation costs also include a one-time payment to terminate the Minnesota Sale Agreement.

                                                                              57
                                           CHAPTER 5: INFORMATION ABOUT MEDIAONE

CHAPTER 6: THE NEW PREFERRED SECURITIES

THE NEW TRUSTS

    Each of the New Series I Trust and the New Series II Trust is a statutory business trust, in each case formed under Delaware law pursuant to (i) a declaration of trust, dated as of April 9, 1998, executed by MediaOne, as sponsor (with respect to such New Trust, the "Sponsor"), and the trustees of the New Trust (with respect to each New Trust, respectively, the "New Trustees") and
(ii) the filing of a certificate of trust with the Delaware Secretary of State on April 13, 1998. Prior to the consummation of the Offers, each declaration will be amended and restated in its entirety (with respect to each New Trust, as so amended and restated, a "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance by each New Trust of New Preferred Securities, the purchasers thereof will own all of the issued and outstanding New Preferred Securities of such New Trust. MediaOne will acquire all of the New Common Securities of each New Trust, in each case in an aggregate liquidation amount equal to 3% of the total capital of such New Trust. Each of the New Trusts exists for the exclusive purposes of (i) issuing New Preferred Securities and New Common Securities, (ii) investing the gross proceeds of such New Preferred Securities and such New Common Securities in the applicable New Debt Securities and New Debt Guarantee and (iii) engaging in only those other activities necessary or incidental thereto.

    Pursuant to each Declaration, the number of New Trustees of each New Trust will initially be five. Three of such New Trustees (with respect to each Trust, the "New Regular Trustees") will be persons who are employees or officers of, or affiliated with, MediaOne. With respect to each New Trust, the fourth trustee will be a financial institution unaffiliated with MediaOne that will serve as property trustee under the applicable Declaration and as indenture trustee for purposes of the Trust Indenture Act (with respect to each New Trust, the "New Property Trustee"). The fifth trustee will be a financial institution or an affiliate thereof which maintains a principal place of business or residence in the State of Delaware (with respect to each New Trust, the "New Delaware Trustee"). The First National Bank of Chicago will act as the New Property Trustee for each New Trust and its affiliate will act as the New Delaware Trustee for each New Trust until removed or replaced by the holder of the New Common Securities of such New Trust. The First National Bank of Chicago will also act as indenture trustee under the New Preferred Securities Guarantee of each New Trust (with respect to each New Trust, the "New Preferred Guarantee Trustee"). See "--Description of the Preferred Securities Guarantees."

    The New Property Trustee of each New Trust will hold title to the New Debt Securities and New Debt Guarantee purchased by such New Trust for the benefit of the holders of the New Preferred Securities and New Common Securities of such New Trust and will have the power to exercise all rights, powers and privileges under the New Indenture as the holder of such New Debt Securities and New Debt Guarantee. In addition, the New Property Trustee of each New Trust will maintain exclusive control of a segregated non-interest bearing bank account (with respect to each New Trust, the "New Property Account") to hold all payments made in respect of the New Debt Securities and New Debt Guarantee held by such New Trust for the benefit of the holders of New Preferred Securities and New Common Securities of such Trust. The New Property Trustee of each New Trust will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the New Preferred Securities and New Common Securities of such New Trust out of funds from the New Property Account of such New Trust. The New Preferred Guarantee Trustee of each New Trust will hold the applicable New Preferred Securities Guarantee for the benefit of the holders of the New Preferred Securities of such New Trust. MediaOne, as the holder of all the New Common Securities of each New Trust, will have the right to appoint, remove or replace any New Trustee of such New Trust and to increase or decrease the number of New Trustees of such New Trust, provided that the number

                                                                              58
                                         CHAPTER 6: THE NEW PREFERRED SECURITIES
of New Trustees shall be at least three, a majority of which shall be New Regular Trustees and that there always will be an institutional trustee who satisfies the requirements of the Trust Indenture Act and one trustee which maintains a principal place of business in the state of Delaware. MediaOne Funding will pay all fees and expenses related to each New Trust and the offering of the New Preferred Securities and New Common Securities, the payment of which will be fully and unconditionally guaranteed by MediaOne. See "--Description of the New Debt Securities and the New Debt Guarantee--Miscellaneous."

THE NEW PREFERRED SECURITIES

    The New Preferred Securities of each New Trust will be issued pursuant to the terms of the Declaration relating to such Trust. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The New Property Trustee of each Trust, The First National Bank of Chicago, will act as the indenture trustee for the New Preferred Securities of each New Trust under the applicable Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of each series of New Preferred Securities will include those stated in the applicable Declaration and those made part of such Declaration by the Trust Indenture Act. The rights of the holders of each series of New Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the applicable Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. The following summary of the principal terms and provisions of each series of the New Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable Declaration, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Trust Act and the Trust Indenture Act.

GENERAL

    The Declaration relating to a New Trust authorizes the New Regular Trustees of such New Trust to issue on behalf of such New Trust its New Preferred Securities and New Common Securities, which represent preferred undivided beneficial interests in the assets of such New Trust. All of the New Common Securities of each New Trust will be owned by MediaOne. The New Common Securities of a New Trust rank pari passu, and payments will be made thereon on a pro rata basis, with the New Preferred Securities of such New Trust, except that upon the occurrence of a Declaration Event of Default in respect of such New Trust, the rights of the holders of such New Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of such New Preferred Securities. The Declaration relating to each New Trust does not permit the issuance by such New Trust of any securities other than its New Preferred Securities and New Common Securities or the incurrence of any indebtedness by such New Trust or the acquisition by such New Trust of any assets other than the New Debt Securities and New Debt Guarantees (and the proceeds thereof). Pursuant to each Declaration, the New Property Trustee of each New Trust will own the New Debt Securities and New Debt Guarantee purchased by such New Trust for the benefit of the holders of the New Preferred Securities and New Common Securities of such New Trust.

DISTRIBUTIONS

    NEW SERIES I PREFERRED SECURITIES. Distributions on the New Series I Preferred Securities will be fixed at a rate per annum of 9.30% of the stated liquidation amount of $25 per New Series I Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 9.30% thereof. The term "distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

                                                                              59
                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

    Distributions on the New Series I Preferred Securities will be cumulative, will accrue from the applicable Delivery Date, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing the date of issuance when, as and if available for payment by the New Property Trustee of the New Series I Trust, except as otherwise described below.

    NEW SERIES II PREFERRED SECURITIES. Distributions on the New Series II Preferred Securities will be fixed at a rate per annum of 9 1/2% of the stated liquidation amount of $25 per New Series II Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 9 1/2% thereof. The term "distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

    Distributions on the New Series II Preferred Securities will be cumulative, will accrue from the applicable Delivery Date, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing the date of issuance when, as and if available for payment by the New Property Trustee of the New Series II Trust, except as otherwise described below.

    MediaOne Funding has the right under the New Indenture as it relates to a New Trust to defer payments of interest on the New Debt Securities held by such New Trust by extending the interest payment period from time to time on such New Debt Securities which, if exercised, would defer quarterly distributions on the related New Preferred Securities (though such distributions would continue to accrue with interest since interest would continue to accrue on such New Debt Securities) during any such Extension Period. Such right to extend the interest payment period for such New Debt Securities is limited to a period not exceeding 20 consecutive quarters for any particular Extension Period. In the event that MediaOne Funding exercises this right, then (a) MediaOne and MediaOne Funding shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock and (b) MediaOne and MediaOne Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by MediaOne or MediaOne Funding which rank pari passu with or junior to such New Debt Securities and the related New Debt Guarantee, including the other series of New Debt Securities and the related New Debt Guarantee and any Old Series I Debt Securities and Old Series II Debt Securities remaining outstanding; provided, however, that restriction (a) above does not apply to any stock dividends paid by MediaOne where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such extension period, MediaOne Funding may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, MediaOne Funding may select a new Extension Period, subject to the above requirements. See "--Description of the new Debt Securities and the New Debt Guarantee--Interest" and "--Option to Extend Interest Payment Period." If distributions are deferred with respect to any series of New Preferred Securities, the deferred distributions and accrued interest thereon shall be paid to holders of record of such New Preferred Securities as they appear on the books and records of the applicable New Trust on the record date next following the termination of such Extension Period.

    Since the New Series I Debt Securities, the New Series II Debt Securities, the Old Series I Debt Securities and the Old Series II Debt Securities are pari passu in right of payment with each other and the New Series I Debt Guarantee and the New Series II Debt Guarantee are pari passu in right of payment with each other, during an Extension Period on either series of New Debt Securities, MediaOne and MediaOne Funding will be prohibited from making payments on the other series of New Debt Securities and the related New Debt Guarantee, as well as on the Old Series I Debt Securities and the Old Series II Debt Securities.

                                                                              60
                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

    Distributions on the New Preferred Securities of a New Trust must be paid on the dates payable to the extent that such New Trust has funds available for the payment of such distributions in its New Property Account. Each New Trust's funds available for distribution to the holders of its New Preferred Securities will be limited to payments received under the New Debt Securities and New Debt Guarantee held by such New Trust. See "--Description of the New Debt Securities and the New Debt Guarantee." The payment of distributions out of moneys held by each New Trust is guaranteed by MediaOne to the extent set forth under "--Description of the Preferred Securities Guarantees."

    Distributions on the New Preferred Securities of a New Trust will be payable to the holders thereof as they appear on the books and records of such New Trust on the relevant record dates, which, as long as the related New Preferred Securities remain in book-entry only form, will be one business day prior to the relevant payment dates. Such distributions will be paid through the New Property Trustee of such New Trust, who will hold amounts received in respect of the New Debt Securities and New Debt Guarantee held by such New Trust in the New Property Account of such New Trust for the benefit of the holders of the New Preferred Securities and New Common Securities of such New Trust. Subject to any applicable laws and regulations and the provisions of the applicable Declaration, each such payment will be made as described under "--Book-Entry Only Issuance--The
Depository Trust Company" below. In the event the New Preferred Securities of a New Trust shall not continue to remain in book-entry only form, the New Regular Trustees of such New Trust shall have the right to select relevant record dates which shall be more than one business day prior to the relevant payment dates. In the event that any date on which distributions are to be made on the New Preferred Securities of a New Trust is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

MANDATORY REDEMPTION

    NEW SERIES I PREFERRED SECURITIES. The New Series I Debt Securities will mature on September 30, 2025, unless the maturity date is extended, and may be redeemed, in whole or in part, at any time on or after September 11, 2000 or at any time upon the occurrence of a Special Event. Upon the repayment of the New Series I Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem on a pro rata basis New Series I Preferred Securities and New Series I Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of the New Series I Debt Securities so repaid or redeemed at a redemption price of $25 per New Series I Preferred Security and New Series I Common Security, plus accrued and unpaid distributions thereon; provided that holders of New Series I Preferred Securities and New Series I Common Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "--Description of the New Debt Securities and the New Debt Guarantees." In the event that fewer than all of the outstanding New Series I Preferred Securities and New Series I Common Securities are to be redeemed, the New Series I Preferred Securities and New Series I Common Securities will be redeemed pro rata as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

    NEW SERIES II PREFERRED SECURITIES. The New Series II Debt Securities will mature on October 29, 2036 and may be redeemed, in whole or in part, at any time on or after October 29, 2001 or at any time upon the occurrence of a Special Event. Upon the repayment of the New Series I Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem on a pro rata basis New Series II Preferred Securities and New Series II Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of the New Series II Debt Securities so repaid or redeemed at a redemption price of $25 per

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
New Series II Preferred Security and New Series II Common Security, plus accrued and unpaid distributions thereon; provided that holders of New Series II Preferred Securities and New Series II Common Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "--Description of the New Debt Securities and the New Debt Guarantees." In the event that fewer than all of the outstanding New Series II Preferred Securities and New Series II Common Securities are to be redeemed, the New Series II Preferred Securities and New Series II Common Securities will be redeemed pro rata as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION

    SERIES I SPECIAL EVENT. If, at any time, a Tax Event or an Investment Company Event (each, as defined below, a "Special Event") shall occur and be continuing, MediaOne Funding will have the right, upon not less than 30 nor more than 60 days notice, to redeem the New Series I Debt Securities in whole or in part for cash within 90 days following the occurrence of such Special Event, and, following such redemption, New Series I Preferred Securities and New Series I Common Securities with an aggregate liquidation amount equal to the aggregate principal amount of the New Series I Debt Securities so redeemed shall be redeemed by the New Series I Trust on a pro rata basis at a redemption price of $25 per New Series I Preferred Security and New Series I Common Security, plus accrued and unpaid distributions thereon.

    SERIES II SPECIAL EVENT. If, at any time, a Special Event shall occur and be continuing, MediaOne Funding will have the right, upon not less than 30 nor more than 60 days notice, to redeem the New Series II Debt Securities in whole or in part for cash within 90 days following the occurrence of such Special Event, and, following such redemption, New Series II Preferred Securities and New Series II Common Securities with an aggregate liquidation amount equal to the aggregate principal amount of the New Series II Debt Securities so redeemed shall be redeemed by the New Series II Trust on a pro rata basis at a redemption price of $25 per New Series II Preferred Security and New Series II Common Security, plus accrued and unpaid distributions thereon.

    "Tax Event" means, with respect to a New Trust, that the New Regular Trustees of such New Trust shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or
(b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) such New Trust would be subject to United States federal income tax with respect to income accrued or received on the New Debt Securities held by such New Trust,
(ii) interest payable when paid to such New Trust on such New Debt Securities would not be deductible by MediaOne Funding for United States federal income tax purposes or (iii) such New Trust would be subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the date of this Prospectus.

    "Investment Company Event" means, with respect to a New Trust, that the New Regular Trustees of such New Trust shall have received an opinion of a nationally recognized independent counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that such New Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus.

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
DISTRIBUTION OF THE NEW DEBT SECURITIES

    At any time, MediaOne will have the right to dissolve each New Trust and, after paying or making reasonable provision to pay all claims and obligations of such New Trust in accordance with the Trust Act, cause the New Debt Securities, together with the related New Debt Guarantee, held by such New Trust to be distributed to the holders of the New Preferred Securities of such New Trust in liquidation of such New Trust. Under current United States federal income tax law and interpretation, a distribution of the New Debt Securities of a New Trust in such circumstances should not be a taxable event to the holders of the New Preferred Securities of such New Trust. Should there be a change in law or a change in legal interpretation, however, the distribution could be a taxable event to the holders of such New Preferred Securities. See "Chapter 7: Certain Federal Income Tax Consequences-- Federal Income Tax Consequences of Owning and Disposing of New Preferred Securities-Receipt of New Debt Securities Upon Liquidation of a New Trust."

    If New Debt Securities held by a New Trust, together with the related New Debt Guarantee, are distributed to the holders of the New Preferred Securities of such New Trust, MediaOne Funding will use its best efforts to have such New Debt Securities listed on the NYSE or on such other exchange as such New Preferred Securities are then listed.

    After the date for any distribution of New Debt Securities held by a New Trust, together with the related New Debt Guarantee, upon dissolution of such New Trust, (i) the New Preferred Securities of such New Trust will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of such New Preferred Securities, will receive a registered global certificate or certificates representing such New Debt Securities and the related New Debt Guarantee to be delivered upon such distribution and (iii) any certificates representing such New Preferred Securities not held by the depositary or its nominee will be deemed to represent such New Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distribution on, such New Preferred Securities, until such certificates are presented to MediaOne Funding or its agent for transfer or reissuance.

    There can be no assurance as to the market prices for either the New Preferred Securities or the New Debt Securities that may be distributed in exchange for the New Preferred Securities if a dissolution and liquidation of a New Trust were to occur. Accordingly, the New Preferred Securities that an investor may purchase, or the New Debt Securities that the investor may receive on dissolution and liquidation of a New Trust, may trade at a discount to the price that the investor paid to purchase the New Preferred Securities offered hereby pursuant to the Offers.

REDEMPTION PROCEDURES

    A New Trust may not redeem fewer than all of its outstanding New Preferred Securities unless all accrued and unpaid distributions have been paid on all of its New Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If a New Trust gives a notice of redemption in respect of its Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that MediaOne Funding has paid to the New Property Trustee of such New Trust a sufficient amount of cash in connection with the related redemption or maturity of the New Debt Securities held by such New Trust, such New Trust will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of such New Preferred Securities. See "--Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given by a New Trust and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue on such New Trust's New Preferred Securities and all

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                                         CHAPTER 6: THE NEW PREFERRED SECURITIES
rights of holders of such New Preferred Securities so called for redemption will cease, except the right of the holders of such New Preferred Securities to receive the redemption price, but without interest on such redemption price. In the event that any date fixed for redemption of New Preferred Securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of New Preferred Securities is improperly withheld or refused and not paid either by the applicable New Trust or by MediaOne pursuant to the related New Preferred Securities Guarantee, distributions on such New Preferred Securities will continue to accrue, from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

    In the event that fewer than all of the outstanding New Preferred Securities of any New Trust are to be redeemed, such New Preferred Securities will be redeemed pro rata as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

    Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), MediaOne or its affiliates may, at any time and from time to time, purchase outstanding New Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary dissolution of a New Trust, the holders of the New Preferred Securities and New Common Securities of such New Trust at that time will be entitled to receive out of the assets of such New Trust, after paying or making reasonable provision to pay all claims and obligations of such New Trust in accordance with the Trust Act, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per New Preferred Security plus accrued and unpaid distributions thereon to the date of payment (with respect to each New Trust, the "Liquidation Distribution"), unless, in connection with such dissolution, New Debt Securities in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the New Preferred Securities and New Common Securities of such New Trust have been distributed on a pro rata basis to the holders of New Preferred Securities and New Common Securities after paying or making reasonable provision to pay all claims and obligations of the New Trust in accordance with the Trust Act.

    If, upon any such dissolution, the Liquidation Distribution can be paid only in part because a New Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such New Trust on its New Preferred Securities shall be paid on a pro rata basis. The holders of the New Common Securities of such New Trust will be entitled to receive distributions upon any such dissolution pro rata with the holders of the New Preferred Securities of such New Trust, except that if a Declaration Event of Default has occurred and is continuing, such New Preferred Securities shall have a preference over such New Common Securities.

    Pursuant to the New Series I Declaration, the New Series I Trust shall dissolve (i) on September 30, 2050, the expiration of the term of the New Series I Trust, (ii) upon the bankruptcy of MediaOne or MediaOne Funding, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to MediaOne or MediaOne Funding, the filing of a certificate of cancellation with respect to the New Series I Trust after having obtained (other than in connection with a dissolution of the New Series I Trust pursuant to clause (iv)) the consent of the holders of at least a majority in liquidation amount of the New Series I Preferred Securities and the New Series I Common Securities, voting together as a single class, to file such certificate of cancellation, or the revocation of the charter of MediaOne or MediaOne Funding and the expiration of 90 days after the date of revocation without a

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                                         CHAPTER 6: THE NEW PREFERRED SECURITIES
reinstatement thereof, (iv) upon the distribution of the New Series I Debt Securities, together with the New Series I Debt Guarantee, (v) upon the redemption of all of the New Series I Preferred Securities and the New Series I Common Securities or (vi) upon the entry of a decree of a judicial dissolution of MediaOne, MediaOne Funding or the New Series I Trust.

    Pursuant to the New Series II Declaration, the New Series II Trust shall dissolve (i) on September 30, 2050, the expiration of the term of the New Series II Trust, (ii) upon the bankruptcy of MediaOne or MediaOne Funding, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to MediaOne or MediaOne Funding, the filing of a certificate of cancellation with respect to the New Series II Trust after having obtained (other than in connection with a dissolution of the New Series II Trust pursuant to clause
(iv)) the consent of the holders of at least a majority in liquidation amount of the New Series II Preferred Securities and the New Series II Common Securities, voting together as a single class, to file such certificate of cancellation, or the revocation of the charter of MediaOne or MediaOne Funding and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of the New Series II Debt Securities, together with the New Series II Debt Guarantee, (v) upon the redemption of all of the New Series II Preferred Securities and the New Series II Common Securities or (vi) upon the entry of a decree of a judicial dissolution of MediaOne, MediaOne Funding or the New Series II Trust.

DECLARATION EVENTS OF DEFAULT

    An event of default under the New Indenture with respect to a series of New Debt Securities (each, an "Indenture Event of Default" with respect to such New Debt Securities) constitutes an event of default under the applicable Declaration with respect to the New Preferred Securities and the New Common Securities of the applicable New Trust (each, a "Declaration Event of Default" with respect to the applicable New Trust), provided that pursuant to each Declaration, the holder of the New Common Securities of such New Trust will be deemed to have waived any Declaration Event of Default with respect to such New Common Securities until all Declaration Events of Default with respect to the related New Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to such New Preferred Securities have been so cured, waived or otherwise eliminated, the New Property Trustee of such New Trust will be deemed to be acting solely on behalf of the holders of its New Preferred Securities and only the holders of the New Preferred Securities will have the right to direct such New Property Trustee with respect to certain matters under such Declaration, and therefore under the New Indenture.

    Upon the occurrence of a Declaration Event of Default, the New Property Trustee of the applicable New Trust, as the sole holder of the New Debt Securities held by such New Trust, will have the right under the New Indenture to declare the principal of and interest on such New Debt Securities to be immediately due and payable.

VOTING RIGHTS

    Except as provided below, under the Trust Act, the Trust Indenture Act and under "--Description of the Preferred Securities Guarantees--Modification of the Preferred Securities Guarantees; Assignment" and as otherwise required by law and the applicable Declaration, the holders of the New Preferred Securities will have no voting rights.

    The holders of a majority in aggregate liquidation amount of the New Preferred Securities of each New Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the New Property Trustee for such New Trust, or to direct the exercise of any trust or power conferred upon such New Property Trustee under the applicable Declaration, including the right to direct such New Property Trustee, as the holder of the New Debt Securities and New Debt Guarantee held by such New Trust, to (i) exercise the remedies available under the New Indenture with respect to such New Debt Securities and New Debt Guarantee, (ii) waive any past Indenture Event of

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                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

Default which is waivable under the New Indenture, or (iii) exercise any right to rescind or annul a declaration that the principal of all such New Debt Securities shall be due and payable, provided that where a consent under the New Indenture would require the consent of the holders of more than a majority in principal amount of such series of New Debt Securities (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority of the related New Preferred Securities may direct such New Property Trustee to give such consent. If such New Property Trustee fails to enforce its rights under such New Debt Securities or New Debt Guarantee after a record holder of the related New Preferred Securities has made a written request, such record holder may institute a legal proceeding directly against MediaOne Funding or MediaOne to enforce such New Property Trustee's rights under such New Debt Securities or New Debt Guarantee, as the case may be, without first instituting any legal proceeding against such New Property Trustee or any other person or entity, including, in the case of such New Debt Guarantee, against MediaOne Funding. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing with respect to any New Trust and such event is attributable to the failure of MediaOne Funding or MediaOne to pay interest or principal on the New Debt Securities held by such New Trust on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of New Preferred Securities of such New Trust may institute a Direct Action for enforcement of payment to such holder of the principal of, or interest on, such New Debt Securities having a principal amount equal to the aggregate liquidation amount of the New Preferred Securities of such holder on or after the respective due date specified in such New Debt Securities. The New Property Trustee of each New Trust shall notify all holders of New Preferred Securities of such New Trust of any notice of default received from the Debt Trustee (as defined herein) with respect to the New Debt Securities held by such New Trust. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except in the case of directing the time, method and place of conducting a proceeding for a remedy, such New Property Trustee shall not take any action described in clauses (i), (ii) or
(iii) above unless such New Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, such New Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

    In the event the consent of the New Property Trustee of a New Trust, as the holder of the New Debt Securities and New Debt Guarantee held by such New Trust, is required under the New Indenture with respect to any amendment, modification or termination of the New Indenture, such New Property Trustee shall request the direction of the holders of the New Preferred Securities and New Common Securities of such New Trust with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of such New Preferred Securities and New Common Securities, voting together as a single class, provided that where a consent under the New Indenture would require the consent of a Super-Majority, such New Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of such New Preferred Securities and New Common Securities which the relevant Super-Majority represents of the aggregate principal amount of the applicable series of New Debt Securities outstanding. Such New Property Trustee shall not take any such action in accordance with the directions of the holders of such New Preferred Securities and New Common Securities unless such New Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, such New Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

    A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of New Preferred Securities of a New Trust may be given at a separate meeting of holders of such New Preferred Securities convened for such purpose, at a meeting of all of the holders of such New Preferred Securities and the New Common Securities of such New Trust or pursuant to written consent. The New Regular Trustees of each New Trust will cause

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                                         CHAPTER 6: THE NEW PREFERRED SECURITIES
a notice of any meeting at which holders of New Preferred Securities of such New Trust are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of such New Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of New Preferred Securities will be required for a New Trust to redeem and cancel its New Preferred Securities or distribute New Debt Securities held by such New Trust in accordance with the applicable Declaration.

    Notwithstanding that holders of New Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the New Preferred Securities at such time that are owned by MediaOne or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, MediaOne shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

    The procedures by which holders of New Preferred Securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company."

    Holders of the New Preferred Securities of a New Trust will have no rights to appoint or remove the New Trustees of such New Trust, who may be appointed, removed or replaced solely by MediaOne, as the holder of all the New Common Securities of such New Trust.

MODIFICATION OF THE DECLARATION

    Each Declaration may be amended or modified if approved and executed by a majority of the New Regular Trustees of the applicable New Trust, provided that if any proposed amendment provides for, or such New Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the New Preferred Securities and New Common Securities of such New Trust, whether by way of amendment to such Declaration or otherwise or (ii) the dissolution, winding-up or termination of such New Trust other than pursuant to the terms of such Declaration, then the holders of such New Preferred Securities and New Common Securities as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the New Preferred Securities and New Common Securities affected thereby, provided that if any amendment or proposal referred to in clause (i) above would adversely affect only the New Preferred Securities or the New Common Securities of such New Trust, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such affected class.

    In addition, each Declaration may also be amended without the consent of the holders of the New Preferred Securities and New Common Securities of the applicable New Trust to (i) cure any ambiguity; (ii) correct or supplement any provision in the applicable Declaration that may be defective or inconsistent with any other provisions of such Declaration; (iii) add to the covenants, restrictions or obligations of MediaOne, as sponsor of the applicable New Trust;
(iv) conform to any change in Rule 3a-5 under the 1940 Act or written change in interpretation or application of such rule which amendment does not have a material adverse effect on the rights, preferences of privileges of the holders of the New Preferred Securities or New Common Securities of the applicable New Trust; and (v) ensure the status of the applicable New Trust as a grantor trust for United States federal income tax purposes.

    It shall not be necessary for the consent of the holders of New Preferred Securities or New Common Securities of the applicable New Trust under the Declaration of such New Trust to approve the particular form of any proposed amendment to such Declaration, but it shall be sufficient if such consent shall approve the substance thereof.

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
    Notwithstanding the foregoing, no amendment or modification may be made to any Declaration if such amendment or modification would (i) cause the applicable New Trust to be characterized as other than a grantor trust for purposes of United States federal income taxation, (ii) reduce or otherwise adversely affect the powers of the New Property Trustee of such New Trust or (iii) cause such New Trust to be deemed to be an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    Neither New Trust may consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. A New Trust may, with the consent of a majority of its New Regular Trustees and without the consent of the holders of its New Preferred Securities or New Common Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of such New Trust under its New Preferred Securities and New Common Securities or (y) substitutes for its New Preferred Securities other securities having substantially the same terms as its New Preferred Securities and New Common Securities (the "Successor Securities") so long as the Successor Securities rank the same as its New Preferred Securities and New Common Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) MediaOne Funding expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the New Property Trustee of such New Trust as the holder of the New Debt Securities purchased by such New Trust and MediaOne expressly acknowledges such trustee of such successor entity as the holder of the New Debt Guarantee purchased by such New Trust, (iii) its New Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which its New Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause its New Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of its New Preferred Securities and New Common Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity),
(vi) such successor entity has a purpose identical to that of such New Trust,
(vii) prior to such merger, consolidation, amalgamation or replacement, MediaOne has received an opinion of a nationally recognized independent counsel to such New Trust experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of its New Preferred Securities and New Common Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither such New Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) MediaOne guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the applicable New Preferred Securities Guarantee and the guarantee of the New Common Securities of such New Trust. Notwithstanding the foregoing, a New Trust shall not, except with the consent of holders of 100% in liquidation amount of its New Preferred Securities and New Common Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause such New Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

                                                                              68
                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

BOOK-ENTRY ONLY ISSUANCE; THE DEPOSITORY TRUST COMPANY

    DTC will act as securities depositary for New Preferred Securities. The New Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. For each series of New Preferred Securities, one or more fully registered global New Preferred Securities certificates will be issued, representing in the aggregate the total number of New Preferred Securities of such series, and will be deposited with DTC.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of New Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the New Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each New Preferred Security (a "beneficial owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the beneficial owners purchased New Preferred Securities. Transfers of ownership interests in the New Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in New Preferred Securities, except in the event that use of the book-entry system for the New Preferred Securities is discontinued.

    To facilitate subsequent transfers, all the New Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of New Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such
New Preferred Securities are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                                                                              69
                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

    Redemption notices shall be sent to Cede & Co. If less than all of the New Preferred Securities are being redeemed, DTC will reduce pro rata the amount of the interest of each Direct Participant in the New Preferred Securities to be redeemed in accordance with its procedures.

    Although voting with respect to the New Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the New Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the applicable New Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distribution payments on the New Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as in the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the applicable New Trust, MediaOne Funding or MediaOne, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the applicable New Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a beneficial owner in a global New Preferred Security will not be entitled to receive physical delivery of New Preferred Securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the New Preferred Securities.

    DTC may discontinue providing its services as securities depositary with respect to the
New Preferred Securities at any time by giving reasonable notice to the applicable New Trust. Under such circumstances, in the event that a successor securities depository is not obtained, New Preferred Securities certificates are required to be printed and delivered. Additionally, the New Regular Trustees of such New Trust (with the consent of MediaOne) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the New Preferred Securities of such New Trust. In that event, certificates for such New Preferred Securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that MediaOne, MediaOne Funding and the New Trusts believe to be reliable, but MediaOne, MediaOne Funding and the New Trusts take no responsibility for the accuracy thereof.

INFORMATION CONCERNING THE NEW PROPERTY TRUSTEES

    The New Property Trustee of each New Trust, prior to the occurrence of a default with respect to the New Preferred Securities and New Common Securities of such New Trust, undertakes to perform only such duties as are specifically set forth in the applicable Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, such New Property Trustee is under no obligation to exercise any of the powers vested in it by such Declaration at the request of any holder of New Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of such New Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct such New Property Trustee to take any action following a Declaration Event of Default with respect to such New Trust.

                                                                              70
                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

    MediaOne and certain of its affiliates maintain a deposit account and banking relationship with The First National Bank of Chicago. The First National Bank of Chicago serves as trustee under the New Preferred Securities Guarantees. The First National Bank of Chicago also serves as trustee under other indentures pursuant to which unsecured debt securities of MediaOne and its affiliates are outstanding.

REGISTRAR AND TRANSFER AGENT

    In the event that the New Preferred Securities do not remain in book-entry only form, the following provisions would apply:

    The New Property Trustee of a New Trust will act as paying agent for the New Preferred Securities of such New Trust and may designate an additional or substitute paying agent at any time. Registration of transfers of such New Preferred Securities will be effected without charge by or on behalf of such New Trust, but upon payment (with the giving of such indemnity as such New Trust or MediaOne may require) in respect of any tax or other government charges which may be imposed in relation to it.

    A New Trust will not be required to register or cause to be registered the transfer of its New Preferred Securities after such New Preferred Securities have been called for redemption.

GOVERNING LAW

    Each Declaration and the related New Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The New Regular Trustees of each New Trust are authorized and directed to operate such New Trust in such a way so that such New Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized for United States federal income tax purposes as other than a grantor trust. MediaOne Funding is authorized and directed to conduct its affairs so that the New Debt Securities held by such New Trust will be treated as indebtedness of MediaOne Funding for United States federal income tax purposes. In this connection, the New Regular Trustees of each New Trust and MediaOne Funding are authorized to take any action, not inconsistent with applicable law, the certificate of trust of such New Trust, the Declaration of such New Trust or the certificate of incorporation of MediaOne Funding, that each of such New Regular Trustees and MediaOne Funding determines in their discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect the interests of the holders of the New Preferred Securities of such New Trust.

    Holders of New Preferred Securities have no preemptive rights.

DESCRIPTION OF THE NEW DEBT SECURITIES AND NEW DEBT GUARANTEES

    Set forth below is a description of the specific terms of each series of New Debt Securities, which will be deposited in the applicable New Trust as trust assets. Each series of New Preferred Securities will be issued pursuant to the Indenture to be entered into among MediaOne Funding, MediaOne and Norwest Bank Minnesota, National Association, as trustee (the "Debt Trustee"), as supplemented, in the case of the New Series I Preferred Securities, by a First Supplemental Indenture and, in the case of the New Series II Preferred Securities, by a Second Supplemental Indenture (as so supplemented with respect to the New Series I Debt Securities and the New Series II Debt Securities pursuant to such First Supplemental Indenture and Second Supplemental Indenture, respectively, the "New Indenture"). The terms of the New Preferred Securities include those stated in the New Indenture and those made part of the New Indenture by reference to the Trust Indenture Act. The Old Preferred Securities are subject to all such terms, and prospective investors are referred to the New Indenture and the Trust

                                                                              71
                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

Indenture Act for a statement thereof. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the New Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Certain capitalized terms used herein are defined in the New Indenture.

    The New Indenture provides for the issuance of subordinated debentures, notes or other evidences of indebtedness by MediaOne Funding in an unlimited amount from time to time. Each series of New Debt Securities constitutes a separate series under the New Indenture.

    At any time, MediaOne will have the right to liquidate each New Trust and cause the New Debt Securities, together with the related New Debt Guarantee, held by such New Trust to be distributed to the holders of New Preferred Securities and New Common Securities of such New Trust in liquidation of such New Trust. See "--Description of the New Preferred Securities--Distribution of the New Debt Securities." If such New Debt Securities, together with the related New Debt Guarantee, are distributed to the holders of such New Preferred Securities, MediaOne Funding will use its best efforts to have such New Debt Securities listed on the NYSE or on such other exchange as such New Preferred Securities are then listed.

GENERAL

    Each series of New Debt Securities will be issued as unsecured debt under the New Indenture and will be limited in principal amount to the aggregate liquidation amount of (i) the New Preferred Securities issued by the applicable New Trust in its Offer and (ii) the amount of proceeds received by such New Trust from the sale of its New Common Securities to MediaOne (with respect to each New Trust the "MediaOne Payment").

    The New Debt Securities are not subject to a sinking fund provision.

    NEW SERIES I DEBT SECURITIES. The entire principal amount of the New Series I Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on September 30, 2025, subject to the election of MediaOne Funding to extend the scheduled maturity date of the New Series I Debt Securities to a date not later than September 30, 2044, provided that MediaOne Funding satisfies certain financial covenants. See "--Option to Extend Maturity Date of New Series I Debt Securities." The New Series I Debt Securities will be fully and unconditionally guaranteed on a subordinated basis as to principal, premium, if any, and interest by MediaOne. See "--New Debt Guarantees."

    NEW SERIES II DEBT SECURITIES. The entire principal amount of the New Series II Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest, if any, on October 29, 2036. The New Series II Debt Securities will be fully and unconditionally guaranteed on a subordinated basis as to principal, premium, if any, and interest by MediaOne. See "--New Debt Guarantees."

    If New Debt Securities are distributed to holders of the related New Preferred Securities in liquidation of such holders' interests in the applicable New Trust, such New Debt Securities will initially be issued as a global security. As described herein, under certain limited circumstances, New Debt Securities may be issued in certificated form in exchange for a global security. See "--Book-Entry and Settlement." In the event New Debt Securities are issued in certificated form, such New Debt Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on New Debt Securities issued as a global security will be made to the depositary for the New Debt Securities. In the event New Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the New Debt Securities will be registrable and the New Debt Securities will be exchangeable for New Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Debt

                                                                              72
                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

Trustee in New York, New York; provided, that payment of interest may be made at the option of MediaOne Funding by check mailed to the address of the persons entitled thereto.

NEW DEBT GUARANTEES

    The New Indenture provides that MediaOne will fully and unconditionally guarantee the due and punctual payment of the principal, premium, if any, and interest on each series of New Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. Since MediaOne is a holding company, the right of MediaOne and, accordingly, the right of creditors of MediaOne (including the holders of the New Debt Securities) to participate in any distribution of the assets of any subsidiaries of MediaOne, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of the subsidiary, except to the extent that claims of MediaOne itself as a creditor of a subsidiary may be recognized.

SUBORDINATION

    The New Indenture provides that the New Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of MediaOne Funding and that the New Debt Guarantees are subordinated and junior in right of payment to all Senior Indebtedness of MediaOne. No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the New Debt Securities and no payment under the New Debt Guarantees may be made if any Senior Indebtedness of MediaOne Funding or MediaOne, as the case may be, is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any Senior Indebtedness of MediaOne Funding or MediaOne, as the case may be, has been accelerated because of a default. Upon any distribution of assets of MediaOne Funding or MediaOne to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness of MediaOne Funding or MediaOne, as the case may be, must be paid in full before the holders of New Debt Securities or the New Debt Guarantees are entitled to receive or retain any payment. The rights of the holders of the New Debt Securities and the New Debt Guarantees will be subrogated to the rights of the holders of Senior Indebtedness of MediaOne Funding or MediaOne, as the case may be, to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the New Debt Securities or the New Debt Guarantees, as the case may be, are paid in full. In addition, the New Debt Securities and the New Debt Guarantee will rank at least pari passu with all other subordinated debt securities and debt guarantees initially issued to other trusts, partnerships or other entities affiliated with MediaOne in connection with an issuance of securities similar to the New Preferred Securities.

    The term "Senior Indebtedness" means, with respect to MediaOne Funding or MediaOne, (i) the principal, premium, if any, and interest in respect of (a) indebtedness of such obligor for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor; (ii) all capital lease obligations of such obligor; (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;
(v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the New Debt Securities or the New Debt Guarantees, as the case may be, and (2) any

                                                                              73
                                         CHAPTER 6: THE NEW PREFERRED SECURITIES
subordinated debt securities and debt guarantees initially issued to trusts, partnerships or other entities affiliated with MediaOne in connection with an issuance of securities similar to the New Preferred Securities, including, in the case of MediaOne, the Old Series I Debt Securities and the Old Series II Debt Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The New Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by MediaOne Funding or MediaOne. The New Indenture also does not limit the aggregate amount of indebtedness which may be issued by MediaOne's subsidiaries. At December 31, 1997, on a pro forma basis after giving effect to the Discontinued Operations Adjustments, the MediaOne Separation Adjustments and the AirTouch Transaction Adjustments, the aggregate amount of Senior Indebtedness of MediaOne and indebtedness of MediaOne's consolidated subsidiaries would have been approximately $4.0 billion.

OPTIONAL REDEMPTION

    NEW SERIES I DEBT SECURITIES. MediaOne Funding shall have the right to redeem the New Series I Debt Securities, in whole or in part, from time to time, on or after September 11, 2000, or at any time upon the occurrence of a Special Event as described under "--Description of the New Preferred Securities--Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the New Series I Preferred Securities resulting from a partial redemption of the New Series I Debt Securities would result in the delisting of the New Series I Preferred Securities, MediaOne Funding may only redeem the New Series I Debt Securities in whole.

    NEW SERIES II DEBT SECURITIES. MediaOne Funding shall have the right to redeem the New Series II Debt Securities, in whole or in part, from time to time, on or after October 29, 2001, or at any time upon the occurrence of a Special Event as described under "--Description of the New Preferred Securities--Special Event Redemption," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the New Series II Preferred Securities resulting from a partial redemption of the New Series II Debt Securities would result in the delisting of the New Series II Preferred Securities, MediaOne Funding may only redeem the New Series II Debt Securities in whole.

INTEREST

    NEW SERIES I DEBT SECURITIES. Each New Series I Debt Security shall bear interest at the rate of 9.30% per annum from the applicable Delivery Date, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the date of issuance, to the person in whose name such New Series I Debt Security is registered, subject to certain exceptions, at the close of business on the business day next preceding such interest payment date. In the event the New Series I Debt Securities shall not continue to remain in book-entry only form, MediaOne Funding shall have the right to select record dates which shall be more than one business day prior to the interest payment date.

    NEW SERIES II DEBT SECURITIES. Each New Series II Debt Security shall bear interest at the rate of 9 1/2% per annum from the applicable Delivery Date, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the date of issuance, to the person in whose name such New Series II Debt Security is registered, subject to certain exceptions, at the close of business on the business day next preceding such interest payment date. In the event the New Series II Debt Securities shall not continue to remain in book-entry only form, MediaOne Funding

                                                                              74
                                         CHAPTER 6: THE NEW PREFERRED SECURITIES
shall have the right to select record dates which shall be more than one business day prior to the interest payment date.

    The amount of interest payable on either series of New Debt Securities for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on any New Debt Securities is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND MATURITY DATE OF NEW SERIES I DEBT SECURITIES

    The maturity date of the New Series I Debt Securities is September 30, 2025 (the "Series I Scheduled Maturity Date"). MediaOne Funding, however, may, before the Series I Scheduled Maturity Date, extend such maturity date no more than one time, for up to an additional 19 years from the Series I Scheduled Maturity Date, provided that (a) MediaOne Funding is not in bankruptcy or otherwise insolvent, (b) MediaOne Funding is not in default on any subordinated debt securities issued to a trust or to any trustee of such trust in connection with an issuance of trust securities by such trust, (c) MediaOne Funding has made timely payments on the New Series I Debt Securities for the immediately preceding 6 quarters without deferrals, (d) the New Series I Trust is not in arrears on payments of distributions on the New Series I Preferred Securities,
(e) the New Series I Debt Securities are rated Investment Grade by Standard & Poor's Corporation, Moody's Investors Service, Inc., Fitch Investor Services, Duff & Phelps Credit Rating Company or any other nationally recognized statistical rating organization, and (f) the final maturity of the New Series I Debt Securities is not later than September 11, 2044. Pursuant to the Declaration of the New Series I Trust, the New Regular Trustees of the New Series I Trust are required to give notice of MediaOne Funding's election to extend the Series I Scheduled Maturity Date to the holders of the New Series I Preferred Securities.

OPTIONS TO EXTEND INTEREST PAYMENT PERIODS

    MediaOne Funding shall have the right at any time, and from time to time, during the term of a series of New Debt Securities, to defer payments of interest on such New Debt Securities by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period MediaOne Funding shall pay all interest then accrued and unpaid (including any Additional Interest) (together with interest thereon at the rate specified for such New Debt Securities to the extent permitted by applicable law); provided, however, that, during any such Extension Period, (a) MediaOne and MediaOne Funding shall not declare or pay any dividend or, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock and (b) MediaOne and MediaOne Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by MediaOne or MediaOne Funding which rank pari passu with or junior to such New Debt Securities, including the other series of New Debt Securities and the related New Debt Guarantee and any Old Series I Debt Securities and Old Series II Debt Securities remaining outstanding (provided that restriction (a) above does not apply to any stock dividends paid by MediaOne where the dividend stock is the same stock as that on which the dividend is being paid). Prior to the termination of any such Extension Period, MediaOne Funding may further defer payments of interest on such New Debt Securities by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, MediaOne Funding may select a new Extension Period, subject to the above requirements. No interest on such New Debt

                                                                              75
                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

Securities during an Extension Period, except at the end thereof, shall be due and payable. If the applicable New Property Trustee shall be the sole holder of such New Debt Securities, MediaOne Funding shall give the New Regular Trustees of the applicable New Trust and such New Property Trustee notice of its selection of such Extension Period one business day prior to the earlier of (i) the date distributions on the related New Preferred Securities are payable or
(ii) the date such Regular Trustees are required to give notice to the NYSE or other applicable self-regulatory organization or to holders of such New Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. Such Regular Trustees shall give notice of MediaOne Funding's selection of such Extension Period to the holders of such New Preferred Securities. If the applicable New Property Trustee shall not be the sole holder of such New Debt Securities, MediaOne Funding shall give the holders of such New Debt Securities notice of its selection of such Extension Period ten business days prior to the earlier of (i) the applicable interest payment date or (ii) the date MediaOne Funding is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of such New Debt Securities of the record or payment date of such related interest payment. MediaOne Funding has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the New Debt Securities.

    Since the New Series I Debt Securities, the New Series II Debt Securities, the Old Series I Debt Securities and the Old Series II Debt Securities are pari passu in right of payment with each other and the New Series I Debt Guarantee and the New Series II Debt Guarantee are pari passu in right of payment with each other, during an Extension Period on either series of New Debt Securities, MediaOne and MediaOne Funding will be prohibited from making payments on the other series of New Debt Securities and the related New Debt Guarantee, as well as on the Old Series I Debt Securities and the Old Series II Debt Securities.

ADDITIONAL INTEREST

    If at any time a New Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, MediaOne Funding will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by such New Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts such New Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

    The New Indenture provides that any one or more of the following described events which has occurred and is continuing constitutes an "Indenture Event of Default" with respect to each series of New Debt Securities:

        (a) failure for 90 days to pay interest on such New Debt Securities, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by MediaOne Funding shall not constitute a default in the payment of interest for this purpose; or

        (b) failure to pay principal or premium, if any, on such New Debt Securities when due whether at maturity, upon redemption by declaration or otherwise; provided, however, that a valid extension of the maturity of such New Debt Securities shall not constitute a default for this purpose; or

        (c) failure to observe or perform any other covenant with respect to such New Debt Securities contained in the New Indenture for 90 days after written notice to MediaOne Funding

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
    from the Debt Trustee or the holders of at least 25% in principal amount of such New Debt Securities outstanding; or

        (d) certain events in bankruptcy, insolvency or reorganization of MediaOne or MediaOne Funding; or

        (e) the voluntary or involuntary dissolution, winding-up or termination of the applicable New Trust, except in connection with the distribution of such New Debt Securities to the holders of New Preferred Securities and New Common Securities of such New Trust in liquidation of such New Trust, the redemption of all of such New Preferred Securities and New Common Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such New Trust.

    The holders of a majority in aggregate outstanding principal amount of a series of New Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee for that series. The New Indenture provides that if an Indenture Event of Default shall have occurred and be continuing with respect to a series of New Debt Securities, the Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such New Debt Securities may declare the principal due and payable immediately, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee.

    The holders of a majority in aggregate outstanding principal amount of a series of New Debt Securities may, on behalf of the holders of all such New Debt Securities, waive any past default, except (i) a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee) or (ii) a default in the covenants described in the first or second paragraph under "--Certain Covenants."

    So long as the applicable New Property Trustee is the holder of the New Debt Securities held by a New Trust, if an Indenture Event of Default shall occur and be continuing, such New Property Trustee will have the right to declare the principal of and the interest on such New Debt Securities (including any Additional Interest, if any) and any other amounts payable under the New Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to such New Debt Securities.

    With respect to each New Trust, an Indenture Event of Default also constitutes a Declaration Event of Default. The holders of New Preferred Securities in certain circumstances have the right to direct the applicable New Property Trustee to exercise its rights as the holder of the related New Debt Securities and New Debt Guarantee. See "--Description of the New Preferred Securities--Declaration Events of Default" and "--Voting Rights." If such New Property Trustee fails to enforce its rights under such New Debt Securities or New Debt Guarantee after a record holder of the related New Preferred Securities has made a written request, such record holder may institute a legal proceeding directly against MediaOne Funding or MediaOne to enforce such Property Trustee's rights under such New Debt Securities or New Debt Guarantee, as the case may be, without first instituting any legal proceeding against such Property Trustee or any other person or entity, including, in the case of such Debt Guarantee, against MediaOne Funding. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing with respect to any New Trust and such event is attributable to the failure of MediaOne Funding or MediaOne to pay interest or principal on the New Debt Securities held by such New Trust on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), MediaOne Funding and MediaOne acknowledge that a holder of New Preferred Securities of such New Trust may institute a Direct Action for enforcement of payment to such holder of the principal of, or interest on, such New Debt Securities having a principal amount

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
equal to the aggregate liquidation amount of the New Preferred Securities of such holder on or after the respective due date specified in such New Debt Securities. Notwithstanding any payments made to such holder of New Preferred Securities by MediaOne Funding or MediaOne in connection with a Direct Action, MediaOne Funding and MediaOne shall remain obligated to pay the principal of or interest on such New Debt Securities, and MediaOne Funding and MediaOne shall be subrogated to the rights of the holder of such New Preferred Securities with respect to payments on such New Preferred Securities to the extent of any payments made by MediaOne Funding or MediaOne to such holder in any Direct Action. Except as provided above and in a related New Preferred Securities Guarantee, the holders of New Preferred Securities will not be able to exercise directly any other remedy available to the holders of New Debt Securities.

CERTAIN COVENANTS

    If (i) there shall have occurred any event that would constitute an Indenture Event of Default with respect to a series of New Debt Securities or
(ii) MediaOne shall be in default with respect to its payment of any obligations under the applicable New Preferred Securities Guarantee or the applicable New Common Securities Guarantee (as defined herein), then (a) MediaOne and MediaOne Funding shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock and (b) MediaOne and MediaOne Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by MediaOne or MediaOne Funding which rank pari passu with or junior to such New Debt Securities, including the other series of New Debt Securities and the related New Debt Guarantee, the Old Series I Debt Securities and the Old Series II Debt Securities; provided, however, that restriction (a) above does not apply to any stock dividends paid by MediaOne where the dividend stock is the same stock as that on which the dividend is being paid.

    If MediaOne Funding shall have given notice of its election to defer interest on a series of New Debt Securities by extending the interest payment period as provided in the New Indenture and such period, or any extension thereof, shall be continuing, then (a) MediaOne and MediaOne Funding shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock and (b) MediaOne and MediaOne Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by MediaOne or MediaOne Funding which rank pari passu with or junior to such New Debt Securities, including the other series of New Debt Securities and the related New Debt Guarantee and any Old Series I Debt Securities and Old Series II Debt Securities remaining outstanding; provided, however, that restriction (a) above does not apply to any stock dividends paid by MediaOne where the dividend stock is the same stock as that on which the dividend is being paid.

    For so long as the New Preferred Securities and New Common Securities of a New Trust remain outstanding, MediaOne will (i) directly or indirectly maintain 100% ownership of such New Common Securities; provided, however, that any permitted successor of MediaOne under the New Indenture may succeed to MediaOne's ownership of the Common Securities and (ii) use its reasonable efforts to cause such New Trust (a) to remain a statutory business trust, except in connection with the distribution of the related New Debt Securities to the holders of such New Preferred Securities and New Common Securities in liquidation of such New Trust, the redemption of all of such New Preferred Securities and New Common Securities or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such New Trust, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

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                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

BOOK-ENTRY AND SETTLEMENT

    If New Debt Securities are distributed to holders of the New Preferred Securities of the New Trust holding such New Debt Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of such New Trust, such Debt Securities will be issued in the form of one or more global securities registered in the name of the depositary or its nominee. Except under the limited circumstances described below, New Debt Securities represented by a global security will not be exchangeable for, and will not otherwise be issuable as, New Debt Securities in definitive form. Global securities may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a global security.

    Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of New Debt Securities in definitive form and will not be considered the holders (as defined in the New Indenture) thereof for any purpose under the New Indenture, and no global security representing New Debt Securities shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the New Indenture.

    If New Debt Securities are distributed to holders of the New Preferred Securities of the New Trust holding such New Debt Securities in liquidation of such holders' interests in such New Trust, DTC will act as securities depositary for such New Debt Securities. For a description of DTC and the specific terms of the depository arrangements, see "--Description of the New Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the New Preferred Securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC. MediaOne Funding may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as depositary.

    None of MediaOne, MediaOne Funding, the New Trusts, the Debt Trustee, any paying agent and any other agent of MediaOne, MediaOne Funding or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such New Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    A global security shall be exchangeable for New Debt Securities registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies MediaOne Funding that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act at a time when the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (ii) MediaOne Funding in its sole discretion determines that such global security shall be so exchangeable or (iii) there shall have occurred an Indenture Event of Default with respect to such New Debt Securities. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for New Debt Securities registered in such names as the depositary shall direct. It is expected that such instructions will be

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                                         CHAPTER 6: THE NEW PREFERRED SECURITIES
based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such global security.

MODIFICATION OF THE NEW INDENTURE

    The New Indenture contains provisions permitting MediaOne, MediaOne Funding and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the New Debt Securities of each series which are affected by the modification, to modify the New Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of New Debt Securities; provided, however, that no such modification may, without the consent of the holder of each outstanding New Debt Security affected thereby, (i) extend the fixed maturity of New Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each New Debt Security so affected or (ii) reduce the percentage of New Debt Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each then outstanding New Debt Security affected thereby. In the event the consent of the New Property Trustee of a New Trust, as the holder of the New Debt Securities and New Debt Guarantee held by such New Trust, is required under the New Indenture with respect to any amendment, modification or termination of the New Indenture, such New Property Trustee shall request the direction of the holders of the New Preferred Securities and New Common Securities of such New Trust with respect to such amendment, modification or termination as described under "--Description of the New Preferred Securities--Voting Rights."

    In addition, MediaOne, MediaOne Funding and the Debt Trustee may execute, without the consent of any holder of New Debt Securities, any supplemental indenture for certain other usual purposes including the creation of any new series of New Debt Securities.

CONSOLIDATION, MERGER AND SALE

    Nothing contained in the New Indenture or in any of the New Debt Securities will prevent any consolidation or merger of MediaOne Funding or MediaOne with or into any other corporation or corporations (whether or not affiliated with MediaOne Funding or MediaOne, as the case may be), or successive consolidations or mergers in which MediaOne Funding or MediaOne, as the case may be, or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance, transfer or other disposition of the property of MediaOne Funding or MediaOne, as the case may be, or its successor or successors as an entirety, or substantially as an entirety, to any other corporation (whether or not affiliated with MediaOne Funding or MediaOne, as the case may be, or its successor or successors) authorized to acquire and operate the same; provided, however, that, upon any such consolidation, merger, sale, conveyance, transfer or other disposition, the due and punctual payment, in the case of MediaOne Funding, of the principal of and interest on all of the New Debt Securities, and in the case of MediaOne, the performance of all obligations under the New Debt Guarantees, and the due and punctual performance and observance of all the covenants and conditions of the New Indenture with respect to the New Debt Securities to be kept or performed by MediaOne Funding or MediaOne, as the case may be, are required to be expressly assumed by supplemental indenture by the entity formed by such consolidation, or into which MediaOne Funding or MediaOne, as the case may be, shall have been merged, or by the entity which shall have acquired such property. The foregoing covenant will not apply to the distribution of New U S WEST to U S WEST's stockholders pursuant to the Separation.

DEFEASANCE AND DISCHARGE

    Under the terms of the New Indenture, MediaOne and MediaOne Funding will be discharged from any and all obligations in respect of the New Debt Securities of any series (except in each case

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                                         CHAPTER 6: THE NEW PREFERRED SECURITIES
for certain obligations to register the transfer or exchange of New Debt Securities, replace stolen, lost or mutilated New Debt Securities, maintain paying agencies and hold moneys for payment in trust) if MediaOne Funding deposits with the Debt Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, and interest on, such New Debt Securities on the dates such payments are due in accordance with the terms of such New Debt Securities.

GOVERNING LAW

    The New Indenture, the New Debt Securities and the New Debt Guarantees will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE DEBT TRUSTEE

    The Debt Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the New Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the New Indenture at the request of any holder of New Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debt Trustee is not required to expand or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

    MediaOne and certain of its affiliates maintain a deposit account and banking relationship with the Debt Trustee. The Debt Trustee serves as trustee under other indentures pursuant to which unsecured debt securities of MediaOne are outstanding.

MISCELLANEOUS

    The New Indenture will provide that MediaOne Funding will pay all fees and expenses related to (i) the offering of the New Preferred Securities, the New Common Securities and the New Debt Securities, (ii) the organization, maintenance and dissolution of the New Trusts, (iii) the retention of the New Trustees and (iv) the enforcement by the New Property Trustee of each New Trust of the rights of holders of New Preferred Securities of such New Trust. The payment of such fees and expenses will be fully and unconditionally guaranteed by MediaOne.

DESCRIPTION OF THE NEW PREFERRED SECURITIES GUARANTEES

    Set forth below is a summary of information concerning the New Preferred Securities Guarantees which will be executed and delivered by MediaOne for the benefit of the holders from time to time of New Preferred Securities. Each New Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago will act as New Preferred Guarantee Trustee under each New Preferred Securities Guarantee. The terms of each New Preferred Securities Guarantee will be those set forth in such New Preferred Securities Guarantee and those made part of such New Preferred Securities Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the New Preferred Securities Guarantee, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each New Preferred Securities Guarantee will be held by the New Preferred Guarantee Trustee for the benefit of the holders of the New Preferred Securities of the applicable New Trust.

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
GENERAL

    Pursuant to each New Preferred Securities Guarantee, MediaOne will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the New Preferred Securities issued by the applicable New Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such New Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such New Trust may have or assert. The following payments with respect to New Preferred Securities issued by a New Trust, to the extent not paid by such New Trust (the "Guarantee Payments"), will be subject to the New Preferred Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such New Preferred Securities, to the extent such New Trust shall have funds available therefor, (ii) the applicable redemption price, to the extent such New Trust has funds available therefor with respect to any New Preferred Securities called for redemption by such New Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such New Trust (other than in connection with the distribution of New Debt Securities to the holders of New Preferred Securities or the redemption of all of the New Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such New Preferred Securities to the date of payment, to the extent such New Trust has funds available therefor and (b) the amount of assets of such New Trust remaining available for distribution to holders of such New Preferred Securities in liquidation of such New Trust. MediaOne's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by MediaOne to the holders of New Preferred Securities or by causing the applicable New Trust to pay such amounts to such holders.

    Each New Preferred Securities Guarantee will be a full and unconditional guarantee with respect to the New Preferred Securities issued by the applicable New Trust from the time of issuance of such New Preferred Securities, but will not apply to any payment of distributions except to the extent such New Trust shall have funds available therefor. If MediaOne Funding does not make interest payments on the New Debt Securities held by a New Trust and MediaOne does not fulfill its obligations under the New Debt Guarantee relating to such New Debt Securities, such New Trust will not pay distributions on the New Preferred Securities issued by such New Trust and will not have funds available therefor.

    MediaOne has also agreed separately to irrevocably and unconditionally guarantee the obligations of the New Trusts with respect to the New Common Securities (the "New Common Securities Guarantees") to the same extent as the New Preferred Securities Guarantee, except that upon a Declaration Event of Default, holders of New Preferred Securities shall have priority over holders of New Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF MEDIAONE

    In each New Preferred Securities Guarantee, MediaOne will covenant that, so long as any New Preferred Securities issued by a New Trust remain outstanding, if there shall have occurred a Declaration Event of Default with respect to such New Trust or an event of default under the Preferred Securities Guarantee with respect to such New Trust, then (a) MediaOne shall not (and shall cause MediaOne Funding not to) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock and (b) MediaOne shall not (and shall cause MediaOne Funding not to) make any payment of interest, principal or premium, if any on or repay, repurchase or redeem any debt securities (including guarantees) issued by MediaOne or MediaOne Funding which rank pari passu with or junior to the New Debt Securities held by such New Trust, including the other series of New Debt Securities and the related New Debt Guarantee and any Old Series I Debt Securities and Old Series II Debt Securities remaining outstanding.

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
MODIFICATION OF THE NEW PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

    Except with respect to any changes which do not adversely affect the rights of holders of the related New Preferred Securities (in which case no vote will be required), a New Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding New Preferred Securities issued by the applicable New Trust. All guarantees and agreements contained in a New Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of MediaOne and shall inure to the benefit of the holders of the New Preferred Securities of the applicable New Trust then outstanding.

TERMINATION

    Each New Preferred Securities Guarantee will terminate as to the New Preferred Securities issued by the applicable New Trust upon full payment of the redemption price of all New Preferred Securities of such New Trust, upon distribution of the New Debt Securities held by such New Trust to the holders of such New Preferred Securities or upon full payment of the amounts payable in accordance with the Declaration of such New Trust upon liquidation of such New Trust. Each New Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of New Preferred Securities issued by the applicable New Trust must restore payment of any sums paid under such New Preferred Securities or such New Preferred Securities Guarantee.

EVENTS OF DEFAULT

    An event of default under a New Preferred Securities Guarantee will occur upon the failure of MediaOne to perform any of its payment or other obligations thereunder.

    The holders of a majority in liquidation amount of the New Preferred Securities relating to each New Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the New Preferred Guarantee Trustee in respect of such New Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the New Preferred Guarantee Trustee under such New Preferred Securities Guarantee. Any holder of such New Preferred Securities may institute a legal proceeding directly against MediaOne to enforce such New Preferred Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the applicable New Trust, such New Preferred Guarantee Trustee or any other person or entity.

STATUS OF THE NEW PREFERRED SECURITIES GUARANTEES

    Each New Preferred Securities Guarantees will constitute an unsecured obligation of MediaOne and will rank (i) subordinate and junior in right of payment to all other liabilities of MediaOne (including the New Debt Guarantees and the Old New Debt Securities), except those made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by MediaOne and with any guarantee now or hereafter entered into by U S WEST in respect of any preferred or preference stock of any affiliate of MediaOne (including the Old Preferred Securities Guarantees) and
(iii) senior to the MediaOne Common Stock. The terms of the New Preferred Securities provide that each holder of New Preferred Securities issued by a New Trust by acceptance thereof agrees to the subordination provisions and other terms of the New Preferred Securities Guarantee relating thereto.

    The New Preferred Securities Guarantees will constitute guarantees of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

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                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

INFORMATION CONCERNING THE NEW PREFERRED GUARANTEE TRUSTEE

    The New Preferred Guarantee Trustee with respect to each New Preferred Securities Guarantee, prior to the occurrence of a default with respect to such New Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such New Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, such New Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a New Preferred Securities Guarantee at the request of any holder of New Preferred Securities to which such New Preferred Securities Guarantee relates, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

    MediaOne and certain of its affiliates maintain a deposit account and banking relationship with The First National Bank of Chicago. The First National Bank of Chicago serves as trustee under other indentures pursuant to which unsecured debt securities of MediaOne and its affiliates are outstanding.

GOVERNING LAW

    The New Preferred Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

EFFECT OF OBLIGATIONS UNDER THE NEW DEBT SECURITIES, THE NEW DEBT GUARANTEES AND
  THE NEW PREFERRED SECURITIES GUARANTEES

    As set forth in the Declaration of each New Trust, the sole purpose of each New Trust is to issue New Preferred Securities and New Common Securities and invest the proceeds thereof in New Debt Securities.

    As long as payments of interest and other payments are made when due on the New Debt Securities held by a New Trust, such payments will be sufficient to cover distributions and payments due on the New Preferred Securities and New Common Securities of such New Trust primarily because (i) the aggregate principal amount of such New Debt Securities will be equal to the sum of the aggregate stated liquidation amount of such New Preferred Securities and New Common Securities; (ii) the interest rate and interest and other payment dates on such New Debt Securities will match the distribution rate and distribution and other payment dates for such New Preferred Securities; (iii) MediaOne Funding shall pay for all costs and expenses of such New Trust; and (iv) the Declaration of such New Trust provides that the New Trustees of such New Trust shall not cause or permit such New Trust to, among other things, engage in any activity that is not consistent with the purposes of such New Trust. MediaOne Funding has agreed to pay all of the expenses of the New Trusts and MediaOne has agreed to guarantee such payment.

    Payments of distributions (to the extent funds therefor are available) and other payments due on each series of New Preferred Securities (to the extent funds therefor are available) are guaranteed by MediaOne as and to the extent set forth under "--Description of the New Preferred Securities Guarantees." If MediaOne Funding does not make interest payments on the New Debt Securities purchased by a New Trust and MediaOne does not make payments under the related New Debt Guarantee, such New Trust will not have sufficient funds to pay distributions on its New Preferred Securities. Each New Preferred Securities Guarantee is a full and unconditional guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the applicable New Trust has sufficient funds for the payment of such distributions.

    If MediaOne Funding fails to make interest or other payments on a series of New Debt Securities when due (taking account of any Extension Period) and MediaOne fails to make payments under the related New Debt Guarantee with respect to such payments due on such New Debt Securities, the Declaration of the applicable New Trust provides a mechanism whereby the holders of the New

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
Preferred Securities of such New Trust, using the procedures described in "--Description of the New Preferred Securities--Voting Rights," may direct the New Property Trustee of such New Trust to enforce its rights under such New Debt Securities and New Debt Guarantee, including proceeding directly against MediaOne to enforce such New Debt Guarantee without first proceeding against MediaOne Funding under such New Debt Securities. If such New Property Trustee fails to enforce its rights under such New Debt Securities or New Debt Guarantee, a holder of such New Preferred Securities may institute a legal proceeding directly against MediaOne Funding or MediaOne to enforce such Property Trustee's rights under such New Debt Securities or New Debt Guarantee, as the case may be, without first instituting any legal proceeding against such New Property Trustee or any other person or entity, including, in the case of such New Debt Guarantee, against MediaOne Funding. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing with respect to any New Trust and such event is attributable to the failure of MediaOne Funding or MediaOne to pay interest or principal on the New Debt Securities held by such New Trust on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), a holder of New Preferred Securities of such New Trust may institute a Direct Action for enforcement of payment to such holder of the principal of, or interest on, such New Debt Securities having a principal amount equal to the aggregate liquidation amount of the New Preferred Securities of such holder on or after the respective due date specified in such New Debt Securities.

    If MediaOne fails to make payments under a New Preferred Securities Guarantee, such New Preferred Securities Guarantee provides a mechanism whereby the holders of the related New Preferred Securities may direct the New Preferred Guarantee Trustee with respect to such New Preferred Securities Guarantee to enforce its rights thereunder. Any holder of such New Preferred Securities may institute a legal proceeding directly against MediaOne to enforce such New Preferred Guarantee Trustee's rights under such New Preferred Securities Guarantee, without first instituting a legal proceeding against the applicable New Trust, such New Preferred Guarantee Trustee or any other person or entity.

    MediaOne and the New Trusts believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by MediaOne of payments due on the New Preferred Securities.

COMPARISON OF RIGHTS OF SECURITYHOLDERS

    In connection with the Offers, holders of Old Preferred Securities will have the right to exchange their Old Preferred Securities for New Preferred Securities. The terms of the New Preferred Securities, the New Debt Securities, the New Debt Guarantees and the New Preferred Securities Guarantees will be substantially the same as the terms of the corresponding Old Preferred Securities, Old Debt Securities, Old Debt Guarantee and Old Preferred Securities Guarantee, except as described below.

DISTRIBUTION AND INTEREST RATE

    The distribution rate on the Old Series I Preferred Securities and the interest rate on the Old Series I Debt Securities is 7.96%. The distribution rate on the New Series I Preferred Securities and the interest rate on the New Series I Debt Securities is 9.30%. The distribution rate on the Old Series II Preferred Securities and the interest rate on the Old Series II Debt Securities is 8 1/4%. The distribution rate on the New Series II Preferred Securities and the interest rate on the New Series II Debt Securities is 9 1/2%.

OBLIGOR ON DEBT SECURITIES

    Capital Funding is the obligor under the Old Debt Securities and the obligations of Capital Funding under the Old Debt Securities are guaranteed by U S WEST pursuant to the Old Debt Guarantees. After the Separation, the obligations of Capital Funding under the Old Debt Securities

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                                         CHAPTER 6: THE NEW PREFERRED SECURITIES
relating to any Old Preferred Securities not tendered will be assumed by MediaOne (i.e., U S WEST after the Separation) and, as a result, the Old Debt Guarantees will no longer be required. MediaOne Funding is the obligor under the New Debt Securities and the obligations of MediaOne Funding are guaranteed by MediaOne pursuant to the New Debt Guarantees. As a result of the foregoing, after the Separation, MediaOne will be the ultimate obligor of both the Old Debt Securities (directly) and the New Debt Securities (through the New Debt Guarantees). If MediaOne elects to defease the Old Debt Securities, Capital Funding will remain the obligor thereunder.

RIGHT TO DISTRIBUTE DEBT SECURITIES

    Pursuant to the declaration of the Old Series I Trust, U S WEST only has the right to dissolve the Old Series I Trust and distribute the Old Series I Debt Securities to the holders of Old Series I Preferred Securities and Old Series I Common Securities if a Special Event occurs and, in the case of a Tax Event, U S WEST receives a certain opinion from tax counsel. Pursuant to the declaration of the Old Series II Trust, U S WEST has the unconditional right at any time to dissolve the Old Series II Trust and distribute the Old Series II Debt Securities to holders of Old Series II Preferred Securities and Old Senior II Common Securities. Pursuant to the Declarations of the New Trusts, MediaOne will have the same flexibility provided to U S WEST with respect to the Old Series II Trust and will have the unconditional right at any time to dissolve a New Trust and distribute the New Debt Securities held by such New Trust to the holders of New Preferred Securities and New Common Securities of such New Trust. The terms of the Declaration of the New Series I Trust were modified from the terms of the declaration of the Old Series I Trust to provide such unconditional distribution right in order to provide to MediaOne the same flexibility with respect to the New Series I Trust that it will have with respect to the New Series II Trust.

SPECIAL EVENT REDEMPTION

    Pursuant to the declaration of the Old Series I Trust, Capital Funding only has the right to redeem the Old Series I Debt Securities upon the occurrence of a Tax Event if U S WEST receives a certain opinion, and does not receive a certain other opinion, from tax counsel. In addition, U S WEST does not have the right to redeem the Old Series I Debt Securities upon the occurrence of an Investment Company Event. Pursuant to the declaration of the Old Series II Trust, Capital Funding has the unconditional right to redeem the Old Series II Debt Securities at any time upon the occurrence of a Special Event. Pursuant to the Declarations of the New Trusts, MediaOne Funding will have the same flexibility provided to Capital Funding with respect to the Old Series II Debt Securities and will have the unconditional right to redeem either series of New Debt Securities upon the occurrence of a Special Event. The terms of the Declaration of the New Series I Trust were modified from the terms of the declaration of the Old Series I Trust to provide such unconditional redemption right in order to provide to MediaOne the same flexibility with respect to the New Series I Trust that it will have with respect to the New Series II Trust.

DIRECT ACTIONS

    Under the terms of the Old Preferred Securities of each Old Trust, before a record holder may institute a legal proceeding directly against Capital Funding or U S WEST to enforce any of the rights of the property trustee of such Old Trust under the Old Debt Securities or Old Debt Guarantee, as the case may be, held by such Old Trust, such record holder must first make a request to such property trustee to enforce such right and such property trustee must fail to enforce such rights. Under the terms of the New Preferred Securities of each New Trust, if a Declaration Event of Default has occurred and is continuing with respect to any New Trust and such event is attributable to the failure of MediaOne Funding or MediaOne to pay interest or principal on the New Debt Securities held by such New Trust, a holder of New Preferred Securities of such New Trust has the right to institute a Direct Action for enforcement of payment to such holder of the principal of, or interest on, New Debt

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                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

Securities having a principal amount equal to the aggregate liquidation amount of the New Preferred Securities of such holder without first making a request to the Property Trustee of such New Trust to enforce such right.

    Under the terms of each Old Preferred Securities Guarantee, a record holder is only permitted to institute a legal proceeding directly against U S WEST to enforce any of the rights of the trustee under such Old Preferred Securities Guarantee if such trustee fails to enforce such Old Preferred Securities Guarantee. Under the terms of each New Preferred Securities Guarantee, a record holder is permitted to institute a legal proceeding directly against MediaOne to enforce any of the rights of the New Preferred Guarantee Trustee under such New Preferred Securities Guarantee whether or not such New Preferred Guarantee Trustee fails to enforce such New Preferred Securities Guarantee.

SPECIAL REGULAR TRUSTEE

    Under the declaration of the Old Series I Trust, if the Old Series I Trust fails to pay distributions in full on the Old Series I Preferred Securities for 6 consecutive quarterly distribution periods or an event of default under such declaration occurs and is continuing, then the holders of the Old Series I Preferred Securities, acting as a single class, will be entitled by the majority vote of such holders to appoint an additional regular trustee of the Old Series I Trust. The declaration of the Old Series II Trust and the Declarations of the New Trusts do not provide a similar right to appoint an additional regular trustee.

CERTAIN VOTING REQUIREMENTS

    Under the declaration of each Old Trust, the approval of the holders of 66 2/3% in liquidation amount of the applicable series of Old Preferred Securities and Old Common Securities is required to modify such declaration. Similarly, under each Old Preferred Securities Guarantee, the approval of the holders of 66 2/3% in liquidation amount of the applicable series of Old Preferred Securities is required to modify such Old Preferred Securities Guarantee. Under the Declaration of each New Trust, the approval of the holders of only a majority in liquidation amount of the applicable series of New Preferred Securities and New Common Securities will be required to modify such Declaration. Similarly, under each New Preferred Securities Guarantee, the approval of the holders of only a majority in liquidation amount of the applicable series of New Preferred Securities will be required to modify such New Preferred Securities Guarantee. This voting requirement has been modified to conform the vote required for amendments to the Declarations and the Preferred Securities Guarantees to the vote required for amendments to the New Indenture.

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                                         CHAPTER 6: THE NEW PREFERRED SECURITIES

CHAPTER 7: CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of certain of the material United States federal income tax consequences to holders of Old Preferred Securities of the Offers and the MediaOne Debt Assumption, and the ownership and disposition of New Preferred Securities and of Old Preferred Securities not tendered in the Offers, insofar as it constitutes statements of law or legal conclusions, represents the opinion of Weil, Gotshal & Manges LLP, counsel to U S WEST, and is subject to the qualifications set forth herein. This discussion applies only to a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof or the District of Columbia, an estate, the income of which is subject to United States federal income taxation regardless of source, or a trust, with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States fiduciaries have the authority to control all of its substantial decisions. This discussion does not address the United States federal income tax consequences to persons other than such holders.

    This discussion is based on the United States federal income tax laws, regulations and rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that the Old Debt Securities and New Debt Securities constitute indebtedness for United States federal income tax purposes. This discussion assumes that holders hold their Preferred Securities as "capital assets," and does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that hold Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum or estate tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities.

    THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OFFERS AND THE MEDIAONE DEBT ASSUMPTION, AND THE OWNERSHIP AND DISPOSITION OF THE NEW PREFERRED SECURITIES, AND THE OLD PREFERRED SECURITIES NOT TENDERED IN THE OFFERS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES OF THE OFFERS AND THE MEDIAONE DEBT ASSUMPTION

    The consummation of the Offers and the MediaOne Debt Assumption will constitute taxable transactions. As a result, all holders of Old Preferred Securities will recognize gain or loss pursuant to the Offers and the MediaOne Debt Assumption equal to the difference between such holders' adjusted tax basis in the Old Preferred Securities and the amount realized, as described below.

    A holder's adjusted tax basis in the Old Preferred Securities generally would be their initial purchase price, increased by any OID previously includible in such holder's gross income to the date of disposition (and the accrual of market discount, if any, if an election to accrue market discount in income currently was made) and decreased by payments received on the Old Preferred Securities and any amortized bond premium. Any such gain or loss would be capital gain or loss (other than cash received with respect to accrued and unpaid interest, and market discount which has not yet been

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                                               CHAPTER 7: CERTAIN FEDERAL INCOME
                                                                TAX CONSEQUENCES
included in income, which amounts will be treated as ordinary income) and would be long-term capital gain or loss if the holder's holding period exceeded one year. Recently enacted legislation provides that for certain holders (including individuals), the maximum rate of federal income taxation on net long-term capital gains is 28% if the holding period was greater than one year but not more than eighteen months, and 20% if the holding period exceeded eighteen months.

    / / The amount realized by holders electing to exchange Old Preferred Securities for cash will equal the amount of cash received in the exchange.

    / / Holders electing to exchange Old Preferred Securities for New Preferred Securities will be treated for federal income tax purposes as having exchanged Old Preferred Securities for cash and having purchased, immediately thereafter, New Preferred Securities with the cash deemed received in such exchange. The amount realized by such holders will equal the "issue price" of their allocable share of the underlying New Debt Securities (defined under the Code as the initial offering price to the public (excluding bond houses and brokers) at which price a substantial amount of such New Debt Securities were sold). The issue price of the New Preferred Securities will equal their fair market value on the Delivery Date, which amount may be greater than their principal amount.

    / / The MediaOne Debt Assumption will constitute a significant modification of the Old Debt Securities under the applicable Treasury Regulations. Accordingly, for federal income tax purposes, any Old Preferred Securities not tendered in the Offers (together with the corresponding Old Debt Securities) will be deemed to be reissued by MediaOne on the Separation Date (the "Reissued Securities"), and holders who do not tender in the Offers will have a taxable exchange as a result thereof. The amount realized by such holders will equal the issue price of their allocable share of the Reissued Securities. The issue price of the Reissued Securities will equal their fair market value on the Separation Date, which amount may be greater than their principal amount.

    A holder of Old Preferred Securities having market discount (defined as the amount by which a holder's basis in a debt obligation immediately after its acquisition is exceeded by the stated redemption price at maturity of such debt obligation, subject to a DE MINIMIS exception) would be required to treat as ordinary income any gain recognized to the extent of the market discount accrued during the holder's period of ownership, unless the holder elected to include the market discount in income as it accrued. Any gain in excess of such accrued market discount will be capital gain. If a tendering holder did not elect to include any market discount in income as it accrued, any interest deduction such holder deferred pursuant to the market discount provisions on indebtedness incurred or maintained to purchase or carry such Old Preferred Securities would become deductible at the time the Old Preferred Securities were disposed of pursuant to the Offers. Generally, market discount obligations do not include any Old Preferred Securities acquired by a holder at their original issue. Holders of Old Preferred Securities having market discount should consult their own tax advisors as to the effect to them of the market discount rules on the Offers and the MediaOne Debt Assumption.

    Backup withholding of federal income tax at the rate of 31% may apply to the amount realized by tendering holders of Old Preferred Securities in connection with the transactions described herein, unless a holder complies with certain information reporting procedures or is an exempt recipient. Any amount withheld pursuant to these backup withholding rules may be allowed as a refund or credit against a holder's federal income tax.

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                                               CHAPTER 7: CERTAIN FEDERAL INCOME
                                                                TAX CONSEQUENCES

FEDERAL INCOME TAX CONSEQUENCES OF OWNING AND DISPOSING OF NEW PREFERRED
  SECURITIES

CLASSIFICATION OF THE NEW TRUSTS

    Assuming full compliance with the terms of the New Indenture and the applicable Declaration (and certain other documents), each of the New Series I Trust and the New Series II Trust will be classified, for federal income tax purposes, as a grantor trust and not as an association taxable as a corporation. In such case, each holder of New Series I Preferred Securities will be treated for federal income tax purposes as owning an undivided beneficial interest in the New Series I Debt Securities and each holder of New Series II Preferred Securities will be treated as owning an undivided beneficial interest in the New Series II Debt Securities, and each holder of New Preferred Securities will be required to include in its gross income the items of income realized with respect to its allocable share of those New Debt Securities.

ORIGINAL ISSUE DISCOUNT

    In general, a debt instrument will have OID equal to the excess of its "stated redemption price at maturity" over its "issue price" (as defined above). An instrument's "stated redemption price at maturity" is equal to the sum of all amounts payable as interest and principal on the instrument, excluding only "qualified stated interest." Treasury Regulations generally provide that stated interest on a debt instrument is not "qualified stated interest" and therefore will give rise to OID unless such interest is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is considered to be unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment that occurs within a reasonable grace period) or non-payment a "remote contingency."

    The terms of the New Debt Securities provide MediaOne Funding with the option to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters. Under the terms of the New Indenture, in the event that MediaOne Funding exercises such option, MediaOne is restricted from, among other things, paying divdends on the MediaOne Common Stock. U S WEST currently does not pay dividends on the Media Stock and it is not expected that MediaOne will pay dividends on the MediaOne Common Stock in the foreseeable future. Accordingly, the likelihood that MediaOne will elect to defer payments of interest on the New Debt Securities solely by reason of the terms of the New Debt Securities is not considered a "remote contingency" under the applicable Treasury Regulations, and, as a result thereof, none of the payments on the New Debt Securities will be considered "qualified stated interest." Accordingly, the New Debt Securities will be issued with OID, and all of the interest payments on the New Debt Securities will be treated as part of their stated redemption price at maturity. Holders of debt instruments issued with OID must include the OID in income on an economic accrual basis before the receipt of cash attributable to the OID, regardless of their regular method of tax accounting. The amount of OID that accrues in any month will approximate the amount of interest that accrues in that month at the stated interest rate. In the event that MediaOne Funding exercises its option to extend an interest payment period, holders will continue to accrue OID in an amount which will approximate the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of such Extension Period.

    Corporate holders of New Preferred Securities will not be entitled to a dividends-received deduction with respect to any income earned on the New Preferred Securities.

    To the extent a holder acquires its New Preferred Securities in the secondary market at a price that is greater or less than the adjusted issue price of such holder's share of the New Debt Securities,

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                                               CHAPTER 7: CERTAIN FEDERAL INCOME
                                                                TAX CONSEQUENCES
the holder may be deemed to have acquired its interest in the New Debt
Securities with acquisition premium or with market discount, as the case may be. A holder who purchases New Preferred Securities at a premium will be permitted to reduce the amount of OID required to be included in income to reflect the acquisition premium. Holders who purchase New Preferred Securities at a market discount will also include the amount of such discount in income, as discussed above in "Federal Income Tax Consequences of the Offers and the MediaOne Debt Assumption." Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of New Preferred Securities.

RECEIPT OF NEW DEBT SECURITIES UPON LIQUIDATION OF A NEW TRUST

    As described in "Chapter 6: The New Preferred Securities--Distribution of the New Debt Securities," New Series I Debt Securities and New Series II Debt Securities may be distributed to holders in exchange for, respectively, New Series I Preferred Securities and New Series II Preferred Securities and in liquidation of, respectively, the New Series I Trust and the New Series II Trust. Under current law, such a distribution would be treated as a non-taxable event to each holder and each holder would receive an aggregate tax basis in the New Debt Securities equal to such holder's aggregate tax basis in its New Preferred Securities. A holder's holding period in the New Debt Securities so received in liquidation of a New Trust would include the period for which the New Preferred Securities were held by such holder.

SALE OR REDEMPTION OF CERTIFICATES

    A holder that sells New Preferred Securities (or whose Certificates are redeemed for cash) will recognize gain or loss equal to the difference between its adjusted tax basis in the securities and the amount realized on the sale (other than with respect to accrued and unpaid interest and market discount which has not yet been included in income, which will be treated as ordinary income). A holder's adjusted tax basis in the New Preferred Securities generally will be its initial issue price, increased by any OID previously includible in such holder's gross income to the date of disposition (and the accrual of market discount, if any, if an election to accrue market discount in income currently is made) and decreased by payments received on the New Preferred Securities and any amortized bond premium. Any such gain or loss would be capital gain or loss, and would be long-term capital gain or loss if the holder's holding period exceeded one year. Recently enacted legislation provides that for certain holders (including individuals), the maximum rate of federal income taxation on net long-term capital gains is 28% if the holding period was greater than one year but not more than eighteen months, and 20% if the holding period exceeded eighteen months.

    The New Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying New Debt Securities. A holder who disposes of his New Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the New Debt Securities through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying New Debt Securities deemed disposed of. To the extent the selling price is less than such holder's adjusted tax basis (which will include all OID and accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

INFORMATION REPORTING TO HOLDERS

    Subject to the qualifications discussed below, income on the New Preferred Securities will be reported to holders on Forms 1099, which forms are expected to be mailed to holders of New Preferred Securities by January 31 following each calendar year.

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                                               CHAPTER 7: CERTAIN FEDERAL INCOME
                                                                TAX CONSEQUENCES

    Each New Trust will be obligated to report annually to Cede & Co., as holder of record of the New Preferred Securities, the OID related to the New Debt Securities for that year. The New Trusts currently intend to report such information on Form 1099 prior to January 31 following each calendar year even though the New Trusts are not legally required to report to record holders until April 15 following each calendar year. The Dealer Managers have indicated to the New Trusts that, to the extent that they hold New Preferred Securities as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of New Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to each New Trust. The New Trusts, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of New Preferred Securities who hold their New Preferred Securities through the Dealer Managers will receive Forms 1099 reflecting the income on their New Preferred Securities from such nominee holders rather than the New Trusts.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, the New Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's federal income tax, provided the required information is provided to the Service.

PROPOSED TAX LEGISLATION

    Several recent legislative proposals, if enacted into law, generally would have denied corporate issuers a deduction for interest in respect of certain debt obligations such as the New Debt Securities. Although such proposals have not, to date, been enacted, there can be no assurances that similar legislation enacted in the future will not adversely affect the ability of MediaOne Funding to deduct the interest payable on the New Debt Securities. As such, while there is no reason to believe that a Tax Event will occur in the immediate future, there can be no assurance that a Tax Event will not occur. See "Chapter 6: The New Preferred Securities--Distribution of the New Debt Securities".

FEDERAL INCOME TAX CONSEQUENCES OF OWNING AND DISPOSING OF OLD PREFERRED
  SECURITIES AFTER THE MEDIAONE DEBT ASSUMPTION

    As described above under "Federal Income Tax Consequences of the Offers and the MediaOne Debt Assumption," because the MediaOne Debt Assumption will constitute a significant modification of the Old Debt Securities for federal income tax purposes, the Old Preferred Securities will be deemed to have been reissued on the Separation Date. The federal income tax consequences of the ownership and disposition of the Reissued Securities should be the same as discussed above under "Federal Income Tax Consequences of Owning and Disposing of New Preferred Securities."

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                                               CHAPTER 7: CERTAIN FEDERAL INCOME
                                                                TAX CONSEQUENCES

CHAPTER 8: CERTAIN OTHER MATTERS

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OFFERS

    Except as described herein, there are no contracts, arrangements, understandings or relationships in connection with either Offer between U S WEST, Capital Funding or MediaOne Funding or any of their directors or executive officers or the New Trusts or the Old Trusts or their trustees and any person with respect to any securities of U S WEST, Capital Funding, MediaOne Funding, a New Trust or an Old Trust, including the New Preferred Securities, the New Debt Securities, the New Debt Guarantees, the New Preferred Securities Guarantees, the Old Preferred Securities, the Old Debt Securities, the Old Debt Guarantees and the Old Preferred Securities Guarantee.

FEES AND EXPENSES; TRANSFER TAXES

    The expenses of soliciting tenders of Old Preferred Securities in each Offer will be borne by Capital Funding. For information regarding compensation to be paid to the Dealer Managers and Soliciting Dealers, see "Dealer Managers; Soliciting Dealers." The total cash expenditures to be incurred in connection with the Offers, other than fees payable to the Dealer Managers and Soliciting Dealers, but including the expenses of the Dealer Managers, printing, accounting and legal fees, and the fees and expenses of the Exchange Agent, the Information Agent and the trustees of the Old Trusts and the New Trusts, are estimated to be approximately $800,000. Capital Funding will pay all transfer taxes, if any, applicable to the exchange of Old Preferred Securities pursuant to each Offer. If, however, certificates representing New Preferred Securities or Old Preferred Securities not tendered or accepted for exchange in an Offer are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Preferred Securities tendered or if a transfer tax is imposed for any reason other than the exchange of Old Preferred Securities pursuant to such Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted, the amount of such transfer taxes will be billed directly to such tendering Holder.

DEALER MANAGERS; SOLICITING DEALERS

    Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., as Dealer Managers for the Offers, have agreed to solicit exchanges of Old Preferred Securities for New Preferred Securities or cash. The Dealer Managers will receive a fee of $5.4 million for acting as Dealer Managers (assuming all Old Preferred Securities are validly tendered and accepted for exchange pursuant to the Offers) plus any amount that the Dealer Managers may be entitled to pursuant to the next paragraph. Capital Funding will also reimburse the Dealer Managers for certain reasonable out-of-pocket expenses in connection with the Offers and Capital Funding will indemnify the Dealer Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Dealer Managers engage in transactions with, and from time to time have performed services for, U S WEST and its subsidiaries. In addition, the Dealer Managers each acted as underwriter for the issuance of each series of the Old Preferred Securities.

    Capital Funding will pay to Soliciting Dealers designated by the beneficial owner of the Old Preferred Securities validly tendered and accepted pursuant to the Offers a solicitation fee of $0.50 per Old Preferred Security exchanged for New Preferred Securities and $0.375 per Old Preferred Security tendered for cash (except that in the case of transactions equal to or exceeding 10,000 Old Preferred Securities of either series, Capital Funding will pay $0.25 per Old Preferred Security exchanged for New Preferred Securities or tendered for cash), in each case subject to certain conditions. In cases where no Soliciting Dealer is designated, the Dealer Managers will be paid one hundred percent (100%) of the applicable solicitation fee. As used in this Prospectus, "Soliciting Dealer" includes (i) any broker or dealer in securities, including each Dealer Manager in its capacity as a broker or

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                                                CHAPTER 8: CERTAIN OTHER MATTERS
dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD who agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company, any one of whom has solicited and obtained a tender pursuant to the Offers.

    Soliciting Dealers will include any of the organizations described in clauses (i), (ii) and (iii) above even when the activities of such organizations in connection with an Offer consist solely of forwarding to clients materials relating to such Offer, including this Prospectus and the applicable Letter of Transmittal, and tendering Old Preferred Securities as directed by beneficial owners thereof; provided that under no circumstances shall any fee be paid to Soliciting Dealers more than once with respect to any Old Preferred Security. No Soliciting Dealer is required to make any recommendation to holders of Old Preferred Securities as to whether to tender or refrain from tendering in an Offer. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with an Offer included any activities other than those described above, and for all purposes noted in all materials relating to an Offer, the term "solicit" shall be deemed to mean no more than processing Old Preferred Securities tendered or forwarding to customers materials regarding the Offers.

    In order to receive a solicitation fee, the Soliciting Dealer must return a Notice of Solicited Tenders (included in the materials provided to brokers and dealers) to the Exchange Agent within two trading days after the applicable Expiration Date. If a Notice of Solicited Tenders is not received by the Exchange Agent within two trading days after the applicable Expiration Date, no solicitation fee will be paid to such Soliciting Dealer. No solicitation fee shall be payable to a Soliciting Dealer in respect of shares of Old Preferred Securities (i) beneficially owned by such Soliciting Dealer or (ii) registered in the name of such Soliciting Dealer unless such Old Preferred Securities are being held by such Soliciting Dealer as nominee and such Old Preferred Securities are being tendered for the benefit of one or more beneficial owners identified on the accompanying Letter of Transmittal or the Notice of Solicited Tenders.

    No fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer any portion of such fee to a tendering Holder (other than itself). No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of U S WEST, Capital Funding, MediaOne Funding, a New Trust, an Old Trust, the New Trustees, the Trustees of the Old Trusts, the Exchange Agent, the Information Agent or the Dealer Managers for purposes of the Offers.

    Other than as described above, Capital Funding will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Old Preferred Securities exchanged in connection with the Offers. Capital Funding will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offers.

    Additional solicitations may be made by telephone, in person or otherwise by officers and regular employees of U S WEST and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

EXCHANGE AGENT AND INFORMATION AGENT

    First Chicago Trust Company of New York has been appointed as Exchange Agent for each of the Offers.

    Beacon Hill Partners, Inc. has been retained as the Information Agent to assist in connection with each of the Offers. Questions and requests for assistance regarding the Offers, requests for additional copies of this Prospectus, the Letters of Transmittal and requests for Notices of Guaranteed Delivery may be directed to the Information Agent.

    In connection with each Offer, Capital Funding will pay the Exchange Agent and Information Agent reasonable and customary fees for their services and will reimburse them for all their reasonable out-of-pocket expenses in connection therewith.

                                                                              94
                                                CHAPTER 8: CERTAIN OTHER MATTERS

MARKET PRICE DATA

    The Old Series I Preferred Securities are listed and traded on the NYSE under the symbol "USWPrA" and the Old Series II Preferred Securities are listed and traded on the NYSE under the symbol "USWPrB." The following table sets forth the high and low sales prices on the NYSE Composite Tape of the Old Series I Preferred Securities and the Old Series II Preferred Securities for the periods indicated. The Old Series II Preferred Securities were not listed and traded prior to October 28, 1996.

                                                                        HIGH SALES    LOW SALES
                                                                           PRICE        PRICE
                                                                        -----------  -----------
OLD SERIES I PREFERRED SECURITIES
  1996
    First Quarter.....................................................       26.63        24.88
    Second Quarter....................................................       25.50        24.13
    Third Quarter.....................................................       30.75        24.13
    Fourth Quarter....................................................       25.55        24.06
  1997
    First Quarter.....................................................       25.50        24.38
    Second Quarter....................................................       25.38        24.13
    Third Quarter.....................................................       25.94        24.75
    Fourth Quarter....................................................       26.80        24.81
  1998
    First Quarter.....................................................       26.25        25.19
    Second Quarter (through May 6, 1998)..............................       26.06        25.44
OLD SERIES II PREFERRED SECURITIES
  1996
    Fourth Quarter....................................................       25.63        24.25
  1997
    First Quarter.....................................................       25.63        24.81
    Second Quarter....................................................       25.75        24.63
    Third Quarter.....................................................       26.25        25.25
    Fourth Quarter....................................................       26.31        25.13
  1998
    First Quarter.....................................................       26.69        25.63
    Second Quarter (through May 6, 1998)..............................       26.56        25.81

    On October 24, 1997, the trading day prior to the announcement of the Separation, the closing sales prices of the Old Series I Preferred Securities and the Old Series II Preferred Securities, as reported on the NYSE Composite Tape, were $25.25 and $25.75, respectively. On April 14, 1998, the day prior to the filing of the Registration Statement (as defined herein) on Form S-4, the closing sales prices of the Old Series I Preferred Securities and the Old Series II Preferred Securities as reported on the NYSE Composite Tape, were $25.44 and $25.88, respectively. On May 6, 1998, the closing sales prices of the Old Series I Preferred Securities and the Old Series II Preferred Securities, as reported on the NYSE Composite Tape, were $25.94 and $26.50, respectively. HOLDERS OF OLD PREFERRED SECURITIES ARE URGED TO OBTAIN CURRENT TRADING PRICE INFORMATION WITH RESPECT TO THE OLD PREFERRED SECURITIES.

                                                                              95
                                                CHAPTER 8: CERTAIN OTHER MATTERS

LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the New Preferred Securities will be passed upon on behalf of the New Trusts by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to the New Trusts. The validity of the New Debt Securities, the New Preferred Securities Guarantee, the New Debt Guarantee and certain matters relating thereto will be passed upon on behalf of U S WEST and MediaOne Funding by Weil, Gotshal & Manges LLP, New York, New York and on behalf of the Dealer Managers by Brown & Wood LLP, New York, New York. Certain United States federal income taxation matters will be passed upon for U S WEST, MediaOne Funding, Capital Funding, the New Trusts and the Old Trusts by Weil, Gotshal & Manges LLP.

EXPERTS

    The consolidated financial statements and the consolidated financial statement schedule of U S WEST as of December 31, 1997 and for the two years ended December 31, 1997 included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed April 13, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements and the consolidated financial statement schedule of U S WEST for the year ended December 31, 1995 included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed April 13, 1998, are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent public accountants, given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    U S WEST is subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning U S WEST can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including U S WEST. The Old Preferred Securities are listed and traded on the NYSE and the Communications Stock and Media Stock are listed and traded on the NYSE and the PSE and such reports, proxy statements and other information concerning U S WEST may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of the PSE, 115 Sansome Street, 2nd Floor, San Francisco, California 94104. Following the Separation, U S WEST (as MediaOne) will continue to be subject to the informational requirements of the Exchange Act.

    U S WEST, MediaOne Funding and the New Trusts have filed with the Commission a registration statement on Form S-4 (such registration statement, together with all amendments, is referred to herein as the "Registration Statement") under the Securities Act covering the securities offered pursuant to the Offers. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which is available for inspection and copying as set forth above. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any

                                                                              96
                                                CHAPTER 8: CERTAIN OTHER MATTERS
contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, or such other document, each such statement being qualified in all respects by such reference.

    This Prospectus constitutes a part of an Issuer Tender Offer Statement on
Schedule 13E-4 (the "Schedule 13E-4") filed with the Commission by Capital Funding, the New Trusts and the Old Trusts pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule 13E-4 and all exhibits thereto are incorporated in this Prospectus by reference.

    No separate financial statements of MediaOne Funding or any of the New Trusts have been included herein. U S WEST does not consider that such financial statements would be material to holders of the New Preferred Securities because:
(i) all of the voting securities of MediaOne Funding and each New Trust are owned, directly or indirectly, by U S WEST, a reporting company under the Exchange Act, (ii) neither MediaOne Funding nor either New Trust has any independent operations but exists for the sole purpose of issuing, in the case of MediaOne Funding, debt securities guaranteed by U S WEST, and, in the case of the New Trusts, securities representing undivided beneficial interests in the assets of the New Trusts and investing the proceeds thereof in New Debt Securities guaranteed by U S WEST, and (iii) the obligations of MediaOne Funding under the New Debt Securities are fully and unconditionally guaranteed by U S WEST, and the obligations of U S WEST described herein to provide certain indemnities in respect of, and be responsible for, certain costs, expenses, debts and liabilities of each New Trust under the New Indenture and pursuant to the applicable Declaration, the New Preferred Securities Guarantees issued by U S WEST with respect to the New Preferred Securities of such New Trust, the New Debt Securities purchased by such New Trust and the New Indenture, taken together, constitute a full and unconditional guarantee of payments due on the New Preferred Securities of such New Trust. See "Chapter 6: The Preferred Securities--Description of the New Debt Securities and the NewDebt Guarantees" and "--Description of the New Preferred Securities Guarantees." MediaOne Funding and the New Trusts are not currently subject to the informational requirements of the Exchange Act. MediaOne Funding and the New Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although MediaOne Funding and each New Trust intends to seek and expects to receive exemptions therefrom.

    The following documents, which have been filed by U S WEST (File No. 1-8611) with the Commission under the Exchange Act, are incorporated herein by reference:

        (a) U S WEST's Annual Report on Form 10-K for the year ended December 31, 1997 (as amended by Form 10-K/A filed on April 13, 1998).

        (b) U S WEST's Current Reports on Form 8-K dated January 29, 1998, February 17, 1998, March 25, 1998 (as amended by Form 8-K/A filed on April 13, 1998), April 17, 1998 and May 5, 1998.

    All documents filed with the Commission by U S WEST pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                                                                              97
                                                CHAPTER 8: CERTAIN OTHER MATTERS

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO U S WEST, INC., INVESTOR RELATIONS, 7800 EAST ORCHARD ROAD, ENGLEWOOD, COLORADO 80111 (TELEPHONE NUMBER
(303) 793-6500). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE JUNE 2, 1998.

                                                                              98
                                                CHAPTER 8: CERTAIN OTHER MATTERS

                                                                         ANNEX A

                            THE PROPOSED AMENDMENTS

    The covenant in the Old Indenture relating to consolidations, mergers and sales of all or substantially all of the assets of U S WEST (the "Guarantor") and Capital Funding (the "Company") reads as follows:

           SECTION 10.01 Company or Guarantor May Consolidate, Etc.

           Nothing contained in this Indenture or in any of the Securities shall prevent any consolidation or merger of the Company or the Guarantor with or into any other corporation or corporations (whether or not affiliated with the Company or the Guarantor, as the case may be), or successive consolidations or mergers in which the Company or the Guarantor, as the case may be, or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance, transfer or other disposition or the property or the Company or the Guarantor, as the case may be, or its successor or successors as an entirely, or substantially as an entirely, to any other corporation (whether or not affiliated with the Company or the Guarantor, as the case may be, or its successor or successors) authorized to acquire and operate the same; PROVIDED, HOWEVER, the Company and the Guarantor hereby covenant and agree that, upon any such consolidation, merger, sale, conveyance, transfer or other disposition, the due and punctual payment, in the case of the Company, of the principal of (premium, if any) and interest on all of the Debt Securities of all series in accordance with the terms of each series, according to their tenor or, in the case of the Guarantor, the performance of all obligations under the Guarantees, and the due and punctual performance and observance of all the covenants and conditions of this Indenture with respect to each series or established with respect to such series pursuant to Section 2.01 to be kept or performed by the Company or the Guarantor, as the case may be, shall be expressly assumed, by supplemental indenture (which shall conform to the provisions of the Trust Indenture (which shall conform to the provisions of the Trust Indenture Act, as then in effect) satisfactory in form to the Trustee executed and delivered to the Trustee by the entity formed by such consolidation, or into which the Company or the Guarantor, as the case may be, shall have been merged, or by the entity which shall have acquired such property.

    The Proposed AMENDMENTS would insert the following new paragraph at the end of the foregoing covenant:

           Notwithstanding anything to the contrary contained in this Indenture, nothing contained in this Section 10.01 or in this Indenture or in any of the Securities shall (i) prevent, or place any restrictions or conditions upon, the distribution by the Guarantor to its stockholders of all of the capital stock of USW-C, Inc., a Delaware corporation ("New U S WEST"),
       pursuant to the Separation Agreement, dated as of            , 1998,
       between the Guarantor and New U S WEST, or any other transaction which will have substantially the same result or (ii) require the assumption by New U S WEST of the performance of all obligations under the Guarantees or of any obligation or covenant of the Guarantor under the Indenture in connection therewith.

                     THE EXCHANGE AGENT FOR THE OFFERS IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

         IF BY MAIL:                     IF BY HAND:            IF BY OVERNIGHT
                                                                   DELIVERY:
 First Chicago Trust Company     First Chicago Trust Company     First Chicago
         of New York                     of New York             Trust Company
     Tenders & Exchanges             Tenders & Exchanges          of New York
          Suite 4660               c/o The Depository Trust        Tenders &
        P.O. Box 2569                      Company                 Exchanges
   Jersey City, New Jersey         55 Water Street, DTC TAD        Suite 4680
          07303-2569              Vietnam Veterans Memorial     14 Wall Street,
                                            Plaza                  8th Floor
                                   New York, New York 10041      New York, New
                                                                      York
                                                                     10005

                                       IF BY FACSIMILE
                                        TRANSMISSION:
                                  (FOR ELIGIBLE INSTITUTIONS
                                            ONLY)
                                        (201) 222-4720
                                              or
                                        (201) 222-4721
                                    FACSIMILE CONFIRMATION
                                           NUMBER:
                                        (201) 222-4707

                    THE INFORMATION AGENT FOR THE OFFERS IS:
                           BEACON HILL PARTNERS, INC.
                                90 Broad Street

                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 843-8500
                   All Others Call Toll-Free: (800) 787-3120

    Any questions or requests for assistance or additional copies of this Prospectus or the Letter of Transmittal or for copies of the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location set forth above. You may also contact the Dealer Managers or your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offers.

                 THE JOINT DEALER MANAGERS FOR THE OFFERS ARE:

                              MERRILL LYNCH & CO.
                             World Financial Center
                                  North Tower
                            New York, New York 10281
                           (888) ML4-TNDR (toll-free)
                                 (888) 654-8637

                                LEHMAN BROTHERS
                            3 World Financial Center
                                200 Vesey Street
                            New York, New York 10285
                           (800) 438-3242 (toll-free)
                                 (212) 528-7581